SCHEDULE 14A
(RULE 14a-101)

SCHEDULE 14A INFORMATION

PROXY STATEMENT PURSUANT TO SECTION 14(a) OF THE SECURITIES
EXCHANGE ACT OF 1934

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Filed by a Party other than the Registrant ☐

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☑ Preliminary Proxy Statement

☐ Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐ Definitive Proxy Statement

☐ Definitive Additional Materials
☐ Soliciting Material Pursuant to Section 240.14a-12

MEDCATH CORPORATION
(Name of Registrant as Specified In Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement)

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PRELIMINARY COPY-SUBJECT TO COMPLETION, DATED AUGUST 5, 2011

MEDCATH CORPORATION
10720 Sikes Place, Suite 200
Charlotte, North Carolina 28277

[          ], 2011

Dear Stockholder:

You are cordially invited to attend the Special Meeting of Stockholders of MedCath Corporation (the “Company” or “MedCath”) to be held at Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202, on [          ], 2011 at [     ] a.m. Eastern Time (the “Special Meeting”). We look forward to greeting personally those stockholders who are able to attend.

Whether or not you plan to attend the Special Meeting, it is important that your shares be represented. To ensure that your vote will be received and counted, please sign, date and mail the enclosed proxy at your earliest convenience. Your vote is important regardless of the number of shares you own.

Please submit your proxy as soon as possible so your shares will be voted at the Special Meeting. This is your Special Meeting, and your participation is important.

By order of the Board of Directors,

O. Edwin French
President and Chief Executive Officer

Charlotte, North Carolina
[          ], 2011

MEDCATH CORPORATION
10720 Sikes Place, Suite 200
Charlotte, North Carolina 28277

NOTICE OF SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ], 2011

You are cordially invited to attend the Special Meeting of Stockholders of MedCath Corporation (the “Company” or “MedCath”) to be held at Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202, on [          ], 2011 at [     ] a.m. Eastern Time (the “Special Meeting”) for the following purposes:

1.	to consider and vote upon a proposal (the “Asset Sale-Complete Liquidation Proposal”) to approve: (a) the sale of all or substantially all of the remaining assets of the Company prior to filing a certificate of dissolution and (b) the Company’s complete liquidation (as the term “complete liquidation” is described in Section 346(a) of the Internal Revenue Code of 1986, as amended);

2.	to consider and vote upon a proposal (the “Dissolution Proposal”) to approve the dissolution of the Company and the Plan of Dissolution pursuant to which the Company will be dissolved;

3.	to conduct a non-binding advisory vote on certain compensation and other payments to executives as disclosed in the accompanying proxy statement;

4.	to consider and vote upon a proposal (the “Adjournment Proposal”) to adjourn the Special Meeting if necessary or appropriate, including to solicit additional proxies for the proposals to be acted upon at the Special Meeting in the event there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve one or more of the proposals; and

5.	to transact such other business as may properly come before the Special Meeting and any adjournment or postponement thereof.

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal.

These items of business are described more thoroughly in the accompanying proxy statement. The proxy statement and its appendices form a part of this Notice. Only holders of record of the Company’s common stock on August 5, 2011 are entitled to notice of, and to vote at, the Special Meeting and any adjournments or postponements of the Special Meeting. The Company’s Board of Directors is soliciting proxies for the Special Meeting and recommends that you vote “FOR” the foregoing proposal numbered 1-4.

Your vote is important.  Whether or not you plan to attend the Special Meeting, it is important that your shares are represented. Please sign and date the enclosed proxy card and return it in the envelope provided today. No postage need be affixed if the proxy card is mailed in the United States. Returning the proxy card will not limit your right to attend or vote at the Special Meeting. Your prompt cooperation will be greatly appreciated.

By the order of the Board of Directors,

O. Edwin French
President and Chief Executive Officer

Charlotte, NC
[          ], 2011

Important Notice Regarding the Availability of Proxy Materials for the Special Meeting of Stockholders
To Be Held on [          ], 2011:

The Company’s proxy statement on Schedule 14A and form of proxy card are available at: [Insert Link]

Neither the SEC nor any state securities regulatory agency has approved or disapproved any of the matters to be acted upon at the Special Meeting, passed upon the merits or fairness of such matters or passed upon the adequacy or accuracy of the disclosure in this proxy statement. Any representation to the contrary is a criminal offense.

PRELIMINARY COPY-SUBJECT TO COMPLETION, DATED AUGUST 5, 2011

MEDCATH CORPORATION
10720 Sikes Place, Suite 200
Charlotte, North Carolina 28277
(704) 815-7700

PROXY STATEMENT
FOR
SPECIAL MEETING OF STOCKHOLDERS
To Be Held on [          ], 2011

INFORMATION ABOUT THE SPECIAL MEETING AND VOTING

This proxy statement is being furnished in connection with the solicitation of proxies by the Board of Directors of MedCath Corporation for use at the special meeting of stockholders (the “Special Meeting”) to be held at Moore & Van Allen PLLC, 100 North Tryon Street, Suite 4700, Charlotte, North Carolina 28202, on [          ], 2011 at [     ] a.m. Eastern Time and at any adjournments or postponements of the meeting. Stockholders may obtain directions to the offices of Moore & Van Allen PLLC by contacting James A. Parker, MedCath’s Secretary, at (704) 815-7700. In this proxy statement, the terms “MedCath Corporation,” “MedCath,” “Company,” “we,” “our,” “ours,” and “us” refer to MedCath Corporation, a Delaware corporation. References to the Board or the Board of Directors are to the Board of Directors of MedCath Corporation. Stockholders are urged to review carefully this proxy statement (including supplemental materials, if any) and the annexes hereto and information incorporated by reference herein in their entirety before casting their vote.

At our annual meeting of stockholders held July 26, 2011 (the “Annual Meeting”), the stockholders approved (i) the sale of substantially all of the assets of Heart Hospital of New Mexico (the “New Mexico Sale”) and (ii) the sale of all of the Company’s equity interest in Arkansas Heart Hospital (the “Arkansas Sale”), as more fully described in our definitive proxy statement on Schedule 14A filed with the Securities and Exchange Commission (the “SEC”) on June 27, 2011 (the “June Proxy”) furnished in connection with the solicitation of proxies by the Board of Directors for use at the Annual Meeting. These sales, each of which closed effective as of August 1, 2011, were the result of our previously announced strategic options process.

Two of the matters to be acted upon at the Special Meeting are also the result and a continuation of our previously announced strategic options process. Specifically, our Board of Directors is now asking MedCath’s stockholders to consider and vote upon: (i) a proposal to approve (a) the sale of all or substantially all of the remaining assets of the Company prior to filing a certificate of dissolution and (b) the Company’s complete liquidation (as the term “complete liquidation” is described in Section 346(a) of the Internal Revenue Code of 1986, as amended) (see “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation”); and (ii) a proposal to approve the dissolution of the Company and the Plan of Dissolution pursuant to which the Company will be dissolved, its remaining assets liquidated and its affairs wound down (see “Proposal No. 2 — Dissolution”).

It is anticipated that this proxy statement and the accompanying form of proxy will be mailed to stockholders on or about [          ], 2011.

QUESTIONS AND ANSWERS

The following are some questions that we believe you, as a stockholder of MedCath, may have regarding certain of the proposals contained in this proxy statement and brief answers to those questions. It constitutes only a summary of certain information in this proxy statement and we urge you to read carefully the entire proxy statement (including supplemental materials, if any) and the annexes related to the proposals and information incorporated by reference herein, including our Annual Report on Form 10-K for the fiscal year ended September 30, 2010, as amended and Forms 10-Q for the period ending March 31, 2011 carefully before submitting your proxy or casting your vote.

What am I being asked to vote on?

Our Board of Directors is asking MedCath’s stockholders of record at the close of business on August 5, 2011 (the “Record Date”) to consider and vote upon: (i) a proposal to approve (a) the sale of all or substantially all of the Company’s four remaining hospitals and our other remaining assets (collectively, the “Remaining Assets”) as described in this proxy statement prior to filing a certificate of dissolution and (b) the Company’s complete liquidation (as the term “complete liquidation” is described in Section 346(a) of the Internal Revenue Code of 1986, as amended) (the “Complete Liquidation”); (ii) a proposal to approve the dissolution of the Company and the sale of the Company’s remaining assets and the wind down of its affairs pursuant to that certain Plan of Dissolution of MedCath Corporation, a copy of which is attached hereto as Annex A (the “Plan of Dissolution” and, collectively, the “Dissolution”); (iii) a non-binding advisory vote on certain compensation and other payments to executives; (iv) a proposal to adjourn the Special Meeting if necessary or appropriate, including to solicit additional proxies for the proposals to be acted upon at the Special Meeting in the event there are insufficient votes at the time of the Special Meeting or any adjournment thereof to approve one or more of the proposals (the “Adjournment”); and (v) such other business as may properly come before the Special Meeting and any adjournment or postponement thereof. Throughout this proxy statement, we use the term “Asset Sale-Complete Liquidation Proposal” to refer to the proposal for the sale of all or substantially all of the Remaining Assets and the Complete Liquidation of the Company, and the term “Dissolution Proposal” to refer to the proposal for the Dissolution.

The Board of Directors currently knows of no other business that will be presented for consideration at the Special Meeting. In the event any matters other than those referred to in the accompanying Notice of Meeting and this proxy statement should properly come before and be considered at the Special Meeting, it is intended that proxies in the form MedCath provides to its stockholders will be voted thereon in accordance with the judgment of the person or persons voting such proxies.

Does the Board of Directors recommend that I vote “FOR” the Proposals?

Yes. The Board of Directors recommends that you vote “FOR” proposal numbered 1-4.

What happens if stockholders approve the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal?

If stockholders owning shares representing at least a majority of the outstanding voting power of our shares entitled to vote at the Special Meeting approve the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, then the Company anticipates the following will occur:

•	If no currently unknown or unanticipated material liabilities of the Company arise, the Company expects to make a distribution equal to $6.75 per share of the Company’s common stock (the “First Liquidating Distribution”) prior to December 31, 2011 to stockholders as of the record date for such distribution. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders”;

•	We will seek to sell all or substantially all of our Remaining Assets. See “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation”;

•	We will seek to pay, or establish a reserve to pay, all of the Company’s liabilities, including without limitation (a) any liabilities arising out of the United States Department of Justice’s national investigation regarding implantable cardioverter defibrillators implantations (see “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2) — Cash distributions to stockholders could be substantially reduced and delayed as part of our liquidation and dissolution due to the pending ICD Investigation,” such Risk Factor includes the definition of the “ICD Investigation”), (b) other currently unknown or unanticipated liabilities, and (c) a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the General Corporation Law of the State of Delaware (“DGCL”) with respect to additional liabilities that may arise or be identified after the Filing (the “Liability Payment Condition”);

•	We will file a certificate of dissolution in accordance with Section 275 of the DGCL (the “Filing”) no later than the date which is on or about the one year anniversary date of the approval of these proposals at the Special Meeting (the “Outside Filing Date”). However, the date of Filing may be extended by the Board of Directors under certain circumstances discussed below;

•	If prior to the Outside Filing Date the Board of Directors determines in the exercise of its fiduciary duties that the Company has (a) sold substantially all, but not necessarily all, of its Remaining Assets (the “Asset Sale Condition” and, together with the Liability Payment Condition, the “Additional Distribution Conditions”) and (b) satisfied the Liability Payment Condition, then the Company currently anticipates making one or more additional liquidating distributions (the “Additional Liquidating Distributions”, which defined term refers to any additional liquidating distributions made either before or after the Filing) prior to the Filing. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders”;

•	If the Board of Directors determines that the Additional Distribution Conditions have not been satisfied by the Outside Filing Date, then the Company currently anticipates calling a special meeting of its stockholders and submitting an additional proxy statement to seek the approval of our stockholders to delay the Filing for such additional period of time as the Board of Directors determines is advisable to provide the Company with an extended time period during which to satisfy the Additional Distribution Conditions and make additional liquidating distributions prior to the Filing (such extended date of the Filing hereafter referred to as the “Extended Filing Date”). If such approval from our stockholders is obtained, then the Filing will be delayed to the Extended Filing Date in accordance with the terms described in such subsequent proxy statement. If such approval to delay the Filing is not obtained from our stockholders, then the Filing will not be so delayed and the Filing will be made on or about the Outside Filing Date;

•	In addition to the First Liquidating Distribution, the Company will seek to make one or more Additional Liquidating Distributions to stockholders of the Company’s common stock as of the record date for any such distributions under the circumstances described herein. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders”;

•	The amount and timing of any Additional Liquidating Distributions may be subject to material reduction and delay based upon, among other factors: (i) the Company’s ability to sell all or a substantial portion of the Remaining Assets as well as the timing and terms thereof, (ii) the payment or establishment of reserves to satisfy any liabilities arising out of the ICD Investigation, other currently unknown or unanticipated liabilities (which may be material) and the establishment of a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing (see “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2) — Cash distributions to stockholders could be substantially reduced and delayed as part of our liquidation and dissolution due to pending ICD Investigation”), and (iii) the realization of certain Tax Attributes by the Company. See “Q&A Relating to the Complete Liquidation and the Dissolution — How will the Company’s Tax Attributes affect Distributions to Stockholders?”, such section includes the definition of “Tax Attributes”;

•	While the potential additional amount available for distribution, following the First Liquidating Distribution, may be, in the aggregate, in the range of up to $8.19 to $10.21 per share, that range does not include a reserve for any liabilities arising out of the ICD Investigation, other currently unknown or unanticipated liabilities or a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing, the amounts of which may materially reduce the amount of any Additional Liquidating Distributions. See “Risk Factors — Risks Related to the Asset Sale-Complete Liquidation Proposal (Proposal No. 1)” and “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)”;

•	It is not possible to predict with certainty the portion of any Additional Liquidating Distributions which will be made before the Filing and the portion of any Additional Liquidating Distributions which will be made after the Filing, or the amount of any Additional Liquidating Distributions. The Board of Directors, in the exercise of its fiduciary duties, will make the determination as to whether and when the Additional Distribution Conditions have been satisfied which may be prior to the Outside Filing Date or the Extended Filing Date or after such dates. See “Risk Factors — Risks Related to the Asset Sale-Complete Liquidation Proposal (Proposal No. 1)” and “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)”;

•	As of the date of the Filing, the Company will close its stock transfer books and the Company’s common stock will cease to trade, and the Company anticipates publicly announcing, and filing with the SEC, a current report on Form 8-K informing our stockholders of the Company’s intention to make the Filing at least 20 days prior to the date on which such Filing is to be made. See “Proposal No. 2 — Dissolution — Final Record Date”;

•	After the Filing, the Company will seek to sell or otherwise liquidate its remaining assets in accordance with the provisions of Sections 280 and 281(a) of the DGCL which it has not sold prior to the Filing. See “Proposal No. 2 — Dissolution”;

•	After the Filing, the Company will pay, or establish reserves for payment of, all of its liabilities and obligations in the manner provided under the DGCL. Those liabilities and obligations will include, among other things, all valid claims made against us and all expenses arising out of the sale of assets, the liquidation and dissolution provided for in the Plan of Dissolution and the liabilities associated with the pending ICD Investigation. We do not know the amount of these potential liabilities but currently believe that such amounts may be material and may materially reduce the amount of Additional Liquidating Distributions. Such payments and reserves will be made using the funds which the Company retains or collects as of or after the Filing. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)” and “Proposal No. 2 — Dissolution — Dissolution Process”;

•	After the Filing, when the Company has paid or made adequate provision for payment of all of its liabilities and obligations in the manner provided under the DGCL, including without limitation liabilities which may arise in respect of the ICD Investigation, successfully sold any of its Remaining Assets, one or more Additional Liquidating Distributions may be made to stockholders as of the record date for such distributions which record date shall be on or about the date of the Filing. The timing and amount of the benefits of the Tax Attributes realized by the Company will also affect the amounts and timing of any Additional Liquidating Distributions. We currently anticipate that any post-Filing Additional Liquidating Distributions would be made no sooner than at least the date which is approximately nine months after the Filing as a result of the dissolution process required pursuant to the DGCL and may not occur, if at all, until several years after the Filing. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

Why is stockholder approval being sought for the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal?

Under the DGCL, stockholder approval by the holders of a majority of the outstanding voting power of the shares entitled to vote on the matter is required for certain fundamental corporate transactions, such as a sale of all or substantially all of the assets of the corporation, the Complete Liquidation of the corporation or the dissolution of the corporation. The Board has determined that, in light of the prior dispositions by the Company (See “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — Completed Transactions”), and notwithstanding approval by stockholders of the Company’s sale of assets on July 26, 2011 (which the Board of Directors previously determined constituted a sale of substantially all of the Company’s assets), that it was advisable to seek stockholder approval of the sale of all or substantially all of the Remaining Assets. The Dissolution Proposal contemplates the dissolution of the Company, winding up of its affairs after dissolution and liquidation of any remaining assets pursuant to the Plan of Dissolution. Therefore, under the DGCL, the Dissolution Proposal requires stockholder approval.

What are the tax implications to the stockholders of the approval of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal?

If the stockholders approve and we effect the Complete Liquidation of the Company, all dividends and distributions by the Company will be deemed to be in full payment for the shares of stock owned by the stockholder. A stockholder will recognize gain or loss separately on each block of stock owned by the stockholder. All distributions in liquidation will be deemed to be made proportionately with respect to each outstanding share of the Company’s stock. Gain on the distributions in liquidation of the Company will be recognized with respect to a block of Company stock only when the amount of the aggregate distributions (in money or in the fair market value of property distributed to the stockholder or on his behalf) with respect to such block exceeds the tax basis in such block. After the stockholder has received distributions with respect to a block that equals his tax basis in such block, all distributions with respect to such block will be taxable as capital gain.

A stockholder will recognize a loss with respect to each of his blocks of stock in the Company only in the tax year in which the final distribution to him is made, and only if the stockholder has not received distributions equal to the stockholder’s tax basis in such block. The amount of the loss will be equal to the difference between the amount by which the stockholder’s basis in such block exceeds the amount of distributions that the stockholder has received with respect to such block.

For stockholders who hold their shares as capital assets all such gains or losses on shares will be long term capital gains or losses if such shares have been held by such stockholder for at least one year. Currently the maximum long term capital gains rate for individuals is 15%, but it is scheduled to increase to 20% in 2013. Also, starting in 2013 the Medicare tax of 3.8% will apply to capital gain income for high income individuals, estates and most trusts. For individuals, high income is income in excess of modified adjusted gross income of between $125,000 and $250,000 depending on the individual’s circumstances.

WE URGE EACH STOCKHOLDER TO CONSULT WITH HIS OR HER OWN TAX ADVISORS REGARDING TAX CONSEQUENCES OF THE TRANSACTIONS CONTEMPLATED BY THE ASSET SALE — COMPLETE LIQUIDATION PROPOSAL AND THE DISSOLUTION PROPOSAL.

See “Proposal No. 2 — Dissolution — Material U.S. Federal Income Tax Consequences of the Complete Liquidation and Dissolution — U.S. Federal Income Tax Consequences to our Stockholders.”

What happens if stockholders do not approve each of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal?

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal or may elect to implement the one proposal that is approved.

Additionally, if our stockholders do not approve both of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, the Board of Directors may decide not to make any liquidating distributions and will continue to consider our strategic options with respect to our assets.

Any dividends that the Company pays (other than in connection with the Complete Liquidation, and up to the Company’s earnings and profits) will be subject to federal income taxation at a maximum rate of 15%. If the Asset Sale — Complete Liquidation Proposal and the Dissolution Proposal are not approved by our stockholders, all distributions, if any, by the Company to our stockholders will be taxable as dividends to the extent of the Company’s earnings and profits. Dividends are currently taxable at a maximum tax rate of 15%, but the maximum tax rate on dividends is currently scheduled to increase to 39.6% in 2013. Also, starting in 2013 the Medicare tax of 3.8% will apply to dividend income for high income individuals, estates and most trusts. For individuals, high income is income in excess of modified adjusted gross income of between $125,000 and $250,000 depending on the individual’s circumstances.

At the Special Meeting, we may ask our stockholders to vote on a proposal to adjourn the Special Meeting if necessary or appropriate in the sole discretion of our Board of Directors, including to solicit additional proxies for one or more proposals in the event that there are not sufficient votes at the time of the Special Meeting or any adjournment thereof to approve one or more of the proposals. See “Proposal No. 4 — Adjournment.”

How may I vote?

Holders of shares of our common stock entitled to vote may have their shares voted by proxy or may vote in person at the Special Meeting. Proxies in the form provided by MedCath, properly executed and duly returned and not revoked, will be voted at the Special Meeting, including any adjournments or postponements thereof. Where a specification is made in such proxy regarding each of the proposals, such proxy will be voted in accordance with the specification. If no specification is made, proxies will be voted: (i) “FOR” the Asset Sale-Complete Liquidation Proposal; (ii) “FOR” the Dissolution Proposal; (iii) “FOR” the Non-Binding Advisory Vote on Certain Compensation and other Payments to Executives; and (iv) “FOR” the Adjournment Proposal. Proxies will be voted in the discretion of the proxy holders on any other business that may properly come before the Special Meeting.

Proxies should be sent to:

American Stock Transfer & Trust Co., LLC
Operations Center — Proxy Dept.
6201 15th Ave
Brooklyn, NY 11219-9821

May I change my vote or revoke my proxy after I return my proxy card?

Yes. Stockholders who execute proxies may revoke or change them at any time before they are voted by delivering a written revocation to James A. Parker, the Secretary of MedCath, either at the Special Meeting or prior to the meeting date at MedCath’s principal executive offices 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277, by executing and delivering a later-dated proxy, or by attending the Special Meeting and voting in person. Attendance at the Special Meeting alone will not revoke your proxy.

What vote is required to approve the proposals?

The presence, in person or by proxy, of at least a majority of the outstanding shares of common stock entitled to vote at the Special Meeting is necessary to establish a quorum for the transaction of business. Shares represented by proxies that contain one or more abstentions or broker non-votes will be counted as present for purposes of determining the presence or absence of a quorum for the Special Meeting. Only stockholders of record at the close of business on the Record Date are entitled to notice of, and to vote at, the Special Meeting and at any adjournments or postponements of the meeting. As of August 4, 2011, there were 20,436,291 shares of our common stock outstanding. Each share of common stock is entitled to one vote per share on all matters presented to our stockholders for approval. MedCath has no other class of voting securities outstanding.

Each of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal require the affirmative vote of the holders of a majority of the outstanding shares of common stock entitled to vote. The Adjournment Proposal will be approved if it receives an affirmative vote of a majority of shares present or represented and entitled to vote at the Special Meeting. The other proposal (“Proposal #3”), while non-binding, will become effective if it receives the affirmative vote of the holders of a majority of the shares of common stock present in person or represented by proxy and entitled to vote on that proposal are cast in favor thereof.

Broker non-votes occur when nominees, such as brokers and banks, holding shares on behalf of “street name” owners do not receive voting instructions from those owners regarding a matter and do not have discretionary authority to vote on the matter under Nasdaq Stock Market rules. With respect to matters such as the Asset Sale-Complete Liquidation Proposal, the Dissolution Proposal and the Adjournment Proposal, nominees cannot vote unless they receive instructions from the “street name” owner. The failure to receive such instructions as to such a matter results in a broker non-vote. With respect to the Adjournment Proposal, broker non-votes and abstentions will be counted to determine a quorum, but will not be counted as votes for or against any proposal and therefore have the practical effect of reducing the number of affirmative votes required to achieve a majority by reducing the total number of shares from which the majority is calculated.

With respect to the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, only shares affirmatively voted “FOR” the proposals will be counted as favorable votes. Shares of our common stock held by persons attending the Special Meeting but not voting, broker non-votes and shares of our common stock for which we received proxies but with respect to which holders of those shares have abstained from voting, will have the same effect as votes “AGAINST” the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal for purposes of determining whether or not the requisite vote was received.

If you hold your shares of MedCath common stock through a broker and wish to vote on the proposals described in this proxy statement that are “non-routine,” you must instruct your broker how to vote your shares. IF YOU FAIL TO INSTRUCT YOUR BROKER HOW TO VOTE WITH RESPECT TO THE ASSET SALE-COMPLETE LIQUIDATION PROPOSAL AND THE DISSOLUTION PROPOSAL, THE RESULTING BROKER NON-VOTE ON SUCH PROPOSALS WILL HAVE THE EFFECT OF A VOTE “AGAINST” SUCH PROPOSALS.

Who bears the costs of the solicitation of proxies?

MedCath will pay the cost of solicitation of proxies, including the cost of assembling and mailing this proxy statement and the enclosed materials and fees and expenses of MacKenzie Partners, Inc. (“MacKenzie”), the proxy solicitation firm the Company has engaged in connection with the Special Meeting. MacKenzie was engaged to assist in the solicitation of proxies by mail, personally, by telephone, facsimile or other means of communication, and such firm will receive a fee estimated to be $25,000 and will be reimbursed for out-of-pocket expenses. In addition to the use of the mails, proxies may be solicited personally or by telephone or email by corporate officers and employees of MedCath without additional compensation. MedCath intends to request brokers and banks holding stock in their names or in the names of nominees to solicit proxies from their customers who own our stock, where applicable, and will reimburse them for their reasonable expenses of mailing proxy materials to their customers.

Q&A Relating to the Asset Sale-Complete Liquidation Proposal

What will happen if the Asset Sale-Complete Liquidation Proposal is approved by our stockholders?

If the Asset Sale-Complete Liquidation Proposal is approved by the requisite stockholder vote, we will proceed with our strategic options review of transactions and seek to sell our Remaining Assets. Although we currently intend to complete the sale of all or substantially all of the Remaining Assets as expeditiously as possible, we cannot predict when or if the sales of our Remaining Assets will be consummated.

What will happen if the Asset Sale-Complete Liquidation Proposal is not approved by our stockholders?

If the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are not approved by the requisite stockholder vote, the Board of Directors may not make the First Liquidating Distribution or any Additional Liquidating Distributions or may materially reduce the amount of the First Liquidating Distribution or any such Additional Liquidating Distributions and will continue its efforts to determine what, if any, other alternatives would be in the best interests of our stockholders.

If the Dissolution Proposal is approved by our stockholders, but the Asset Sale-Complete Liquidation Proposal is not approved, the Board of Directors currently intends to make the Filing and will have the authority under the DGCL following the Filing to complete transactions involving our Remaining Assets on any terms it determines are in the best interest of our stockholders without further stockholder approval. Under such circumstances, the Board of Directors may not make the First Liquidating Distribution or any Additional Liquidating Distributions prior to the Dissolution and the Filing, and we will close our transfer books on the date on which we make the Filing and on that date our common stock will cease to be quoted on a registered securities exchange or otherwise cease to be traded. If the Company is dissolved pursuant to the Dissolution, any liquidating distributions made after the Filing will be treated as distributions in complete liquidation of the Company. Under such circumstances, it is unclear whether the First Liquidating Distribution or any Additional Liquidating Distributions made before the Filing will be treated as dividends or whether they will be treated as distributions in complete liquidation of the Company.

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal or may implement the proposal that has been approved.

What is the Board of Directors’ estimate of the net proceeds of the sale of the Remaining Assets?

The Board of Directors currently is willing to continue to consider a number of scenarios for disposing of the Company’s Remaining Assets to maximize stockholder value. These scenarios include sales of individual hospitals or other assets, transactions that would involve the sale of the equity of our subsidiaries holding those assets in one or more transactions or a merger or other transaction involving the outstanding common stock of MedCath. The Board of Directors’ determination(s) regarding these scenario(s) will be based upon, without limitation, consideration of seeking the highest purchase prices obtainable under the circumstances, certainty and time periods for closing sales of our remaining assets, the risk that the value of our remaining assets will decrease over time and the costs of continuing operations of a limited number of hospitals and other factors the Board of Directors deems relevant to its determination. We cannot assure you which, if any, of these scenarios will result from the evaluation of our strategic options or that our efforts to dispose of our Remaining Assets will be successful or on terms favorable to us. We currently estimate that proceeds which may be received by the Company in connection with the sale of our hospitals included in our Remaining Assets in the aggregate may be in the range of $82,641,000 to $93,398,000, however there is no assurance that such amounts will finally be received by the Company. See “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation — Remaining Assets” and “Risk Factors — Risks Related to the Asset Sale-Complete Liquidation Proposal (Proposal No. 1).”

How would the proceeds from the sale of the Remaining Assets be used?

We currently expect to use the proceeds from the sale of the Remaining Assets to pay any outstanding liabilities and obligations and establish a contingency reserve or make other provision for any contingent liabilities that may exist upon completion of the sale of all or substantially all of the Remaining Assets or that become due as we wind down our affairs. To the extent the Board of Directors determines that the Additional Distribution Conditions have been satisfied and each of the Asset Sale — Complete Liquidation Proposal and the Dissolution Proposal are approved by the stockholders, the Company currently anticipates making one or more Additional Liquidating Distributions to our stockholders. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

What does the Board of Directors recommend regarding the Asset Sale-Complete Liquidation Proposal?

Our Board of Directors unanimously recommends that you vote “FOR” the approval of the Asset Sale-Complete Liquidation Proposal.

Do I have appraisal rights in connection with the sale of all or substantially all of the Remaining Assets?

No, under the DGCL, appraisal rights are not provided to stockholders in connection with the transactions contemplated by the Asset Sale-Complete Liquidation Proposal.

Are there any risks to the sale of all or substantially all of the Remaining Assets?

Yes. You should carefully read the section entitled “Risk Factors.”

Q&A Relating to the Complete Liquidation and the Dissolution

What do the Complete Liquidation and the Dissolution entail?

The Complete Liquidation and the Dissolution provide for the completion of the voluntary liquidation, winding up and dissolution of MedCath and a series of liquidating distributions to our stockholders. If the Asset Sale-Complete Liquidation Proposal is approved, the liquidation of the Company will begin in connection with the implementation of that proposal and shall be pursued to the extent possible prior to the Outside Filing Date (as may be extended to the Extended Filing Date). On or about the Outside Filing Date (as may be extended to the Extended Filing Date), MedCath currently intends to make the Filing and to complete the liquidation, winding up and dissolution of MedCath after such Filing. We intend to provide our stockholders notice of the date we intend to make the Filing with the Delaware Secretary of State by public announcement and by filing a current report on Form 8-K, no less than 20 calendar days prior to the Filing.

What will happen if the Dissolution is approved?

If the Dissolution Proposal and the Asset Sale-Complete Liquidation Proposal are approved by our stockholders, then the Company will seek to achieve the following objectives prior to the Filing and the Dissolution: (i) the sale of our Remaining Assets, (ii) either the payment or the establishment of a reserve to pay all of the Company’s liabilities, which may be material, including without limitation (a) any liabilities arising out of the ICD Investigation, (b) other currently unknown or unanticipated liabilities, and (c) a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing, and (iii) make potentially, one or more Additional Liquidating Distributions. In all events, we will dissolve the Company by making the Filing, which we anticipate will be on or about the Outside Filing Date (as may be extended to the Extended Filing Date) and thereafter, liquidate our remaining assets, satisfy or make reasonable provisions for our remaining obligations, including estimated unknown liabilities, and make distributions to the stockholders of any available liquidation proceeds. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

If the Dissolution Proposal is approved, but our Board of Directors thereafter determines that dissolution is not in our best interests and the best interests of our stockholders, our Board of Directors may direct that the Dissolution be abandoned, without additional approval, or may amend or modify the Plan of Dissolution to the extent not prohibited by the DGCL without the necessity of further stockholder approval. See “Proposal No. 2 — Dissolution — Revocation of the Plan of Dissolution.”

Can MedCath estimate the additional distributions that the stockholders would receive following the First Liquidating Distribution?

If the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are approved, the Company intends to make the First Liquidating Distribution prior to December 31, 2011 and, subject to the risks and conditions outlined throughout this proxy statement including without limitation the Additional Distribution

Conditions, thereafter the Company will seek to make one or more Additional Liquidating Distributions. If the Board of Directors determines in the exercise of its fiduciary duties that the Additional Distribution Conditions have been satisfied prior to the Outside Filing Date (as may be extended to the Extended Filing Date) it will seek to make Additional Liquidating Distributions prior to the Filing. However, it is not possible to predict with certainty the portion of any Additional Liquidating Distributions which will be made before the Filing and the portion of any Additional Liquidating Distributions which will be made after the Filing.

The potential additional amount available for distribution, following the First Liquidating Distribution, may be, in the aggregate, in the range of up to $8.19 to $10.21 per share. That range does not include a reserve or estimate for any liabilities arising out of the ICD Investigation, other currently unknown or unanticipated liabilities or a reserve of such additional amount as the Board of Directors may determine to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing. Those amounts may be material and may materially reduce the amount of any Additional Liquidating Distributions. Additionally, to the extent that prior to the Outside Filing Date (as may be extended to the Extended Filing Date), substantially all of our Remaining Assets are not sold or all potential Tax Attributes are not realized, then the amount of any Additional Liquidating Distributions which may be made prior to the Filing may be reduced and the Company will seek to make post-Filing Additional Liquidating Distributions to the extent funds are, in the judgment of the Board of Directors, available therefore. We currently anticipate that any post-Filing Additional Liquidating Distributions would be made no sooner than at least the date which is approximately nine months after the Filing and may not occur, if at all, until several years after the Filing. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)” and “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

How will the Company’s Tax Attributes affect Distributions to Stockholders?

We expect that a substantial portion of the Remaining Assets of the Company will be sold at a substantial loss for income tax purposes. We cannot predict with certainty whether any portion of such losses will be incurred in fiscal 2011, or whether all of such losses and wind down operating losses will be incurred after fiscal 2011. Losses incurred in fiscal 2012 and fiscal 2013 will be carried back for income tax purposes to the Company’s fiscal year ending September 30, 2011, and it is expected that the Company will be entitled to a refund of a substantial portion of the income taxes that were paid or are payable in connection with the asset sales completed in fiscal 2011 (the refund resulting from the carry back of such losses are collectively referred to as the “Tax Attributes”). If, however, there should be an “ownership change” under and as defined in Section 382 of the Internal Revenue Code of 1986, as amended, a possibility that the Company believes is unlikely, the expected refund of income taxes could be substantially reduced.

On June 13, 2011, the Company entered into a Section 382 stockholders rights plan (the “Section 382 Rights Plan”) seeking to preserve for the Company’s stockholders the value or availability of certain of the Company’s tax attributes. See the Company’s current report on Form 8-K filed with the SEC on June 16, 2011 and “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — General.”

What will happen if the Dissolution is approved but either (i) the Asset Sale-Complete Liquidation Proposal is not approved by our stockholders or (ii) a substantial portion of, but not necessarily all of, the Remaining Assets are not sold prior to a Filing?

If the Dissolution is approved but either (i) the Asset Sale-Complete Liquidation Proposal is not approved by our stockholders or (ii) a substantial portion of, but not necessarily all of, the Remaining Assets are not sold by the Outside Filing Date (as may be extended to the Extended Filing Date), then our Board of Directors, in accordance with its fiduciary duties, may determine not to make the First Liquidating Distribution or any Additional Liquidating Distributions, or may materially reduce the amount of the First Liquidating Distribution or any Additional Liquidating Distributions. In such event, the Board of Directors will have the authority following the Filing under the DGCL to complete transactions involving our remaining assets on any terms it determines are in the best interest of our stockholders, without stockholder approval. Further, in the Board of Directors’ discretion, it may, but will not be obligated, to proceed with the Filing and the Dissolution and may take such actions as it deems advisable and in the best interests of our stockholders to dispose of MedCath’s assets in a manner designed to maximize stockholder value and that complies with applicable law. If we proceed with the Filing, we will close our transfer books on the date on which we make the Filing and on that date our common stock will cease to be quoted on a registered securities exchange and otherwise cease to be traded. If the Company is dissolved pursuant to the Dissolution, any liquidating distributions made after the Filing will be treated as distributions in complete liquidation of the Company. It is unclear whether the First Liquidating Distribution or any Additional Liquidating Distributions made before the Filing will be treated as dividends, or whether they will be treated as distributions in complete liquidation of the Company.

What will happen if the Asset Sale-Complete Liquidation Proposal is approved by our stockholders but the Dissolution is not approved?

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders approve the Asset Sale-Complete Liquidation Proposal but not the Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal.

If our stockholders do not approve the Dissolution, our Board of Directors would have to evaluate our alternatives. The Board of Directors believes that any other alternatives are likely to be less favorable to our stockholders than the Dissolution. We currently intend to continue our efforts to sell our Remaining Assets if the Asset Sale-Complete Liquidation Proposal is approved by our stockholders. In that case, we will have transferred all or substantially all of the operating assets of the sold assets to third parties, and we will have limited operations to generate revenue to support our expense structure.

If our stockholders do not approve the Dissolution Proposal but approve the Asset Sale-Liquidation Proposal, our Board of Directors may determine not to make the First Liquidating Distribution or any Additional Liquidating Distributions or may materially reduce the amount of the First Liquidating Distribution or any Additional Liquidating Distributions since we would require additional funds to continue to operate our business and pursue alternative strategic options.

If neither the Asset Sale-Complete Liquidation Proposal nor the Dissolution Proposal is approved, any distribution we make will be taxed as a dividend to the extent of the Company’s earnings and profits rather than as long term capital gains. Dividends are currently taxable to individuals at a maximum tax rate of 15%, but the maximum tax rate on dividends is currently scheduled to increase to 39.6% in 2013. Also, starting in 2013 the Medicare tax of 3.8% will apply to dividend income for high income individuals, estates and most trust. For individuals, high income is income in excess of modified adjusted gross income between $125,000 and $250,000 depending on the individual’s circumstances. See “Proposal No. 2 — Dissolution — Material U.S. Federal Income Tax Consequences of the Complete Liquidation and Dissolution.”

We would likely continue to ask the stockholders to approve the Dissolution, either via an adjournment of the Special Meeting or at a separate special meeting of stockholders called for the purpose of seeking approval of the Dissolution.

Can I sell my shares once the certificate of dissolution is filed?

No. If the Dissolution is approved and our Board of Directors determines that it is in our and our stockholders’ best interests to proceed with the Dissolution, then we will make the Filing with the Delaware Secretary of State. We will close our transfer books on the date on which we make the Filing and on that date our common stock will cease to be quoted on a registered securities exchange or otherwise cease to be traded. The Company will not retain a transfer agent following the date of the Filing. We intend to provide our stockholders notice of the date we intend to make the Filing with the Delaware Secretary of State by public announcement and by filing a current report on Form 8-K, no less than 20 calendar days prior to the Filing.

Certificates representing shares of common stock will remain outstanding following the Filing. From and after the effectiveness of the Filing, and subject to applicable law, each holder of our common stock will have the right to receive liquidation distributions pursuant to and in accordance with the Plan of Dissolution until the final liquidation distribution is made. The final liquidation distribution under the Plan of Dissolution will be in complete cancellation of all of the outstanding shares of our common stock. Primary factors determining the timing of such liquidation distributions include, without limitation, the timing of the sale of our assets, the timing of the Company having paid or made adequate provision for payment of all of its liabilities and obligations in the manner provided under the DGCL and the determination by the Board of Directors that all or any portion of the Company’s contingency reserve is no longer required.

When will the stockholders receive any payment from the Complete Liquidation?

If both of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are approved by our stockholders, and no currently unknown or unanticipated material liabilities of the Company arise, we expect to make the First Liquidating Distribution of $6.75 per share of the Company’s common stock prior to December 31, 2011 to stockholders as of the record date for such distribution. Thereafter, subject to the risks and conditions outlined throughout this proxy statement including without limitation the Additional Distribution Conditions, the Company will seek to make one or more Additional Liquidating Distributions prior to the Filing.

The potential additional amount available for distribution, following the First Liquidating Distribution, may be, in the aggregate, in the range of up to $8.19 to $10.21 per share. That range does not include a reserve or estimate for any liabilities arising out of the ICD Investigation, other currently unknown or unanticipated liabilities or a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing. Those amounts may be material and may materially reduce the amount of any Additional Liquidating Distributions. Additionally, to the extent that prior to the Outside Filing Date (as may be extended to the Extended Filing Date), substantially all of our Remaining Assets are not sold or all potential Tax Attributes are not realized, then the amount of any Additional Liquidating Distributions which may be made prior to the Filing may be reduced and the Company will seek to make post-Filing Additional Liquidating Distributions to the extent funds are, in the judgment of the Board of Directors, available therefore. We currently anticipate that any post-Filing Additional Liquidating Distributions would be made no sooner than at least the date which is approximately nine months after the Filing and may not occur, if at all, until several years after the Filing. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)” and “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

It is not possible to predict with certainty the portion of any Additional Liquidating Distributions which will be made before the Filing and the portion of any Additional Liquidating Distributions which will be made after the Filing. The timing of any distributions to our stockholders after the Filing will in large part depend on our ability to pay or make adequate provision for payment of all of our liabilities and obligations in the manner provided under the DGCL following the Filing, the timing of the sale of our assets and our ability to provide for the payment of liabilities and obligations that are not identified or not fixed at the time of the Filing. Under the DGCL, before a dissolved corporation may make any distributions to its stockholders, it must pay or make reasonable provision to pay all of its liabilities and obligations, including all contingent, conditional or unmatured claims known to the corporation, and claims which, based on facts known to the corporation, are likely to arise or become known to the corporation within five years (or such longer period of time as the Delaware Court of Chancery may determine, not to exceed 10 years). We are unable to currently determine the amount of all liabilities and obligations that we will owe, or the amount of a contingency reserve we will be required to establish, upon the Filing, including but not limited to any contingent reserves with respect to liability arising from the ICD Investigation. As a result, we anticipate a substantial period of time may transpire between the Filing and any subsequent Additional Liquidating Distributions. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

The Dissolution Proposal provides for the dissolution to be effected pursuant to Sections 280 and 281(a) of the DGCL, but allows MedCath to elect to effect the dissolution pursuant to Section 281(b) of the DGCL.

The Board of Directors currently intends to effectuate the dissolution in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. The procedures of Sections 280 and 281(a) of the DGCL require that any distribution be subject to a notice and claims process and the prior completion of proceedings in the Delaware Court of Chancery. A dissolution pursuant to Section 281(b) of the DGCL would allow the Company to avoid the notice and claims process and the proceedings in the Delaware Court of Chancery but would also require the Company to make provisions for unknown claims which might arise over the next ten years instead of potentially the five years provided under Section 280 and 281(a) of the DGCL. See “Proposal No. 2 — Dissolution — Dissolution Process.”

Does the Dissolution present any risk of liability to our stockholders?

If the Dissolution becomes effective, we intend to establish a contingency reserve designed to satisfy any additional claims against and obligations of the Company that may arise. Any contingency reserve may, however, not be adequate to cover all of our liabilities and obligations. Under the DGCL, if we fail to create an adequate contingency reserve for payment of our liabilities and obligations during the three-year period after we make the Filing, each stockholder could be held liable for payment to our creditors of the lesser of (i) such stockholder’s pro rata share of amounts owed by the Company to creditors in excess of the contingency reserve and (ii) the amounts of any liquidating distributions previously received by such stockholder in dissolution from us and from any liquidating trust or trusts that may be established in accordance with the Plan of Dissolution. Accordingly, in such event, a stockholder could be required to return part or all of the distributions previously made to such stockholder, and a stockholder could receive nothing from us under the Plan of Dissolution. See “Proposal No. 2 — Dissolution — Potential Creditor Claims if Reserves Insufficient.”

What does the Board of Directors recommend with respect to the Dissolution?

Our Board of Directors unanimously recommends that the stockholders vote “FOR” the Dissolution.

Do I have appraisal rights in connection with the Dissolution?

No, under the DGCL, appraisal rights are not provided to stockholders in connection with the Dissolution.

Are there any risks to the Dissolution?

Yes. You should carefully read the section entitled “Risk Factors.”

Q&A Relating to Adjournment Proposal

What is the effect of voting to approve the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies?

If you vote in favor of the proposal to adjourn the Special Meeting, if necessary or appropriate, to solicit additional proxies, you will be voting to permit the Special Meeting to be adjourned in order to solicit additional votes in favor of the proposals, including the Asset Sale-Complete Liquidation Proposal, the Dissolution Proposal or both. In the event that the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal has not received the requisite stockholder approval, it is likely that MedCath would seek to adjourn the Special Meeting to solicit additional proxies in favor of both proposals. In the event that only one of the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal has not received the requisite stockholder approval, it is likely that MedCath would seek to adjourn the Special Meeting to solicit additional votes only with respect to such proposal while closing the polls on the proposal(s) which has received the requisite stockholder approval. For example, in the event that the requisite stockholder vote in favor of the Asset Sale-Complete Liquidation Proposal has been obtained but the requisite stockholder vote in favor of the Dissolution Proposal has not been obtained, it is likely that MedCath would seek to close the polls and register the authorization of the Asset Sale-Complete Liquidation Proposal in order to proceed with efforts to consummate the Asset Sale-Complete Liquidation Proposal, while adjourning the Special Meeting for the sole purpose of soliciting additional votes to obtain approval of the Dissolution Proposal. The receipt of sufficient votes in favor of the adjournment proposal would allow MedCath to take such actions.

CAUTIONARY STATEMENT
CONCERNING FORWARD-LOOKING INFORMATION

This proxy statement includes forward-looking statements, including statements regarding the proposed sale of all or substantially all of our remaining assets, our potential dissolution and future dividends or other cash distributions. These statements are not statements of historical facts and do not reflect historical information. This proxy statement contains certain forward-looking statements with respect to the financial condition, results of operations, plans, objectives, future performance and business of the Company and its subsidiaries and the effect of the proposed sale of all or substantially all of our remaining assets, our potential dissolution and future dividends or other cash distributions. Words or phrases such as “will likely result,” “are expected to,” “will continue,” “is anticipated,” “estimate,” “project,” “believe” or similar expressions identify “forward-looking statements” within the meaning of the Private Securities Litigation Reform Act of 1995, as amended. Forward-looking statements are subject to numerous risks and uncertainties and actual results may differ materially from those statements. Stockholders are cautioned not to place undue reliance on such statements, which speak only as of the date hereof. Neither the Company nor any of its subsidiaries undertakes any obligation to update such forward-looking statements to reflect events or circumstances after the date hereof or to reflect the occurrence of unanticipated events.

RISK FACTORS

Risks, uncertainties and other factors may affect our future business and results. In addition to the risks, uncertainties, and other factors discussed below and elsewhere in this proxy statement, the risks, uncertainties, and other factors that could cause or contribute to actual results differing materially from those expressed or implied in any forward-looking statements include, without limitation, those set forth under Part I, Item 1A “Risk Factors” in MedCath’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on December 14, 2010, as amended by MedCath’s Annual Report on Form 10-K/A filed with the SEC on January 28, 2011, the June Proxy, and those contained in MedCath’s other filings with the SEC. The matters discussed below could cause our future results to materially differ from past results or those described in forward-looking statements and could have a material adverse effect on our business, financial condition and stock price.

Risks Related to the Asset Sale-Complete Liquidation Proposal (Proposal No. 1)

The fact that we are in discussions involving the sales of our Remaining Assets but that binding terms and conditions with acceptable third party purchases have not been agreed upon could have a material and adverse effect on our business, financial condition and results of operations.

While sales of our Remaining Assets are being sought, they create uncertainty about our future and the future operation of the hospitals. As a result of this uncertainty, our business partners may decide to delay, defer or cancel entering into new business arrangements with us and patients and physicians who refer patients to us may use other hospitals, pending completion of the sale of all or substantially all of the Remaining Assets or termination of thereof.

In addition, while sales of our Remaining Assets are being sought, we are subject to a number of risks, including:

•	the diversion of management and employee attention from the day-to-day business of the Company;

•	the potential disruption to our business partners, suppliers and other service providers;

•	the loss of employees who may depart due to their concern about losing their jobs following the sale of all or substantially all of the Remaining Assets; and

•	the potential inability to respond effectively to competitive pressures, industry developments and future opportunities.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation.

The sales of our Remaining Assets may not be completed, which could materially and adversely impact our business, financial condition and results of operations.

To complete sales of our Remaining Assets, our stockholders must approve the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal. Additionally, we have not finally identified buyers, nor agreed upon terms and conditions of sale, regarding sales of our Remaining Assets. Further, when agreements are entered into, we must be able to satisfy all of the closing conditions for which we are obligated under any such agreements relating to the sale of any of the Remaining Assets. If we are unable to complete sales of our Remaining Assets, the Company would be subject to a number of risks, including the following:

•	The Company may not be able to identify alternative sale transactions, and if alternative sale transactions are identified, such alternative sale transactions may not result in an equivalent price to what is anticipated in connection with the sale of all or substantially all of the Remaining Assets;

•	The trading price of our common stock may decline to the extent that the current market price reflects a market assumption that the sale of all or substantially all of the Remaining Assets will be completed;

•	Our relationships with our physicians, suppliers, the communities in which our patients reside and employees may be damaged and our business may be harmed; and

•	The Company will incur significant transaction, compliance and other transaction related fees and costs which will need to be paid out of current cash on hand and cash from operations. These expenses include, but are not limited to, financial advisory, legal and accounting fees and expenses, employee expenses, filing fees, printing expenses, proxy solicitation and other related charges.

The occurrence of any of these events individually or in combination could have a material adverse effect on our business, financial condition and results of operation.

A delay in the sales of our Remaining Assets is likely to decrease the funds available for distribution to stockholders.

Claims, liabilities and expenses from operations (including operating costs such as salaries, directors’ fees, directors and officers’ insurance, federal and state income taxes, payroll and local taxes, legal and accounting fees and miscellaneous office expenses) will continue to be incurred by us as we seek to close sales of our Remaining Assets. In the event the sale of our Remaining Assets is delayed, we will incur additional claims, liabilities and expenses from operations that will reduce the net funds ultimately available for distribution to our stockholders.

Even if our stockholders approve the Asset Sale-Complete Liquidation Proposal, the sales of our Remaining Assets may not be completed.

The sales of each of our Remaining Assets are subject to continuing negotiations and numerous risks, some of which are out of the Company’s control, and there can be no guarantee that the Company will be able to successfully sell each of its remaining assets. See “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation.”

If the sales of our Remaining Assets are not completed, or they are delayed, there will be fewer funds available for distribution to our stockholders.

If sales of our Remaining Assets are not consummated or they are delayed, we believe that the Company will have limited alternative strategic options available to it with respect to these assets, and there is a substantial risk that our stockholders will realize materially less value from the proposed liquidation and dissolution of the Company. As of this time, we are not aware of any alternatives that would enable the Company to deliver similar or higher value to our stockholders as compared to the value to be received in connection with sales of our Remaining Assets.

Even if our stockholders approve the Asset Sale-Complete Liquidation Proposal, the Internal Revenue Service may not treat the distributions to our stockholders as distributions in complete liquidation as such term is described in Section 346(a) of the Internal Revenue Code.

The term “complete liquidation” is not defined in the Internal Revenue Code. The approval of the Asset Sale — Complete Liquidation Proposal does not ensure that the First Liquidating Distribution or any Additional Liquidating Distributions the Company intends to make will be treated as distributions in “complete liquidation” by the Internal Revenue Service. The Internal Revenue Service has a policy of not issuing private letter rulings regarding the tax effect to stockholders of corporate liquidations when the distributions in liquidation are to be made over a period in excess of three years. The Company has not sought a private letter ruling.

The case law on complete liquidations does not require that a complete liquidation be completed within three years. The Company will seek to make the First Liquidating Distribution and any Additional Liquidating Distributions to its stockholders within a three year period, but there are no assurances it will be able to do so. Either the failure to complete the sale of the Remaining Assets or to pay, or establish reserves to pay, all of the Company’s creditors or the various requirements of the DGCL could make it impossible to complete the liquidating distributions within a three year period.

The Company will also endeavor to ensure that any liquidating trust or limited liability company formed to be the transferee of certain of the assets of the Company will be treated for tax purposes as a liquidating trust, or in the case of a limited liability company as a partnership, for Federal income tax purposes. However, there can be no assurance that any liquidating trust or limited liability company, if created, will be treated as a liquidating trust or a partnership for Federal income tax purposes, or that the First Liquidating Distribution and any Additional Liquidating Distributions, will be treated as liquidating distributions. If the liquidating trust or the limited liability company are not treated as a trust or a partnership, as the case may be, but are instead treated as a continuation of the existing corporation for Federal income tax purposes, the liquidating distributions would likely not be treated as distributions in complete liquidation for tax purposes and would likely be treated as taxable dividends to the extent of the Company’s earnings and profits.

Risks Related to the Dissolution Proposal (Proposal No. 2)

Cash distributions to stockholders could be substantially limited and delayed since, as part of our liquidation and dissolution, the Company is required to make adequate provision to satisfy all of our known and unknown liabilities before authorizing any cash distribution to stockholders.

Following (i) the approval of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal by our stockholders, (ii) if successful, the sale of a substantial portion, but not necessarily all, of our Remaining Assets and (iii) the payment, or establishment of a reserve to pay, the Company’s liabilities (which may be material), including without limitation (a) any liabilities arising out of the ICD Investigation, (b) other currently unknown or unanticipated liabilities, (c) a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise or be identified after the Filing, the Company currently anticipates making one or more Additional Liquidating Distributions prior to the Outside Filing Date (as may be extended to the Extended Filing Date) and the Filing. However, the process of accounting for our liabilities (including those that are presently unknown) involve assumptions, estimates and complex valuation.

The industry in which we participate, providing inpatient and outpatient hospital services, is subject to significant laws and regulations, including those regulations relating to Medicare and Medicaid programs. These regulations relate to such areas as compliance with regulations relating to preparation and filing of cost reports and claim submission, receipt of disproportionate payments, and relationships with physicians. These laws and regulations are subject to interpretation, which may vary from time to time. We believe that our hospitals are in substantial compliance with current federal, state and local regulations and standards. However, we remain subject to government review and regulatory oversight, the result of which makes it difficult to estimate the adequacy and certainty of reserves.

These uncertainties could impede the Board’s ability to make, and diminish the amount available, for distribution to our stockholders. Substantial time may be required for us to determine the extent of our liabilities to known third party creditors and claimants and for us to settle or judicially resolve any claims that are contested. Furthermore, pursuant to the DGCL, we may be subject to claims being commenced against us for liabilities unknown to us for potentially up to 10 years after dissolution. Assuming we effect the Dissolution pursuant to Sections 280 and 281(a) of the DGCL, a period of time, likely more than nine months but potentially a significantly longer period, must elapse after the Filing and commencement of the wind down process before we may make any Additional Liquidating Distributions, if any, to allow for the notice and claims process. Such distributions may be made in more than one installment over an extended period of time. See “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

Cash distributions to stockholders could be substantially reduced and delayed as part of our liquidation and dissolution due to the pending ICD Investigation.

On March 12, 2010, the United States Department of Justice (“DOJ”) issued a Civil Investigative Demand (“CID”) to the Heart Hospital of New Mexico (“HHNM”) regarding ICD implantations (the “New Mexico ICD Investigation”). The CID was issued in connection with an ongoing, national investigation relating to ICDs and Medicare coverage requirements for these devices. The CID requested certain documents and patient medical records regarding the implantation of ICDs for the period 2002 to the present. The Company has provided materials responsive to the CID.

On September 17, 2010, consistent with letters received by other hospitals and hospital systems, DOJ sent a letter notifying the Company of DOJ’s investigation of eight Company hospitals regarding ICD implantations (together with the New Mexico ICD Investigation, the “ICD Investigation”). In its letter, DOJ stated that its review was preliminary and its data suggests that Company hospitals may have submitted claims for ICDs and related services that were inconsistent with Medicare policy.

Based upon our legal advisors’ discussions and meetings with DOJ, the primary focus of the investigations involves ICDs implanted since October 1, 2003 within prohibited timeframes (i.e., timeframe violations). A “timeframe violation” involves an ICD implanted for “primary prevention” (i.e., prevention of sudden cardiac death in patients without a history of induced or spontaneous arrhythmias) within 30 days of a myocardial infarction, or within 90 days of a coronary artery bypass graft or percutaneous transluminal coronary angioplasty. The timeframes do not apply to ICDs implanted for “secondary prevention” (i.e., prevention of sudden cardiac death in patients who have survived a prior cardiac arrest or sustained ventricular tachyarrhythmia).

On November 19, 2010, DOJ provided the Company a spreadsheet detailing instances (based upon DOJ’s data) in which an ICD was implanted at the eight Company hospitals in potential violation of the applicable timeframes. The data provided by DOJ is “raw,” and we understand that, as of this date, such data had not been analyzed by DOJ. Additionally, DOJ confirmed that some of the ICDs identified in its data as alleged timeframe violations were in fact appropriately implanted and billed to Medicare, including those implanted for secondary prevention.

On February 17, 2011, legal counsel for the Company and HHNM met with representatives of DOJ to discuss the agency’s review of the patient medical records provided in response to the CID. In addition to discussing DOJ’s review process, DOJ reconfirmed that certain ICD implantations were not being examined by the agency. As noted above, these include implantations prior to October 1, 2003 and implantations for secondary (rather than primary) prevention. With respect to primary prevention implantations, we discussed clinical comments supporting the implantations, and agreed to additional meetings and presentations regarding those implantations for other Company hospitals. In that regard, the Company has engaged a physician-expert to assist with patient medical record reviews.

During the period March 2011 through July 2011, legal counsel for the Company has met on three occasions with representatives of DOJ to discuss the investigation and present preliminary findings regarding an internal review of a Company hospital other than HHNM. These preliminary findings were submitted to DOJ, and reviewed by its experts, and continue to be discussed by the parties. The Company intends to similarly present and submit findings for its other hospitals under investigation.

As discussed above, the Company has complied with all requests from DOJ for information, is actively engaged in discussions with DOJ regarding the issues involved in the investigations, and continues developing and presenting arguments supporting the ICD implantations. Pursuant to DOJ’s request, the Company has entered into a tolling agreement that tolls the statute of limitations for allegations related to ICDs until October 2011. To date, DOJ has not asserted any claims against the Company and we expect to continue to have input into the investigation. Because the investigation is in its early stages, however, the Company is unable to evaluate the outcome of the investigations. As such, the estimates of the First Liquidating Distribution and the Additional Liquidating Distributions do not include an estimate or reserve for any liability arising from the ICD Investigation. Total ICD revenue is a material component of total net patient revenue and this investigation, and any resulting liability, may have a material adverse effect on the Company’s financial condition, results of operation and on the amounts available for distribution to our stockholders.

If our contingent reserves are insufficient to satisfy our liabilities, creditors could assert claims against us seeking to prevent distributions or against our stockholders to the extent of distributions received.

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve, our creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, creditors could assert claims against each stockholder receiving a distribution for the payment of any shortfall, up to the amounts previously received by the stockholder in distributions from us.

Our stockholders could approve the Dissolution Proposal but vote against the Asset Sale-Complete Liquidation Proposal.

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal.

If the Dissolution Proposal is approved but (i) the Asset Sale-Complete Liquidation Proposal is not approved by our stockholders or (ii) sales of our Remaining Assets are not successfully consummated, then our Board of Directors, in accordance with its fiduciary duties, may determine not to make the First Liquidating Distribution or any Additional Liquidating Distributions or to make no liquidating distributions until after the Filing, or may materially reduce the amount of the First Liquidating Distribution or any Additional Liquidating Distributions prior to the Filing. However, our board of directors may also elect to make the Filing and to proceed with the Dissolution and take such actions as it deems advisable and in the best interests of our stockholders to dispose of MedCath’s assets in a manner designed to maximize stockholder value and that complies with applicable law.

If the Dissolution Proposal is approved by our stockholders, but the Asset Sale-Complete Liquidation Proposal is not approved, the Board of Directors currently intends to make the Filing and will have the authority under the DGCL to complete the sale of our Remaining Assets on any terms it determines are in the best interest of our stockholders, without stockholder approval following the Filing but no dividend or other distributions may be made prior to its Filing.

The Board of Directors may determine not to proceed with the Dissolution.

Even if the Dissolution Proposal and the Asset Sale-Complete Liquidation Proposal are approved by our stockholders, the Board of Directors may determine, in the exercise of its fiduciary duties, not to make the Filing or to proceed with the Dissolution. If our Board of Directors elects to pursue any alternative to the Plan of Dissolution, our stockholders may not receive any of the funds currently estimated to be available for distribution to our stockholders. See “Proposal No. 2 — Dissolution — Revocation of the Plan of Dissolution.”

Our stockholders will not be able to buy or sell shares of our common stock after we close our stock transfer books on the date on which we make the Filing.

We currently intend to close our stock transfer books and discontinue recording transfers of our common stock on the date on which we make the Filing with the Delaware Secretary of State (the “Dissolution Effective Date”). After we close our stock transfer books, we will not record any further transfers of our common stock on our books except by will, intestate succession or operation of law. Therefore, shares of our common stock will not be transferable after the Dissolution Effective Date. All distributions after the Dissolution Effective Date will be made to our stockholders pro rata according to their respective holdings of common stock as of the Dissolution Effective Date. We intend to provide our stockholders notice of the date we intend to make the Filing with the Delaware Secretary of State by public announcement and by filing a current report on Form 8-K, no less than 20 calendar days’ prior to the Filing.

The directors and officers of the Company will continue to receive benefits from the Company following the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution.

Following the Filing, we will continue to indemnify each of our current and former directors and officers to the extent permitted under the DGCL and the Company’s certificate of incorporation, bylaws and agreements as in effect at the time of the Filing. In addition, we intend to maintain directors’ and officers’ insurance coverage throughout the wind down period. See “Proposal No. 2 — Dissolution — Indemnification of Directors and Officers.”

We will continue to incur the expenses of complying with public company reporting requirements.

We have an obligation to continue to comply with the applicable reporting requirements of the Securities Exchange Act of 1934, as amended (the “Exchange Act”), even though compliance with such reporting requirements is economically burdensome. In order to curtail expenses, we currently intend, after the Filing, to seek relief from the SEC from the reporting requirements under the Exchange Act. However, the SEC may not grant any such relief, in which case we would be required to continue to bear the expense of being a public reporting company.

We can abandon or revoke the Dissolution and this will cause prior distributions made in liquidation to be treated as Dividends.

By approving the Dissolution Proposal, stockholders will also be granting the Board of Directors the authority, notwithstanding stockholder approval of the Dissolution Proposal, to abandon the Dissolution prior to the Filing without further stockholder action, if the Board of Directors determines that liquidation and dissolution are not in the best interests of the Company and our stockholders. After the Filing, the Board of Directors may revoke the Dissolution if holders of a majority of the voting power of the Company’s common stock entitled to vote on the Dissolution Proposal approve a resolution adopted by the Board of Directors recommending such revocation. If the Dissolution is abandoned or revoked, then all prior distributions made in liquidation to stockholders may be treated as dividends to the extent of the Company’s earnings and profits. Dividends are currently taxed at a maximum rate of 15%, but the maximum tax rate for dividends is scheduled to increase to 39.6% in 2013. Also, starting in 2013 the Medicare tax of 3.8% will apply to dividend income for high income individuals, estates and most trusts. For individuals, high income is income in excess of modified adjusted gross income of between $125,000 and $250,000 depending on the individual’s circumstances. Dividends in excess of the Company’s earnings and profits would be tax free to stockholders to the extent of their tax basis in their shares, and thereafter would be taxable as capital gains.

BACKGROUND OF THE ASSET SALE-COMPLETE LIQUIDATION PROPOSAL AND THE DISSOLUTION PROPOSAL

General

This section provides general background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal. For background relating to each of the transactions previously closed by the Company since the establishment of the strategic options committee, see “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — Completed Transactions.”

Over the last several years, due substantially to (i) lack of growth in the Company’s share price and earnings and (ii) legislative proposals which, if adopted, would severely restrict the Company’s business model which is based upon the development and ownership of additional physician-owned hospitals, the Company began to explore new strategies for growth in order to enhance its financial performance and increase stockholder value. Specifically, the legislative proposals, while grandfathering existing physician-owned hospitals, eliminate the right to develop additional physician-owned hospitals and effectively prohibit existing physician-owned hospitals from expanding their number of operating rooms, procedure rooms, and/or beds, and from increasing the existing number of physician-investors (the “Legislative Reforms”).

As a part of this effort to enhance its financial performance and increase stockholder value, in October 2009, the Board of Directors established a Strategic Assessment Committee (the “Assessment Committee”) comprised of independent directors to review and assess growth strategies and opportunities for the future. The Assessment Committee consisted of Woodrin Grossman, James A. Deal, Robert S. McCoy, Jr., Edward R. Casas, M.D. and Jacque J. Sokolov, M.D. In connection with that effort, the Assessment Committee also began to solicit proposals from prospective external advisors to assist in this review and assessment.

In October 2009, the Assessment Committee held numerous meetings with management aimed at developing a sustainable business model in light of the Legislative Reforms and market forces threatening the Company’s ability to enter into new partnerships with physicians to develop and own hospitals. The Assessment Committee reviewed the possible retention of external advisors to assist the Committee in evaluating the Company’s existing business model and new models for the development or acquisition of hospitals. The Assessment Committee considered Navigant Consulting, Inc. (“Navigant Consulting”) at the suggestion of a member of the Assessment Committee who, in connection with an unrelated company, had previously worked with a consultant who was now an employee of Navigant Consulting. The member of the Assessment Committee suggested that Navigant Consulting had unique expertise that suited the Company’s current needs. In connection with the Assessment Committee’s review, Dr. Casas reminded the Committee that he was employed by Navigant Consulting, serving as a Senior Managing Director and Practice Leader for Navigant Capital Advisors, the firm’s corporate finance business unit, and that he was also an officer of Navigant Capital Advisors, LLC (“NCA”), a subsidiary of Navigant Consulting. Accordingly, Dr. Casas recused himself from all discussions and determinations as to the retention of the external advisor. Dr. Casas informed the Assessment Committee that the practice area of Navigant Consulting that would advise the Assessment Committee was a separate business segment from the Navigant Capital Advisors business unit, that neither NCA nor Dr. Casas would receive any compensation related to the engagement of Navigant Consulting and that Dr. Casas would not be involved in the negotiation of the terms of the engagement or the provision of services to the Company.

At its meeting on October 14, 2009, the Assessment Committee (without Dr. Casas voting or participating in the discussions) determined, following discussion with management, to recommend to the Board of Directors that the Company retain Navigant Consulting. Another external advisor was reviewed and considered, but the Assessment Committee determined that Navigant Consulting would best serve the needs of the Assessment Committee due to their extensive expertise and experience with healthcare and physician-owned ventures. As part of its deliberations, the Assessment Committee considered the possibility of a conflict of interest as a result of Dr. Casas’ relationship with Navigant Consulting. After considering the qualifications of Navigant Consulting, other relevant factors and the information provided by Dr. Casas, the Board of Directors determined (without Dr. Casas voting or participating in the discussions), to retain Navigant Consulting.

Between November 2009 and February 2010, the Assessment Committee met periodically with management and advisors present to continue evaluating the Company’s business model and strategic options. The Assessment Committee considered several potential growth opportunities and strategic options aimed at increasing earnings and/or increasing stockholder value, including the following growth-related options: (i) the development of new joint venture hospitals, (ii) the purchase of physician interests in the Company’s existing joint ventures, (iii) the acquisition of existing third-party owned hospitals and (iv) the commencement of several physician integration strategies, including the purchase by the Company of certain physicians’ practices directly and seeking partnerships with other area hospitals. The Assessment Committee determined, with the advice of Navigant Consulting, that option (i) was not viable due to, among other reasons, the significant risks arising from the Legislative Reforms and the possible direction of proposed healthcare reform, and that options (ii) and (iii) above were not viable because of, among other reasons, their cost-prohibitive nature, given the market limitations on accessing additional capital. Accordingly, the Assessment Committee and management viewed option (iv) as the only potentially viable option for consideration by the Company.

The Assessment Committee discussed with management and Navigant Consulting the substantial risks involved in focusing on physician integration strategies (including the acquisition of individual physician practices and seeking partnerships with other area hospitals) as a catalyst for growth, such as the time-consuming nature of pursuing and completing such transactions and the difficulty of implementation because of, in part, the changing regulatory and reimbursement rules which are leading physicians to affiliate with larger, general hospitals rather than specialty hospitals (such as those owned by the Company). The Assessment Committee directed Navigant Consulting to further investigate and provide additional insights with respect to both the potential for the Company’s pursuit of physician integration strategies and seeking partnerships with other area hospitals (option (iv) above) and alternative non-growth related strategic options through which the Company might maximize stockholder value. Management also expressed concern to the Assessment Committee over whether revenue growth could be achieved even with the pursuit of physician integration strategies.

During January 2010 the Assessment Committee, together with the Board of Directors and management, considered and evaluated the Company’s strategic options to maximize stockholder value, including the Company’s pursuit of physician integration strategies and the possible sale of the Company or its assets. Navigant Consulting and one of the investment banks the Company had retained in the past participated in a February 2, 2010 Board of Directors meeting to discuss the exploration of strategic options to maximize stockholder value. The Board of Directors also requested that management present its recommendations regarding strategic options to maximize stockholder value at the meeting.

At its February 2, 2010 meeting, the Board of Directors reviewed with representatives of Navigant Consulting and the investment bank referred to above possible strategic options for maximizing stockholder value, related financial and tax issues and, on a preliminary basis, the ranges of possible share value to be realized in connection with a sale of the Company or its assets. The investment bank had not been retained by the Board of Directors and participated in the discussion on an informal basis due to its prior relationship with the Company and in anticipation that they may be considered for a future engagement if the Board of Directors determined to pursue certain strategic options. Management also made a presentation regarding strategic options for maximizing stockholder value at the February 2, 2010 meeting. Management described the Company’s current business model and the challenges posed by both the Legislative Reforms and the difficulties and risks in implementing physician integration strategies. Management identified a number of factors for the Board of Directors’ consideration, including (i) the challenges and risks involved with transforming MedCath away from its historic physician partnership model, noting that efforts to date to expand its hospitals and affiliated medical staffs had not resulted in earnings growth, (ii) reductions in physician reimbursement for 2010 which management believed would likely encourage its physician partners to elect to affiliate or integrate with larger, more diversified hospital systems, (iii) the inability to develop new physician owned hospitals, or to expand existing hospitals, due to the Legislative Reforms, (iv) changes in medical technologies which led to a relative increase in outpatient procedures with lower hospital reimbursement and a corresponding decrease in inpatient procedures, (v) a general decrease in cardiology related hospital procedures due to improvements in cardiac care, and (vi) the risks of failing to meet financial covenants in that certain

Amended and Restated Credit Agreement dated as of November 10, 2008 among the Company, MedCath Holdings Corp., the other guarantors party thereto, Bank of America, N.A., as administrative agent (“BofA”), Wells Fargo Bank, National Association (as successor to Wachovia Bank, National Association), Fifth Third Bank, Raymond James Bank FSB and Branch Banking and Trust, and the other lenders party thereto (the “MedCath Credit Agreement”) in the long-term if new growth opportunities were not developed successfully. Management also reviewed with the Board of Directors each of the Company’s individual hospitals. For these reasons and other reasons, including lack of growth in the Company’s share price and earnings, management recommended to the Board of Directors that it consider a merger of the Company or other enterprise-level transaction or a sale of its individual assets.

The Company’s outside legal advisor made a presentation to the Board of Directors regarding its fiduciary duties in the context of a possible merger of the Company or other enterprise-level transaction or a sale of its individual assets at the February 2, 2010 meeting. The Board of Directors decided to reconvene later in February to give each Board member an opportunity to consider the reports, analyses and recommendations provided in connection with the Board of Directors’ evaluation of strategic options available to the Company.

The Board of Directors met on February 19, 2010 to further discuss the possible strategic options for the Company. The Board of Directors further discussed and reviewed all of the reports, analyses and recommendations of management and the Company’s advisors and unanimously concluded that it was in the best interests of the Company’s stockholders to further explore simultaneously considering a sale of the Company and sales of its individual assets. The Board of Directors determined to retain a qualified financial advisor to assist the Board of Directors with respect to the exploration of such a transaction or transactions. The Board of Directors discussed the merits of retaining various financial advisors to assist with such a possible transaction or transactions.

Because of the possibility that NCA might be considered for retention as a financial advisor, Dr. Casas recused himself from all discussions and determinations as to the retention of the financial advisor. In addition, Dr. Casas committed that in connection with any such retention, he would not negotiate with the Company the terms of NCA’s possible engagement and that, if NCA were to be selected by the Board of Directors as a financial advisor, Dr. Casas would resign from the Board of Directors in order to avoid a possible conflict of interest.

During the February 19, 2010 meeting, the Board of Directors (other than Dr. Casas) considered proposals from four financial advisors and management provided an overview of each of the financial advisors, including their respective qualifications and a comparison of their fee proposals. After a discussion regarding the needs of the Company and the qualifications of each financial advisor, the Board of Directors concluded that NCA was best qualified to advise the Company, primarily due to NCA’s significant advisory experience involving healthcare companies with physician-partnership business models and the associated operational and regulatory challenges, along with experience advising on sales of individual hospitals and other individual health care facilities. The Board of Directors also determined that if the Company were to be sold through a strategy involving individual asset sales followed by a dissolution of the Company rather than a merger or other enterprise-level transaction, NCA had the capability to offer assistance during that process. Furthermore, the Board of Directors believed that Dr. Casas would be uniquely skilled at interacting with individual physician partners based upon his professional background as a physician and his familiarity with the Company’s business. In light of these factors, the Board of Directors unanimously (with Dr. Casas not voting or participating in the discussions) authorized the Company’s engagement of NCA, subject to a number of conditions, including that Dr. Casas resign from the Board of Directors and not participate in the negotiations with the Company related to NCA’s engagement, that NCA not be requested to and not render any fairness opinion in connection with any of the anticipated transactions and that if it were determined to seek such a fairness opinion or opinions, the Company engage another financial advisor to render the fairness opinions.

At the February 19, 2010 meeting, the Board of Directors formed a Strategic Options Committee (the “Committee”) comprised of the following independent directors: Messrs. Grossman, McCoy, Deal and Dr. Sokolov, with Mr. Grossman as its chairman. The Committee was directed to work with the Company’s advisors to pursue, consider and evaluate strategic options available to the Company. The Committee was given the further authority to negotiate the terms of a transaction or transactions, subject to the final approval of the full Board of Directors with respect to each such transaction.

On February 25, 2010, the Committee met for the first time. The Company’s outside legal advisor advised the Committee members regarding their fiduciary duties to the Company and its stockholders in the context of a possible sale of the Company or its individual assets. Management reported to the Committee that it had negotiated the terms of NCA’s engagement as financial advisor, which terms included a reduction of NCA’s original fee proposal. The Committee approved the engagement of NCA subject to the conditions previously mandated by the Board of Directors. On February 25, 2010, Dr. Casas resigned from the Board of Directors.

The Committee met on March 8, 2010. At this meeting, NCA presented significant aspects of a recommended strategy and proposed a timeline for the process. NCA also presented preliminary observations as to potential bidders for the entire Company and for individual assets. The Committee reviewed with NCA and management the recommended strategy and process, as well as communication strategies with hospital teams and physician partners.

During March and April 2010, the Committee received updates from NCA on preparation of a data room, drafts of Confidential Information Memoranda and the compilation of preliminary lists of potential buyers for both the entire Company and for its individual assets.

On March 29, 2010, the Committee met, with NCA, management and legal advisors present. The Committee, management and NCA discussed the merits of a stock buyback of a portion of our outstanding common stock, an action which one of the Company’s major stockholders had asked to be considered. Committee members expressed concern as to whether a buyback would be in the best interests of the Company and the stockholders at that time. The Committee agreed that additional advice would be sought on the issue and the matter would be discussed again at a later meeting.

The Committee also discussed the possibility of seeking an amendment to certain financial covenants and other requirements of the MedCath Credit Agreement to provide additional financial and liquidity flexibility if the individual assets of the Company were to be sold in separate transactions, rather than a sale of the entire Company in a single transaction. Mr. James A. Parker, the Company’s Executive Vice President and Chief Financial Officer, had responsibility for developing the terms of the proposed amendment for the Committee and for negotiating such terms with BofA once the terms of a proposed amendment, in particular those relating to the application of proceeds of individual asset sales, were approved by the Committee.

On April 7, 2010, the Committee met, with NCA and the Company’s legal advisors present. The Committee reviewed the need to limit retained and other post-closing liabilities if the strategic option of pursuing individual asset sales and dissolution of the Company was to be pursued. The Committee discussed the importance of limiting post-closing liabilities in the individual asset sale transactions to the extent possible to facilitate an efficient wind down of the Company and to maximize stockholder value.

On April 19, 2010, the Committee met, with management, NCA and the Company’s legal advisors present. NCA briefed the Committee on NCA’s marketing efforts and indicated that NCA planned to begin delivery of the Confidential Information Memoranda during the last two weeks of April 2010. The Committee also discussed a preliminary draft memorandum on tax issues prepared by the Company’s special tax counsel.

NCA presented to the Committee its preliminary estimates, which were subject to certain identified qualifications and limitations which materially affect the reliability and accuracy of such preliminary estimates, of net distributable proceeds to the Company and its stockholders which might result from the cumulative sales of individual assets. The estimates included initial entity valuation assessments, analysis of estimated net proceeds to the Company from each entity disposition, assessment of the tax situation and overall operating and wind down costs. The estimates did not reflect estimates of potential contingent liabilities, whether accrued as retained liabilities at the corporate level or those retained by the partnerships or limited liability companies that own our hospitals which may result from or in connection with individual asset sales or otherwise. The Committee discussed the estimates, and related analysis and findings, including certain tax matters related to individual asset sales and operating and wind down of the Company.

At this meeting, at every subsequent regular Board of Directors meeting and at certain Committee meetings, following the retention of NCA and throughout the strategic options evaluation process, NCA updated the Board of Directors (or the Committee, as applicable) regarding the status of developments involving each individual hospital asset and negotiations with potential buyers of each such asset and the estimates described in the preceding paragraph. During and following NCA’s presentation at each such meeting, the Board of Directors discussed with NCA and management strategic options and developments involving the Company’s individual assets and the effect of such developments on the estimates.

The Committee also discussed at its April 19, 2010 meeting the issue of whether a stock buyback was advisable. A presentation was made by a representative of an investment banking firm that had been requested to provide a presentation to the Committee regarding a possible stock buyback due to its expertise on such strategies. In addition to this firm’s presentation, the Committee discussed legal issues which would arise in connection with a stock buyback. The Committee reviewed potential concerns regarding a stock buyback, including risks regarding the Company’s possible needs for liquidity during the strategic options process and potential difficulties with the disclosure requirements that might arise in connection with the purchase of the Company’s common stock at a time it was attempting to confidentially negotiate sales of its assets or the sale of the Company. The Committee determined that a stock buyback was not an advisable strategy for the Company to pursue under the circumstances at that time.

A Board of Directors meeting was convened on May 4, 2010. NCA outlined the steps it had taken to contact and develop strategies for dealing with potential buyers of both the entire Company and its individual assets. NCA noted that based upon preliminary feedback from potential bidders, individual asset sales appeared likely to result in the realization of greater value for the Company’s stockholders when compared to the value that would be realized from a merger of the Company or other enterprise-level transaction. In addition to reviewing preliminary feedback from potential buyers of the Company’s individual assets, the Committee reviewed with the Board of Directors its deliberations regarding a possible stock buyback transaction and the considerations raised in review of such matter by Committee members, senior management, outside legal advisors to the Company and NCA. The Committee reviewed its determination that a stock buyback was not an advisable strategy for the Company to pursue under the circumstances at that time, and, following discussion, the Board of Directors concurred with this determination.

On May 25, 2010, the Board of Directors met, with NCA, management and the Company’s legal advisors present. Mr. Parker presented to the Board of Directors an update on negotiations to revise the MedCath Credit Agreement, noting that the key points under discussion with BofA included the asset dispositions covenant, the “EBITDA” definition and the fixed charge coverage ratio financial covenant. The Board of Directors discussed the proposed revisions to the MedCath Credit Agreement and instructed Mr. Parker to proceed with finalizing the MedCath Credit Agreement amendments with BofA.

On June 2, 2010, the Board of Directors met, with NCA, management and the Company’s legal advisors present. NCA updated the Board of Directors with respect to potential transactions involving the Company’s individual assets and reported that to date 80 potential buyers had been contacted, resulting in 52 executed confidentiality agreements, 25 indications of interest, 11 pending non-binding offers and 25 responses from potential buyers that they had no further interest. NCA updated the Board of Directors on its solicitation of proposals for a merger of the Company or other enterprise-level transaction and related discussions with numerous private equity firms and other companies, including hospital companies and healthcare real estate investment trusts (“REITs”). NCA reported that as of that time no viable bids for the entire Company had been received. The Board of Directors discussed various aspects of the strategic options evaluation process with NCA and management, including the need to continue to proactively manage relationships with the Company’s various physician partners at each of its hospitals in connection with the strategic options evaluation process.

On June 30, 2010, the Committee met, with NCA, management and the Company’s legal advisors present. Management reported that negotiations with BofA to amend the MedCath Credit Agreement to permit additional individual asset sales, provide for a six-month moratorium on covenants related to the fixed charge coverage ratio and revise the EBITDA definition were proceeding and results were progressing. The

Committee then discussed the MedCath Credit Agreement amendment and its timing and impact on the process of pursuing strategic options with respect to the Company’s individual assets. The Committee discussed the status of individual asset sales with NCA and management.

On July 20, 2010, the Committee met, with NCA, management and the Company’s legal advisors present. Management updated the Committee on progress made negotiating an amendment to the MedCath Credit Agreement with BofA. A proposed amendment was slated for distribution to the banking syndicate for its review and would also be presented to the Board of Directors for approval. The Committee discussed the amendment to the MedCath Credit Agreement and the status of individual asset sales with NCA and management.

The Company’s legal advisors then addressed several points related to requirements of Delaware corporate law and the potential dissolution process that would become relevant if the Company pursued the strategic option of selling the Company’s individual assets, winding down and subsequently dissolving the Company. The Company’s legal advisors advised the Board of Directors that special Delaware counsel should be engaged to assist with this process. The Committee discussed these issues and agreed that the issues regarding dissolution would be further considered by the Board of Directors at its August 23, 2010 meeting.

At the August 23, 2010 Board of Directors meeting, the Company’s legal advisors outlined steps to be taken by the Company and its advisors if the Board of Directors decided to seek a vote of the stockholders to approve the sale of all or substantially all of the Company’s assets and the Company’s dissolution. Mr. Grossman informed the Board of Directors that the Committee had unanimously voted to recommend to the Board of Directors the engagement of special Delaware counsel. The Board of Directors discussed this recommendation and unanimously approved such engagement.

At the September 8, 2010 Board of Directors meeting, the Board of Directors discussed the status of individual asset sales with NCA and management.

At the September 14, 2010 Board of Directors meeting, NCA made a presentation related to the potential dissolution of the Company, focusing on wind down issues, employee and management incentives and related processes for facilitating an orderly transition of MedCath’s business to maximize stockholder value. The Company’s legal advisors discussed issues related to the possible dissolution of the Company. The Board of Directors was advised, given the nature of the Company’s business, of the importance of knowledge continuity when considering potential governance structures as well as management and staffing duties. The Company’s special Delaware counsel discussed the processes related to creditors’ notices and the establishment and management of reserves required to be maintained under the Delaware dissolution statute.

Also at the September 14, 2010 Board of Directors meeting, Mr. Parker presented management’s recommendations for maintaining its provision of hospital support and transition services, including the possibility of outsourcing information technology and billing services. Management’s recommendations focused on ensuring uninterrupted and cost-effective support for any hospitals retained by the Company as well as for those hospitals where the Company had agreed, or may in the future agree, to provide transition services following individual asset sales. Mr. Parker also reviewed management’s preliminary findings for estimated wind down costs. Following further discussion of the dissolution process, the Board of Directors requested that management continue to develop a plan to include a summary of alternatives and costs of operation during a possible dissolution and wind down period.

At the September 28, 2010 Board of Directors meeting, the Board of Directors discussed the status of individual asset sales with NCA and management. The Company’s special healthcare counsel described the status of the ICD Investigation, and the Board of Directors discussed the ICD Investigation with its legal advisors and management.

At the October 12, 2010 Committee meeting, the Committee discussed the status of individual asset sales with NCA and management.

At the November 3, 2010 Board of Directors meeting, the Board of Directors discussed the status of individual asset sales with NCA and management.

At the Board of Directors’ November 9, 2010 meeting, the Company’s special Delaware counsel provided an overview of the DGCL relating to the dissolution and winding up of a Delaware corporation, including a discussion of the rights, duties and potential liabilities of directors in that process. The Company’s special Delaware counsel explained that because the Company could significantly benefit from having its directors and certain of its officers remain employed to guide it through the remainder of the Company’s strategic review and possible dissolution process, the Board of Directors could appropriately consider adopting additional director and officer indemnification provisions consistent with those set forth in the Company’s certificate of incorporation. The Company’s special Delaware counsel advised the Board of Directors to consider both indemnification agreements comparable to those adopted by other public companies and amendments to the Company’s bylaws to ensure that indemnification rights could not be eliminated in the future with respect to prior periods. The Company’s special Delaware counsel advised that the rights in the proposed indemnification agreements and bylaw amendment were consistent with what many other public companies had adopted. The directors elected to take these items into consideration, but made no decision about their adoption at that time.

The Board of Directors also discussed the benefits of a merger or other enterprise-level transaction involving the sale of the whole Company once certain assets had been sold. The Board of Directors acknowledged that such a transaction, if feasible, would potentially expedite the realization of proceeds by the Company’s stockholders and simplify the strategic options process. The Board of Directors agreed that the Committee had the authority to continue to evaluate transaction options, and, if feasible, pursue a merger of the Company or other enterprise-level transaction as well as the sale of individual assets.

At the November 23, 2010 Board of Directors meeting, Mr. Grossman updated the Board of Directors on the preparations by management and the Company’s advisors to effect the eventual conclusion of the strategic options process. Multiple options were being explored, including (i) additional individual asset sales followed by an eventual dissolution and wind down of the Company and (ii) additional individual asset sales followed by a subsequent merger or other enterprise-level transaction at a time at which the Company would still hold certain individual assets, all retained liabilities and cash to capitalize the retained liabilities. The Board of Directors discussed the advantages and disadvantages of each strategy. Mr. Grossman said that the Committee would continue to consider these options with its advisors and keep the Board of Directors updated on these alternatives.

At the Board of Directors’ December 21, 2010 meeting, the Company’s legal advisors reviewed the process through which the Company might seek stockholder approval of both a sale of all or substantially all of its assets and the dissolution of the Company. Additionally, Mr. Parker and Mr. O. Edwin French, the Company’s President and Chief Executive Officer, delivered a management presentation which Mr. Grossman had requested regarding the Company’s continued consideration of a merger or other enterprise-level transaction following the disposition of certain additional individual assets. After discussions with its financial advisors, the Board of Directors concluded that the Company should continue to pursue this strategic option due to the relative simplicity of a final, enterprise-level transaction when compared to the complexity and duration of the dissolution and wind down processes.

At the January 4, 2011 Board of Directors meeting, the Company’s legal advisors summarized healthcare regulatory compliance issues related to possible sale transactions. The Board of Directors discussed the status of on-going sale negotiations and regulatory compliance issues with NCA, management and the Company’s legal advisors.

At the January 18, 2011 Committee meeting, the Committee discussed the prospects for a transaction involving a business combination and issues related to the wind down of the Company following the sale of its assets.

At the February 1, 2011 Committee meeting, the Committee also discussed with NCA and management NCA’s efforts to seek potential buyers interested in a business combination, including the possibility of attempting to engage in a wider solicitation of potential buyers that, through such a business combination would be interested in assuming the wind down of a properly capitalized Company with its limited remaining assets, retained liabilities and cash.

At the February 8, 2011 Board of Directors meeting, the Board of Directors discussed the prospects for a business combination and strategic alternatives and issues to be considered in connection with such a transaction as compared to individual asset sales followed by a dissolution and wind down of the Company. At that time there were no identified potential buyers interested in pursuing such a business combination. The Board of Directors also discussed with management and its special healthcare regulatory counsel, the status of the ICD Investigation and its impact on the Company’s evaluation of its strategic options.

At its March 1, 2011 meeting, the Board of Directors discussed the Company’s on-going sale processes and authorized NCA to move forward with potential buyers of individual assets.

At the March 24, 2011 Board of Directors meeting, NCA presented to the Board of Directors the status of discussions with potential buyers for each of the Company’s remaining individual assets. The Board of Directors discussed these on-going negotiations with NCA and management. The Board of Directors discussed with NCA and its legal advisors the possible timing of distributions in the context of the Company’s prospective wind down, DGCL issues and tax considerations. The Company’s special healthcare regulatory counsel updated the Board of Directors regarding the status of the ICD Investigation. The Board of Directors discussed the ICD Investigation and its impact on the strategic options under exploration and prospective wind down of the Company with NCA, management and its legal advisors. Management presented a preliminary report to the Board of Directors describing operational issues arising during the prospective wind down process, including the need to maintain adequate corporate support for so long as the Company continued to operate individual assets. The Board of Directors discussed the operational issues raised by management with management and legal advisors.

At its April 12, 2011 meeting, the Board of Directors discussed with the Company’s legal advisors and management anticipated securities filings and related timing requirements arising from the execution of transaction documentation related to the sales of the Company’s assets.

At the May 10, 2011 Board of Directors meeting, in addition to receiving its regular updates from NCA, the Board of Directors discussed the retention of key employees through the anticipated dissolution and wind down process. The Board of Directors noted that while certain current executives were likely to cease working for the Company in the coming months as it was anticipated that such executives’ service to the Company would not be required during the entire wind down process, the dissolution and wind down process would require at least a minimum level of experienced leadership to manage through to completion. The Board of Directors also discussed the status of the ICD Investigation and its impact on the wind down process and the Company’s ability to make distributions to stockholders.

At its May 24, 2011 meeting the Board of Directors met with its legal advisors, management and NCA to discuss the process of seeking stockholder approval of a sale of all or substantially all of the Company’s assets and the liquidation and dissolution of the Company pursuant to the DGCL. Following discussion, the Board of Directors unanimously adopted resolutions declaring the sale of substantially all of the assets of Heart Hospital of New Mexico, the sale of the Company’s equity interest in Arkansas Heart Hospital, and the liquidation and dissolution of the Company advisable and in the best interests of the Company’s stockholders, and recommending that the stockholders vote in favor of each proposal. The Board of Directors also unanimously adopted resolutions approving the filing of the preliminary proxy statement.

On May 27, 2011, the Company filed the preliminary proxy statement for its Annual Meeting with the SEC.

At its June 7, 2011 meeting, the Board of Directors discussed the unsolicited feedback received by management from certain of the Company’s stockholders in response to the preliminary proxy statement. The Board of Directors discussed that a significant number of stockholders had expressed concern with the restrictions on the liquidity of the Company’s common stock once its transfer books were closed (which would occur upon the filing of a certificate of dissolution pursuant to the proposed plan of dissolution described in the preliminary proxy statement filed on May 27, 2011). Stockholders also expressed concern that sales of significant amounts of the Company’s common stock by the Company’s institutional stockholders prior to the closing of the transfer books could have a negative impact on the ability of the Company to benefit from certain income tax benefits related to the tax losses the Company expects to incur after the completion of the sale of all or substantially all of the Remaining Assets (the “Tax Attributes”). As a result of these concerns, a number of stockholders, who in the aggregate hold a significant number of shares of the Company’s common stock, had indicated that they were unlikely to vote in favor of the dissolution proposal. Following discussion, the Board of Directors determined that it would be in the best interests of the Company and our stockholders to remove the dissolution proposal from the proxy statement and to seek approval of the liquidation and dissolution of the Company from our stockholders at a later date.

The Company’s special Delaware counsel then made a presentation to the Board of Directors describing the ramifications of adopting a Section 382 stockholders rights plan to protect the Company’s Tax Attributes. Such a plan was designed to reduce the likelihood of an “ownership change,” as defined in Section 382 of the Internal Revenue Code of 1986, as amended, by restricting or deterring the acquisition of the Company’s common stock by existing or potential 5% stockholders. The Board of Directors then discussed the possibility of adopting a Section 382 stockholders rights plan to protect the Company’s Tax Attributes and the potential responses the Company’s stockholders may have to such a plan. Following discussion, the Board of Directors directed management and the Company’s legal advisors to prepare a Section 382 stockholders rights plan and related documentation for the Board of Directors to review and consider in more detail.

At the June 13, 2011 Board of Directors meeting, the Board of Directors reviewed the terms and provisions of the Section 382 Rights Plan that had been prepared by the Company’s special Delaware counsel. The Board of Directors was advised by the Company’s financial officers that as of June 13, 2011, the Company currently has Tax Attributes which may entitle the Company to either reduce income taxes that may otherwise become due or to seek a refund of income taxes due with respect to the Company’s current fiscal 2011 tax year totaling up to as much as approximately $40,000,000 of tax reductions. The Company’s Chief Financial Officer reviewed the Company’s financial records with the Board of Directors and advised the Board of Directors that the Company could pay the rights dividend contemplated by the Section 382 Rights Plan without violating the surplus requirements of the DGCL. After discussion, the Board determined that it was in the best interests of the Company and its stockholders to seek to preserve for the Company’s stockholders the value and availability of the Tax Attributes by adopting the Section 382 Rights Plan. In connection with its adoption of the Section 382 Rights Plan, the Board of Directors authorized a new series of Preferred Stock of the Company to be designated the “Series A Junior Participating Preferred Stock” and declared a dividend of one Series A Junior Participating Preferred Stock purchase right on each outstanding share of the Company’s common stock to be payable to holders of record as of the close of business on June 29, 2011.

On June 16, 2011, the Company filed the revised preliminary proxy statement for its Annual Meeting with the SEC.

On June 27, 2011, the Company filed the definitive proxy statement for its Annual Meeting with the SEC and began mailing copies to all stockholders entitled to vote at the Annual Meeting.

On July 26, 2011, the Company held its Annual Meeting. At the Annual Meeting, as part of the strategic options process, the stockholders entitled to vote approved each of the New Mexico Sale and the Arkansas Sale.

At its July 28, 2011 meeting the Board of Directors met with its legal advisors, management and NCA to discuss the process of seeking stockholder approval of proposals to (i) sell all or substantially all of the Remaining Assets as part of a plan of complete liquidation, and (ii) the dissolution of the Company pursuant to the DGCL. Following discussion, the Board of Directors unanimously adopted resolutions declaring the (i) sale of all or substantially all of the Remaining Assets as part of a plan of complete liquidation, and (ii) the dissolution of the Company pursuant to the DGCL advisable and in the best interests of the Company’s stockholders, and recommending that the stockholders vote in favor of each proposal. The Board of Directors also unanimously adopted resolutions approving the filing of the preliminary proxy statement.

The Company closed each of the New Mexico Sale and the Arkansas Sale effective as of August 1, 2011.

On August 5, 2011, the Company filed the preliminary proxy statement for a Special Meeting with the SEC.

Agreements entered into granting MedCath the authority to sell individual hospitals

The operating agreements and limited partnership agreements governing the limited liability companies and limited partnerships which own the Company’s affiliated hospitals state that the hospital itself, and frequently the Company’s equity interest in the partnership or limited liability company that own the hospital, cannot be sold without the approval or consent of a majority-in-interest of the Company’s physician partners in the applicable hospital. Such approval is not required if the Company enters into a merger of the Company or other enterprise-level transaction under certain additional circumstances which were reflected in certain of those agreements.

Accordingly, the consent of such physician partners is generally a condition to the sale of the Company’s hospital assets. To provide, where possible, the Company with the authority to negotiate and enter into binding sale agreements to sell its hospital, the Company has entered into, and may in the future enter into, agreements with its physician partners under which the Company receives the authority to select a hospital purchaser and to agree to binding transaction terms and conditions, in exchange for a commitment from the Company to the applicable physicians partners that they will receive no less than the amount of their net unreturned capital contributions (a “Fixed Price”) to the hospital upon the closing of the applicable asset sale (each such agreement, a “Consent Agreement”). If the physician partners’ pro rata share of net sale proceeds, taking into consideration reserves for liabilities known and unknown liabilities, exceeds that amount, they would instead receive their pro rata share of net sales proceeds (a “Share of Net Proceeds”). Such a Consent Agreement may involve either the purchase of the equity interests of the physician partners for a purchase price based upon the amounts described above or a payment from the Company to the applicable physician partners at the closing of the applicable asset sale. If the amount due to physician partners under a Consent Agreement is based upon a Share of Net Proceeds, then it is anticipated that any contingent liabilities of the applicable hospital incurred post-closing will be shared pro rata by the Company and by the applicable physician partners. If the amount due to physician partners under a Consent Agreement is based upon a Fixed Price, then it is anticipated that any contingent liabilities of the applicable hospital incurred post-closing will be the responsibility only of the Company and will not be shared with the applicable physician partners.

A Consent Agreement was entered into in August 2010 with respect to the sale of TexSAn Heart Hospital (“TexSAn”) which closed December 31, 2010. With respect to TexSAn, the physician partners sold their equity interests to the Company based upon a Share of Net Proceeds. See “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — Completed Transactions — TexSAn Heart Hospital” below.

Consent Agreements have also been entered into with physician partners at three of the Company’s hospitals, including Hualapai Mountain Medical Center (“HMMC”), Bakersfield Heart Hospital (“BHH”) and Louisiana Medical Center & Heart Hospital (“LMCHH”), though no agreement to sell any of those hospitals has been entered into as of the date of this proxy statement. The terms of future Consent Agreements may be equivalent to or may vary materially from the Consent Agreements described above.

Completed Transactions

Arizona Heart Hospital

Due to a decline of earnings and local market challenges experienced during 2008 and 2009, the Company began exploring a possible sale of Arizona Heart Hospital (“AzHH”) in 2009. This effort pre-dated and was initially unrelated to the commencement of the Company’s Strategic Assessment Committee process. As a part of this process, the Company engaged Cain Brothers & Company, LLC (“Cain Brothers”), an investment bank, in February, 2009. Cain Brothers has expertise in the healthcare area and had successfully assisted the Company in prior years with respect to the sale of the Company’s Milwaukee Heart Hospital and a refinancing of the Harlingen Medical Center.

On October 30, 2009, management reported to the Assessment Committee on available strategic options for improving AzHH’s declining financial performance and/or maximizing stockholder value by engaging in a transaction involving this hospital. Management suggested several strategic options should be considered, including (i) implementation of a cash call and recapitalization of AzHH, (ii) formation of a joint venture with a another hospital or healthcare provider not currently affiliated with AzHH or the Company, (iii) recapitalization and continuation of on-going operations after unwinding the existing arrangement with the Company’s physician partners at AzHH and (iv) an outright sale of the assets of AzHH. Mr. French summarized the proposals received by Cain Brothers to date involving strategic options for AzHH, including potential asset sale transactions. Mr. David Bussone (“Mr. Bussone”), Executive Vice President and President, Operations Division, presented an operations plan and budget for strategic options involving both continuing operations at AzHH without consolidation and the Company’s acquiring all of the equity interests in AzHH from the physician investors and continuing to operate the hospital. The Assessment Committee discussed various strategic options involving AzHH and instructed management to continue the consideration of strategic options, including potential asset sale transactions, for AzHH with the assistance of Cain Brothers.

Following the Board of Directors’ formation of the Committee and the retention of NCA to act as the Company’s financial advisor in connection with the exploration of the Company’s strategic options in February 2010, the Committee included AzHH among the individual assets which were within the scope of NCA’s engagement. At that time, the Cain Brothers engagement had expired.

The Committee convened a meeting on March 29, 2010 at which NCA presented a letter of intent (the “Vanguard LOI”) with Vanguard Health Systems (“Vanguard”), which contemplated the sale of substantially all of the assets of AzHH for a purchase price of $32,000,000. The Committee directed NCA to pursue the transaction described in the Vanguard LOI. The approval of the Company’s physician partners at AzHH was required to approve the transaction terms set forth in the Vanguard LOI under the terms of the operating agreement of AzHH. , The physician investors consented on April 15, 2010 to the sale of AzHH to Vanguard on the terms set forth in the Vanguard LOI.

Despite providing the Vanguard LOI to the Company, Vanguard indicated to the Company that it desired to proceed with the purchase of AzHH contemporaneously with its purchase of the medical practice of a group of physician investors in AzHH whose physicians provide services to AzHH. Discussions between the Company and the physician investors in the AzHH regarding the proposed sale to Vanguard continued through July 2010. During this time, the Committee, NCA and management monitored and discussed the progress of the proposed transaction at the Committee’s meetings and provided updates to the Board of Directors.

In early August, 2010 Vanguard entered into an agreement to purchase the medical practice of the physician investors in AzHH out of a bankruptcy proceeding that had been initiated by the medical practice of those physicians. On August 3, 2010, the Board of Directors met and reviewed the proposed terms of the sale of substantially all of the assets of AzHH to Vanguard. The Board of Directors received NCA’s analysis of net proceeds expected to result from the sale of AzHH to Vanguard. The Board of Directors also received a fairness opinion from Houlihan Lokey Capital, Inc. (“Houlihan Lokey”) as to the fairness to AzHH, from a financial point of view, of the consideration to be received by AzHH in the sale of substantially all of its assets to Vanguard, which was $32,000,000, subject to working capital adjustments.

On August 6, 2010, the Company signed the AzHH purchase agreement with Vanguard. The AzHH sale closed on October 1, 2010.

Yuma Cardiac Catheterization Laboratory

On October 12, 2010, the Committee learned that the member physicians at Southwest Arizona Heart and Vascular Center (the “Yuma Physicians,” and, the “Yuma Facility”) had expressed interest in exercising a contractual right of first refusal which they held (“ROFR”) to buy the Company’s interest in the Yuma Facility. The contractual ROFR called for a purchase price of $7,900,000 payable over two years. The Yuma Physicians alternatively offered a one-time payment of $7,000,000 in cash. The Committee and the Board of Directors considered this alternative proposal conditioned on a November 2010 closing. Following discussion among the Committee, NCA and management, the Committee approved this proposal to sell the Company’s interest in the Yuma Facility.

The Board of Directors approved the proposed sale of the Yuma Facility proposal on October 19, 2010. The Yuma transaction closed on November 1, 2010.

Heart Hospital of Austin

In 2009, Austin Heart, P.A., a medical practice and an affiliate of the Company’s physician partner and minority owner of Heart Hospital of Austin (“HHA”), entered into an agreement to be acquired by an affiliate of HCA, Inc. (“HCA” and the “Austin Physicians Transaction”). HCA is affiliated with St. David’s Hospital, which was a competitor of HHA in the Austin, Texas market. The Company subsequently entered into negotiations with HCA to sell HHA to HCA. At the direction of the Board of Directors, representatives of management also discussed the sale of HHA with several other possible buyers, including owners of other hospitals located in Texas. None of those parties elected to actively pursue the purchase of HHA. Prior to the commencement of the Company’s decision to explore its alternative strategic options, HCA and the Company explored a hospital exchange whereby the Company would exchange HHA for an operating hospital of HCA in a different market. After an evaluation of the Company’s broader strategic options, the Board of Directors declined to pursue such an asset exchange. At its meeting on January 14, 2010, the Assessment Committee directed management to terminate negotiations regarding the proposed asset exchange and to pursue only a sale of HHA or its assets.

On February 2, 2010, the Board of Directors approved the sale of substantially all of the assets of HHA to St. David’s Healthcare Partnership L.P. (“St. David’s”), an affiliate of HCA, for $83,800,000, subject to customary post-closing adjustments (the “HHA Transaction”). An asset purchase agreement was signed with St. David’s on February 16, 2010. The Board of Directors determined it did not require, and did not seek, a fairness opinion with respect to HHA Transaction.

The closing of the HHA Transaction was delayed by information requests from the Federal Trade Commission (the “FTC”), which were made in response to the Company’s Hart-Scott-Rodino Anti-Trust Act (“HSR”) filing. The FTC reviewed the HHA Transaction for several months.

In late October 2010, the FTC completed its review of the HHA Transaction which allowed the HHA Transaction to subsequently close on November 1, 2010.

South Dakota

NCA began soliciting offers for the Company’s 33.3% equity interest in Avera Heart Hospital of South Dakota (“AHHSD”) in connection with the Company’s exploration of strategic options in April 2010. Prior to the sale, AHHSD was owned equally by the Company, Avera McKennan, a South Dakota based health system (“Avera”), and Northern Cardiology Institute (“NCI”), a group of cardiologists based in South Dakota. Avera indicated to the Company that it was interested in acquiring the Company’s indirect 33.3% equity interest in AHHSD (the “AHHSD Interest”) shortly after the Company announced it was considering strategic options. Under the terms of AHHSD’s limited liability company operating agreement, Avera along with the Company and NCI, each held (i) approval rights over any proposed sale of the equity interest or assets of AHHSD to a third party and (ii) each held a right of first refusal to purchase the AHHSD Interest for a purchase price equal to 33.3% of the amount determined by multiplying five by the net income of AHHSD for the 12 month period ended as of the most recent calendar quarter. However, after the passage of the Legislative Reforms, NCI was no longer legally permitted to purchase the AHHSD Interest without causing AHHSD to lose its Medicare provider number.

Between April and August 2010, NCA negotiated the terms of the sale with Avera at the direction of the Board of Directors. In addition, NCA continued to market the AHHSD Interest in connection with a broader sale of MedCath. However, NCA noted the challenges in obtaining a competing offer for AHHSD based upon the fact that Avera had the right, under the operating agreement entered into between the Company, Avera and NCI upon the formation of the limited liability company which owned AHHSD, to purchase the AHHSD Interest at a purchase price based upon a valuation equal to five multiplied by the net income of AHHSD for the twelve months prior to such purchase.

The terms of an equity purchase agreement (the “AHHSD Purchase Agreement”) whereby Avera would purchase the AHHSD Interest were finalized during August 2010, pursuant to which the Company agreed to sell a subsidiary which was the owner of the AHHSD Interest to Avera for cash consideration equal to $20,000,000 adjusted based upon AHHSD’s net working capital as of closing. The AHHSD Purchase Agreement did not include an indemnity provision for Avera’s benefit and included only limited rights to make claims for damages in connection with breaches of the AHHSD Purchase Agreement.

On August 23, 2010, the Board of Directors received a fairness opinion from Houlihan Lokey as to the fairness to SFHM, Inc., a subsidiary of the Company, from a financial point of view, of the consideration to be received by SFHM, Inc. in the sale of its indirect interest in AHHSD to Avera, which at such time was estimated to be $20,000,000, subject to working capital adjustments. The Board of Directors also received NCA’s analysis of net proceeds to be received in connection with the sale of the AHHSD Interest to Avera. Following further discussion, the Board of Directors voted to approve the sale of the Company’s interest in AHHSD to Avera.

The sale of the Company’s AHHSD Interest to Avera closed on October 1, 2010.

TexSAn Heart Hospital

NCA began soliciting offers for TexSAn in connection with the Company’s exploration of strategic options in April 2010. In connection with this process, NCA contacted over 30 parties interested in evaluating all the hospital assets of MedCath and seven potential buyers regarding their specific interest in TexSAn. As a result, 20 parties executed confidentiality agreements to receive a Confidential Information Memorandum for all MedCath assets and four parties executed confidentiality agreements to receive a Confidential Information Memorandum only for TexSAn.

At the Committee meeting on June 30, 2010, NCA informed the Committee that NCA had received four preliminary bids for TexSAn. A fifth party had previously submitted a proposal involving the acquisition of multiple MedCath hospitals but subsequently withdrew its bid.

In order to avoid delays in its efforts to sell TexSAn arising from the need to obtain required approvals from S.A.H.H. Hospital Management, LLC and S.A.H.H. Investment Group, Ltd., the minority physician partners in TexSAn (collectively, the “TexSAn Physicians”), the Company sought to enter into a Consent Agreement (the “TexSAn Consent Agreement”) with the TexSAn Physicians. See “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — Agreements entered into granting MedCath the authority to sell individual hospitals.”

At its August 3, 2010 meeting, NCA reported to the Board of Directors that two potential buyers were completing due diligence and that NCA was negotiating with those third parties in order to obtain the most favorable price and other material terms for TexSAn. By August 15, 2010, one of the potential buyers, Methodist Healthcare System of San Antonio, a subsidiary of HCA (“MHS”), had confirmed the terms of its offer, which was subject to final due diligence and included a purchase price of $77,000,000 for substantially all of the assets of TexSAn, which was greater than the purchase price proposed by the other remaining potential buyer.

At the August 17, 2010 Committee meeting, the Committee discussed the terms of the TexSAn Consent Agreement being negotiated by NCA at the Committee’s direction with the TexSAn Physicians. After consideration by the Committee and discussion with NCA, management and the Company’s legal advisors, the Consent was approved by the Committee on August 17, 2010.

On August 20, 2010, the Company executed the TexSAn Consent Agreement with the TexSAn Physicians. NCA and the Company’s legal advisors, at the Committee’s direction, then sought to complete the asset purchase agreement with MHS.

During September and October 2010, the Company and NCA continued to negotiate the terms of the TexSAn asset purchase agreement with MHS.

On November 5, 2010, the Board of Directors received a fairness opinion from Houlihan Lokey as to the fairness to TexSAn, from a financial point of view, of the consideration to be received by TexSAn in the sale of substantially all of TexSAn’s assets to MHS, which at such time was estimated to be $76,193,850, subject to working capital adjustments and certain de minimus obligations. The Board of Directors also received NCA’s analysis of net proceeds to be received in connection with the sale of substantially all of TexSAn’s assets to MHS. Following further discussion, the Board of Directors voted to approve the sale of substantially all of TexSAn’s assets to MHS.

The Company entered into a definitive agreement with MHS on November 5, 2010. The final purchase price was reduced from $77,000,000 to $76,250,000 as a result of further negotiations between MHS and the Company regarding the terms of certain contracts held by TexSAn. The Company submitted an HSR filing for the TexSAn transaction to the FTC on November 11, 2010, which was supplemented with amendments to the HSR filing on November 29, 2010. Early termination of the HSR waiting period was granted by the FTC on December 15, 2010. The Company closed its sale of substantially all of TexSAn’s assets to MHS on December 31, 2010.

MedCath Partners

NCA began soliciting offers for MedCath Partners, LLC (“MedCath Partners”) in connection with the Company’s exploration of strategic options in April 2010. MedCath Partners focused on the ownership and management of cardiac catheterization facilities in North Carolina and in several other states. The material portion of MedCath Partners’ assets and operations were in North Carolina and were conducted pursuant to a the settlement agreement with the State of North Carolina (the “CON Settlement Agreement”) which provides that MedCath Partners’ nine North Carolina cardiac catheterization labs are exempt from North Carolina Certificate of Need requirements (the “NC Business”).

At the April 19, 2010 Committee meeting, NCA reported that it had made preliminary contact with six potential buyers of MedCath Partners but only one confidentiality agreement had been executed.

At the May 4, 2010 Board meeting, the Board discussed with management and its legal advisors legal issues arising under North Carolina law in connection with a prospective transaction involving MedCath Partners, including whether the CON Settlement Agreement was transferable to a third party. Following this discussion, the Board instructed the Company’s legal advisors to research the matter further. By that time, NCA had distributed Confidential Information Memoranda related to MedCath Partners to two potential buyers.

At the June 30, 2010 Committee meeting, the Company’s legal advisors reported on recent meetings with North Carolina officials regarding legal issues potentially raised by a transaction involving MedCath Partners. Preliminary discussions with North Carolina officials indicated that the Company could sell MedCath Partners and the buyer would retain the benefits of the CON Settlement Agreement. At this point, NCA had received four preliminary bids for MedCath Partners. During July 2010, two potential buyers conducted site visits and attended management presentations in order to discuss and investigate prospective transactions involving MedCath Partners.

At the August 3, 2010 Board of Directors meeting, management informed the Board of Directors that certain of MedCath Partners’ operations unrelated to the NC Business were in the process of either being sold or terminated and described the terms thereof. See “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — Completed Transactions — Yuma Cardiac Catheterization Laboratory.” NCA reported that two potential buyers continued to perform due diligence on certain of MedCath Partners’ operations.

At the September 28, 2010 Board of Directors meeting, NCA reported to the Board of Directors that five potential buyers were conducting due diligence on MedCath Partners.

Through October and November 2010, the Committee continued to evaluate strategic options with respect to MedCath Partners. From December 2010 through March 2011, the Company negotiated the terms of a purchase with a potential buyer that had made a favorable preliminary bid to purchase the NC Business of

MedCath Partners, subject to confirmatory due diligence and the satisfaction of certain closing conditions. However, a disagreement over specific closing conditions ultimately halted the negotiations with this potential buyer. Additional bids from two other potential buyers of MedCath Partners were received by the Company, with an initial preliminary bid from a potential buyer received on January 14, 2011 and a subsequent preliminary bid received from DLP Cardiac Partners, LLC, an affiliate of Historic Lifepoint Hospitals, Inc. and Duke University Health System (“DLP”), on March 18, 2011. The Committee determined that the bid received on January 14, 2011 was not viable because it also required an unacceptable closing condition.

At the March 24, 2011 Board of Directors meeting, the Board of Directors discussed the March 18, 2011 offer from DLP with NCA, management and the Company’s other advisors. Following discussion, the Board concluded that the DLP offer represented the preferable transaction relating to MedCath Partners and instructed NCA to move forward with negotiations with DLP.

During March and April 2011, DLP conducted due diligence on MedCath Partners, and the Company and NCA negotiated the terms of a purchase agreement with DLP (the “MedCath Partners Purchase Agreement”) pursuant to which DLP would acquire the assets of the NC Business of MedCath Partners (the “DLP Transaction”) other than the Company’s minority interest in Coastal Carolina Heart, LLC, and a related cardiac catheterization laboratory management agreement which involved a relationship with New Hanover Regional Medical Center and area physicians (the “New Hanover Assets”).

The terms of the DLP Transaction were negotiated during April 2011, pursuant to which the DLP offered to purchase the NC Business, other than the New Hanover Assets, for $25,000,000, with the Company retaining net working capital and liability for pre-closing ownership and operations. The MedCath Partners Purchase Agreement included limited indemnity provisions for DLP’s benefit related to the Company’s ownership, authority and good title to the assets and included limited rights of DLP to make claims for damages upon the Company’s failure to satisfy pre-closing liabilities.

At its April 28, 2011 meeting, the Board of Directors received a summary from NCA of the proposed terms of the DLP Transaction and a fairness opinion from Stout Risius Ross, Inc. (“SRR”) on the fairness to the Company from a financial point of the consideration to be received by the Company from the DLP Transaction. The Board of Directors voted to approve the DLP Transaction subject to the Company completing negotiations of the MedCath Partners Purchase Agreement. The Board of Directors also approved the sale of the New Hanover Assets to New Hanover Regional Medical Center, including the cancellation of a management agreement, for total consideration of $5,000,000 (the “New Hanover Transaction”).

Negotiation regarding all terms of the DLP Transaction were completed, and the transaction closed, effective May 1, 2011. Negotiation regarding all terms of the New Hanover Transaction were completed, and the transaction closed, effective May 5, 2011.

Heart Hospital of New Mexico

NCA began soliciting offers for HHNM in connection with the Company’s exploration of strategic options in April 2010. The June Proxy included a proposal regarding the sale of substantially all of the assets of HHNM and provided, among other things, a description of the terms of the transaction, the events leading up to the sale and the recommendation of the Board of Directors to approve the sale. The stockholders of the Company approved the proposal to sell substantially all of the assets of HHNM at its Annual Meeting of Stockholders held on July 26, 2011.

Effective August 1, 2011 the Company completed the sale of substantially all of the assets of HHNM to Lovelace Health System, Inc. (“LHS”) an affiliate of Ardent Health Services. The transaction values HHNM’s assets at $119,000,000. The limited liability company that owned HHNM, of which 74.8% is owned by the Company, retained its net working capital. The Company anticipates receiving approximately $62,000,000 in net proceeds from the transaction, including its share of HHNM’s cash, and after collection of all accounts receivable, payment of all known liabilities, including taxes, repayment of inter-company debt owed by HHNM to MedCath, pro-rata minority interest payments and an allocation of additional funds to the limited liability company’s minority partners by MedCath in consideration for such minority partners’ consent to the transaction that was required under the limited liability company’s Operating Agreement as a condition to entering into this transaction. The limited liability company that owned HHNM retains liability for pre-closing operations of the hospital. The anticipated net proceeds do not include any reserves for unknown or contingent liabilities retained by HHNM, including without limitation any liability which may arise from the New Mexico ICD Investigation.

Arkansas Heart Hospital

NCA began soliciting offers for the Company’s interest in Arkansas Heart Hospital (“AHH”) in connection with the Company’s exploration of strategic options in April 2010. The June Proxy also included a proposal regarding the sale of the Company’s 70.3% membership interest in the limited liability company that owns AHH and provided, among other things, a description of the terms of the transaction, the events leading up to the sale and the recommendation of the Board of Directors to approve the sale. The stockholders of the Company approved the proposal to sell the Company’s interest in AHH at its Annual Meeting of Stockholders held on July 26, 2011.

Effective August 1, 2011 the Company completed the sale of its membership interest and management rights in AHH to AR-MED, LLC, which is majority owned by Dr. Bruce Murphy, a physician affiliated with Little Rock Cardiology Clinic, P.A., and a current investor in AHH. The transaction is based on the hospital’s valuation of $73,000,000 plus the Company’s percentage of the hospital’s available cash. MedCath anticipates receiving approximately $60,000,000 in net proceeds from the transaction after closing costs and taxes. The net proceeds anticipated to be received by MedCath includes repayment of inter-company debt owed by AHH to MedCath. The purchaser and Dr. Murphy have agreed to indemnify MedCath for liabilities arising from the pre-closing operations of the hospital, including, but not limited to any liability of AHH arising from the ICD Investigation.

PROPOSAL NO. 1

SALE OF ALL OR SUBSTANTIALLY ALL OF THE REMAINING ASSETS OF THE COMPANY AND COMPLETE LIQUIDATION

We are seeking the approval of our stockholders of the sale of all or substantially all of the Remaining Assets and the Complete Liquidation of the Company.

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other proposal. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal.

Remaining Assets

The Board of Directors currently intends to continue to consider a number of scenarios for disposing of the Remaining Assets to maximize stockholder value. These scenarios include sales of the Company’s individual hospitals and other assets, transactions that would involve the sale of the equity of our subsidiaries holding those assets in one or more transactions or a merger or other transaction involving the outstanding common stock of the Company. The Board of Directors’ determination(s) regarding these scenario(s) will include consideration of seeking the highest purchase prices obtainable under the circumstances, certainty and time periods for closing sales of our Remaining Assets, the risk that the value of our Remaining Assets will decrease over time and the costs of continuing operations of a limited number of hospitals after the Filing and other factors the Board of Directors deems relevant to its determination. We cannot assure you which of these scenarios, if any, will result from our strategic options process or that our efforts to dispose of our Remaining Assets will be successful or on terms favorable to us. Our Remaining Assets include the following hospitals:

Bakersfield Heart Hospital

The Company owns a 53.3% equity interest in Bakersfield Heart Hospital located in Bakersfield, California (“BHH”) and physician investors hold the remainder. The Company also holds a first mortgage and security interest in all of the assets of BHH.

Louisiana Medical Center & Heart Hospital

The Company owns an 89.2% equity interest in Louisiana Medical Center & Heart Hospital located in Lacombe, Louisiana (“LMCHH”) and physician investors hold the remainder. The Company also holds a first mortgage and security interest in all of the assets of on LMCHH.

Hualapai Mountain Medical Center

The Company owns an 82.5% equity interest in Hualapai Mountain Medical Center located in Kingman, Arizona (“HMMC”) and physician investors hold the remainder. The Company also holds a first mortgage and security interest in all of the assets of HMMC.

Harlingen Medical Center

The Company owns a 34.8% equity interest in Harlingen Medical Center Limited Partnership, the partnership that owns Harlingen Medical Center located in Harlingen, Texas (“HMC”) and a 36% equity interest in HMC Realty LLC, the limited liability company that owns the underlying real estate of HMC (“HMC Realty”). The remaining interests in HMC and HMC Realty are owned by physician investors and Valley Baptist Hospital. The Company does not hold a mortgage or security interest in the assets of HMC or HMC Realty.

NCA began soliciting offers for the Remaining Assets in connection with the Company’s exploration of strategic options in April 2010. Since that time, NCA has contacted numerous potential buyers regarding their interest in each of the Remaining Assets. Potential buyers who have been willing to execute confidentiality agreements have received a Confidential Information Memorandum relating to the hospital in which they have an interest and have had opportunities to conduct due diligence relating to such hospitals. As of August 4, 2011, there are one or more potential buyers who have expressed continued interest in acquiring each of the Company’s remaining hospitals and are continuing to conduct due diligence. The timing and material terms upon which the Company may enter into agreements to sell the Remaining Assets are uncertain and subject to material change. Although no agreement has been reached with respect to the sale of any of the Remaining Assets, the Company is continuing to negotiate potential sales of these assets with potential buyers and could reach agreement with respect to the sale of some of the Remaining Assets prior to the Special Meeting. The Company has not granted exclusive negotiating rights to any of the potential buyers, though the Company may commit to reimburse the out of pocket expenses of a potential buyer that is willing to purchase a hospital but that is not permitted to purchase such hospital because the hospital is sold to another buyer.

Approval of Asset Sale-Complete Liquidation Proposal

On July 26, 2011 the stockholders of the Company approved (i) the New Mexico Sale and (ii) the Arkansas Sale. Those transactions have since closed. The Board of Directors has determined that in light of the closing of the New Mexico Sale and the Arkansas Sale, each of which the Board of Directors concluded (when coupled with prior asset dispositions by the Company) constituted a sale of substantially all of the Company’s assets (See “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — Completed Transactions”), and notwithstanding the approval by our stockholders of the New Mexico Sale and the Arkansas Sale on July 26, 2011, it is advisable to seek stockholder approval of the sale of all or substantially all of the Remaining Assets, to one or more potential buyers at a price and on such terms and conditions as the Board of Directors deems to be fair to and in the best interests of the Company and its stockholders. We currently estimate that proceeds which may be received by the Company in connection with the sale of the hospitals included in our Remaining Assets in the aggregate may be in the range of $82,641,000 to $93,398,000, however there is no assurance that such amounts will finally be received by the Company. If the Asset Sale-Complete Liquidation Proposal is authorized by the requisite stockholder vote, we will proceed with our strategic options review of, and seek to sell all of our Remaining Assets.

As discussed in “Background of the Asset Sale — Complete Liquidation Proposal and the Dissolution Proposal” and “Proposal No. 2 — Dissolution,” the Board of Directors has determined that the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution are in the best interest of the Company and its stockholders. In connection with the Dissolution and in order to make the First Liquidating Distribution and any Additional Liquidating Distributions to the stockholders prior to the closing of the stock transfer books in connection with the Filing, the Company is seeking approval from the stockholders of the sale of our Remaining Assets. While the Company is negotiating with several potential buyers in an effort to sell the Remaining Assets, as of the mailing of this proxy statement, no definitive agreement has been reached with any of these potential buyers for the sale of any of the Remaining Assets. Although we currently intend to seek to complete sales of our Remaining Assets as expeditiously as possible, we cannot predict when or if the sale of all or substantially all of the Remaining Assets will be consummated. Since the price and terms of any future agreement for the sale of our Remaining Assets are uncertain, we are seeking authority to sell all or substantially all of our Remaining Assets to one or more potential buyers at a price on such terms and conditions as the Board of Directors deems to be fair to and in the best interests of the Company and its stockholders. We currently estimate that the proceeds which may be received by the Company in connection with the sale of the hospitals included in our Remaining Assets in the aggregate may be in the range of $82,641,000 to $93,398,000, however there is no assurance that such amounts will finally be received by the Company.

If this Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are approved, we intend to make the First Liquidating Distribution to our stockholders and seek to complete the sale of our Remaining Assets. We currently expect to use the net proceeds from the sale of all or substantially all of the Remaining Assets to pay any outstanding liabilities and obligations and establish a contingency reserve or make other provision for any contingent liabilities that may exist upon completion of the sale of all or substantially all of the Remaining Assets or that otherwise become due as we wind down our affairs. Following these actions, if our Board of Directors determines in the exercise of its fiduciary duties that the Additional Distribution Conditions have been satisfied prior to the Outside Filing Date (as may be extended to the Extended Filing Date), then the Company currently anticipates making one or more Additional Liquidating Distributions to our stockholders prior to the Filing and the Dissolution. We then intend to make the Filing, proceed with the Dissolution and the wind down of the Company and make one or more Additional Liquidating Distributions. For more information on the First Liquidating Distribution, the Additional Liquidating Distributions and the Dissolution, see “Proposal No. 2 — Dissolution.”

By approving this Asset Sale-Complete Liquidation Proposal, you will be giving the Board of Directors the discretion to negotiate and consummate the sale of all or substantially all of the Remaining Assets in one or more transactions without further approval by the stockholders. While the Board of Directors will seek to negotiate a sale of the hospitals included in our Remaining Assets at a price, in the aggregate, of not less than a range of $82,641,000 to $93,398,000, there is no guarantee that the Company will be able to (i) successfully consummate the sale of all or substantially all of the Remaining Assets at such a price or (ii) sell substantially all of the Remaining Assets prior to the Filing and the Outside Filing Date (as may be extended to the Extended Filing Date), if at all.

For discussion of the background of the sale of all or substantially all of the Remaining Assets and information about the Company, see “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal.” For discussion of pro forma financial information and certain federal income tax consequences of the sale of all or substantially all of the Remaining Assets, see “Proposal No. 2 — Dissolution.”

Material U.S. Federal Income Tax Consequences of the Sale of All or Substantially all of the Remaining Assets

See “Proposal No. 2 — Dissolution — Material U.S. Federal Income Tax Consequences of the Complete Liquidation and Dissolution”.

Absence of Appraisal Rights

Under the DGCL, appraisal rights are not provided to stockholders in connection with the sale of all or substantially all of the Remaining Assets.

Reasons for the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal

In considering the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution, the Board of Directors considered the terms of the Plan of Dissolution and the dissolution process under the DGCL, as well as other available strategic options. As part of the Board of Directors’ evaluation process, the Board of Directors considered the risks and timing of each strategic option available to the Company, and consulted with NCA, management and the Company’s legal advisors. In approving the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution, the Board of Directors considered a number of factors, including but not limited to the factors described elsewhere in this proxy statement as well as the following factors:

•	The viability of the Company’s business model at present and the significant costs that would be required to alter the Company’s current business structure;

•	The determination by the Board of Directors, after conducting a review of the Company’s financial condition, evaluation of the Company’s strategic alternatives, prospects for the sale of the Company as a whole or its remaining assets in individual sales, the results of operations and the Company’s future business prospects, that continuing to operate as a going concern is not reasonably likely to create greater value for the stockholders than the value that may be obtained for the stockholders pursuant to the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution;

•	The Company’s inability to identify a potential buyer of the entire Company in a merger or similar transaction despite the Board of Directors’ publicly announced strategic review process and NCA’s efforts to locate such potential buyers, including contacting over 80 such potential buyers;

•	That the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution provide stockholders with an opportunity to potentially monetize their investment in the Company and allows the Company to distribute the maximum amount of cash to the Company’s stockholders from the sale of all or substantially all of the Remaining Assets;

•	The current intent of the Company to declare and pay the First Liquidating Distribution of up to $6.75 per share of the Company’s common stock prior to December 31, 2011 if the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are approved by the Company’s stockholders and no currently unknown or unanticipated material liabilities of the Company arise;

•	The current intent of the Company, if the Additional Distribution Conditions have been satisfied, to seek to declare and pay one or more Additional Liquidating Distributions prior to the Filing;

•	The fact that if the Board of Directors determines that the Additional Distribution Conditions have not been satisfied by the Outside Filing Date, then the Company anticipates submitting an additional proxy statement to seek the approval of our stockholders to delay the Filing for such additional period of time as the Board of Directors determines is advisable to provide the Company with an extended time period during which to seek to satisfy the Additional Distribution Conditions and make one or more Additional Liquidating Distributions prior to the Filing;

•	The potential tax benefits of making distributions to the Company’s stockholders pursuant to the Complete Liquidation;

•	The material costs associated with the Company’s operations, including accounting, legal and other expenses in connection with required filings with the SEC and required to support the day-to-day operations of the Company’s unsold hospitals, which have already been reduced to the extent management believes reasonable to allow the continuation of the Company’s operations;

•	The significant reduction of the Company’s revenue-generating operations following the completion of the Arkansas Sale, the New Mexico Sale and the sale of all or substantially all of the Remaining Assets and the resulting effect on the Company’s ability to support its expense structure as a public company and operate its business as a going concern;

•	The cost of transferring services currently provided by the Company’s corporate staff to each of the unsold hospitals in order to allow continuity of operations;

•	The volatile state of the economy and the economic uncertainty globally as well as within the healthcare industry, including the impact of the Legislative Reforms on the Company’s business prospects;

•	The range of aggregate net proceeds which may be realizable by the Company from the sale of all or substantially all of the Remaining Assets;

•	The historical performance of the Company’s common stock relative to the stock of its competitors and also relative market indices;

•	The terms and conditions of the Dissolution, including the provisions that permit the Board of Directors to abandon the Dissolution prior to the effective time of the Dissolution if the Board of Directors determines that, in light of new proposals presented or changes in circumstances, the Dissolution is no longer advisable and in the best interests of the Company and its stockholders;

•	That under the DGCL, if the circumstances justifying the Dissolution change, the certificate of dissolution may be revoked after the effective time of the Dissolution if the Board of Directors adopts a resolution recommending revocation and if the stockholders originally entitled to vote on the Dissolution approve such revocation at a meeting of stockholders;

•	The fact that the DGCL requires that the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution be approved by the affirmative vote of holders of a majority of the voting power of the shares of the Company’s common stock entitled to vote which ensures that the Board of Directors will not be taking action without the support of a significant portion of the stockholders;

•	The fact that dissolving the Company allows the Company to complete individual asset sales more quickly because completing sales after the Company has dissolved will no longer require additional approval by the Company’s stockholders;

•	That any claim against the Company which is the subject of a pending action, suit or proceeding to which the Company is a party will continue against the Company;

•	The costs associated with supporting and implementing existing and new information technologies utilized to provide hospital services;

•	The costs associated with archiving and maintaining historical information required to be retained during the wind down period;

•	The costs of retaining the staff necessary to administer and manage the Company’s assets and retained liabilities during the wind down period and the timing and costs of planned staff departures, including the Company’s executive officers, when and if the Board of Directors determines their employment is no longer necessary to the Dissolution process;

•	The composition of the Board of Directors during the wind down period; and

•	The decisions made by the directors of comparable companies to dissolve and the resulting distributions to the stockholders of those comparable companies as a result of dissolution.

The Board of Directors also considered certain material risks or potentially adverse factors in making its determination and recommendation, including, but not limited to, the following:

•	The uncertainty of the timing, nature and amount of any liquidation proceeds and distributions to stockholders, including the risk that there could be unanticipated delays in selling all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution, or that the need to resolve or otherwise address contingent liabilities and the potential emergence of additional liabilities or contingent obligations during the dissolution process could significantly delay, reduce or prevent any distributions to the Company’s stockholders;

•	That further stockholder approval of sales will not be required after either the approval of this Asset Sale — Complete Liquidation Proposal or the Dissolution Proposal and that the Board of Directors may authorize sales with which the Company’s stockholders may not agree;

•	The fact that, under the DGCL, the Company’s stockholders are not entitled to appraisal rights for their shares of common stock in connection with the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution;

•	The risk that stockholders may be required to repay some or all of the amounts distributed to them by the Company pursuant to the Dissolution if unknown or unanticipated claims arise against the Company during the wind down period;

•	The risk that the directors of the Company may be held personally liable for the unpaid portion of any claims against the Company if they fail to comply with the statutory procedures for the Dissolution, including the payment of claims against the Company;

•	Uncertainty of the value, if any, of the Remaining Assets;

•	Potential changes in applicable laws (including tax laws) and regulations;

•	The risk that the IRS could treat the First Liquidating Distribution or any Additional Liquidating Distributions as an ordinary dividend and that the Company’s stockholders would receive less favorable tax treatment with respect to this distribution than is currently anticipated;

•	The risk that the amounts available for distribution to the Company’s stockholders may be significantly less than the Company currently estimates due to unknown or contingent liabilities or increases in the costs and expenses related to settling the Company’s liabilities and winding up its business;

•	The risks associated with the sale of all or substantially all of the Remaining Assets, including the risk that completing any such sales may take longer than currently anticipated and the risk that the Company may not be able to realize full value for the Remaining Assets in the context of a dissolution;

•	The risk that the Company will not receive relief from the Company’s registration and reporting obligations under the Exchange Act and that the Company will continue to incur costs related to compliance with these requirements;

•	The costs and potentially lengthy duration of the Dissolution process, especially if contingent obligations such as the ICD Investigation cannot be resolved in a timely manner;

•	The fact that, if the Company’s stockholders approve the Dissolution, the stockholders would not be permitted to transfer their shares of the Company’s common stock after the effective date of the Dissolution except by will, intestate succession or operation of law;

•	The risk of diverting management focus and resources from other strategic options and from operational matters while working to implement the Dissolution;

•	The possibility of disruption to the Company’s operations following any announcement of a sale of all or substantially all of, or a portion of, the Remaining Assets, the Complete Liquidation and the Dissolution, and the resulting effects if these actions are not completed, including the diversion of management and employee attention, potential employee attrition and the potential effects on the Company’s business and its relationships with its customers, suppliers and physician partners;

•	The risks related to the fact that the Company will not be retaining certain of its current directors, officers and employees and that, if necessary, the Company may be unable to attract qualified replacement directors, officer and employees to conduct the wind down process;

•	The interests of the Company’s directors and executive officers in the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution, including the Company’s continuing indemnification obligations to certain directors and officers during the wind down period and the compensation that will be received by the directors and officers conducting the wind down process; and

•	That the Dissolution forecloses the Company from entering into any future strategic business transaction that could enhance stockholder value, the potential loss of benefits to stockholders of remaining investors in a publicly traded “shell” company, and that a dissolution necessarily has the effect of liquidating each stockholder’s investment in the Company.

The members of the Board of Directors need not quantify or otherwise assign relative significance to any of the factors considered when making their determination, but may instead consider whether the factors as a whole justify recommending the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution to the Company’s stockholders. The foregoing summarizes the material factors and risks considered by the Board of Directors but it is in no way meant to be exhaustive of the discussion and information considered by the Board of Directors. In view of its many considerations, the Board of Directors did not quantify or otherwise assign relative significance to any factor considered. In addition, each member of the Board of Directors may have given different significance to each factor.

Recommendation of our Board of Directors

After due consideration, our Board of Directors concluded that the potential benefits to our stockholders of receiving cash pursuant to the sale of all or substantially all of the Remaining Assets, the Complete Liquidation and the Dissolution outweigh any potential for future development of a profitable business opportunity by the Company, such as those reasonably anticipated to be available to the Company based on the Board of Directors’ extensive efforts to identify strategic alternatives for the Company, and the potential risks to the Company and its stockholders of not liquidating and dissolving. In connection with the Dissolution, the Board of Directors has concluded that the sale of all or substantially all of the Remaining Assets to one or more potential buyers on such terms and conditions, including without limitation the purchase price, as the Board of Directors deems to be fair to and in the best interests of the Company and its stockholders is in the best interests of the Company and its stockholders and recommends that you vote “FOR” the approval of the Asset Sale — Complete Liquidation Proposal.

Vote Required

The affirmative vote, whether in person or by proxy, of the holders of a majority of the outstanding voting power of the shares entitled to vote on the matter is required to approve the Asset Sale — Complete Liquidation Proposal.

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and Dissolution Proposal, our

Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal.

If the Company does not obtain the requisite stockholder approval for the Asset Sale-Complete Liquidation Proposal, the Board of Directors may not make the First Liquidating Distribution or any Additional Liquidating Distributions or may materially reduce the amount of the First Liquidating Distribution or any Additional Liquidating Distributions. If the Asset Sale-Complete Liquidation Proposal is not approved, we will continue to consider our strategic options with respect to our Remaining Assets and will continue with our efforts to determine what, if any, other alternatives would be in the best interests of our stockholders.

The approval of Proposal No.1 is not contingent on approval of Proposal No.2.

THE BOARD OF DIRECTORS UNANIMOUSLY RECOMMENDS THAT
YOU VOTE “FOR” PROPOSAL NO.1.

PROPOSAL NO. 2

DISSOLUTION

We are seeking the approval of our stockholders of the Dissolution, which we intend to implement after a substantial portion of, but not necessarily all, of our remaining assets are sold (if the Asset Sale-Complete Liquidation Proposal described elsewhere in this proxy statement is approved). Implementation of the Dissolution is contingent upon stockholder approval of this proposal, though the Board of Directors reserves the right, in the exercise of its fiduciary duties, to not implement the Dissolution notwithstanding stockholder approval of this Dissolution Proposal.

The Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are independent proposals. A vote for or against one of these proposals does not count as a vote for or against the other. However, our Board of Directors believes that the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are integral parts of the Board of Directors’ overall plan to maximize stockholder value. In the event our stockholders do not approve both the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, our Board of Directors will consider whether to proceed with the transactions and processes contemplated by these two proposals and may, in its sole discretion, decide not to implement either proposal.

Recommendation of our Board of Directors and Reasons for the Dissolution Proposal

On July 28, 2011, our Board of Directors unanimously adopted a resolution that it was appropriate, advisable and in the best interests of our stockholders to dissolve the Company and wind down its affairs in order to maximize stockholder value pursuant to the Complete Liquidation and the Dissolution. The Board of Directors recommends that stockholders vote “FOR” the Dissolution. Approval of the Dissolution shall constitute the required stockholder approval to dissolve the Company and to approve the Plan of Dissolution.

For the reasons for the Board of Directors’ recommendation of stockholder approval of the Dissolution, see “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation — Reasons for the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal” and “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation — Recommendation of our Board of Directors.”

Additionally, the approval of the Dissolution Proposal will authorize the Board of Directors to wind up the affairs of the Company, to cease operating the business for which the Company was organized and to finally terminate the existence of the Company.

Plan of Dissolution and Estimate of Cash Distributable to Stockholders

The Plan of Dissolution provides for the completion of the voluntary liquidation, winding up and dissolution of MedCath which shall have begun in connection with the implementation of the Asset Sale-Complete Liquidation Proposal. If the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal

are approved by our stockholders, then prior to the Outside Filing Date, as may be extended to the Extended Filing Date, we will seek to (i) sell our Remaining Assets, (ii) pay, or establish a reserve to pay, all of the Company’s liabilities, including without limitation (a) any liabilities arising out of the ICD Investigation, (b) other currently unknown or unanticipated liabilities, and (c) a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise after the Filing, and (iii) make one or more Additional Liquidating Distributions. Thereafter, we will make the Filing in order to dissolve and will attempt to liquidate our remaining assets, satisfy or make reasonable provisions for the satisfaction of our remaining obligations, and make distributions to stockholders of any available liquidation proceeds, as well as any remaining cash on hand. If at any time prior to the Filing our Board of Directors determines that the Dissolution is not in the best interests of our stockholders, our Board of Directors may direct that the Dissolution be abandoned, or may amend or modify the Plan of Dissolution, to the extent permitted by the DGCL, without further stockholder approval. After the Filing, the Board of Directors may seek stockholder approval for the revocation of the Dissolution if it determines that the Dissolution is no longer in the best interests of the Company and our stockholders.

If the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are approved by our stockholders, and no currently unknown or unanticipated material liabilities of the Company arise, we anticipate making the First Liquidating Distribution to our stockholders of $6.75 per share of common stock prior to December 31, 2011. Thereafter, subject to the risks and conditions outlined throughout this proxy statement including without limitation the Additional Distribution Conditions, the Company will seek to make prior to the Filing one or more Additional Liquidating Distributions.

The potential additional amount available for distribution, following the First Liquidating Distribution, may be, in the aggregate, in the range of up to $8.19 to $10.21 per share. That range does not include a reserve or estimate for any liabilities arising out of the ICD Investigation, other currently unknown or unanticipated liabilities or a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise after the Filing. Those amounts may be material and may materially reduce the amount of any Additional Liquidating Distributions. Additionally, to the extent that prior to the Outside Filing Date, as may be extended to the Extended Filing Date, the Company has not been successful at selling substantially all of our Remaining Assets, or the net proceeds from the sale of our Remaining Assets are less than the Company’s current estimates, or all potential Tax Attributes are not realized, then the amount of any Additional Liquidating Distributions which may be made prior to the Filing may be reduced and the Company will seek to make post-Filing Additional Liquidating Distributions to the extent funds are finally available therefore, the final amount of which may also be reduced due to the risks and conditions discussed above. We currently anticipate that any post-Filing Additional Liquidating Distributions would be made no sooner than at least the date which is approximately nine months after the Filing and may not occur, if at all, until several years after the Filing. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)” and “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

It is not possible to predict with certainty the portion of any Additional Liquidating Distributions which will be made before the Filing and the portion of any Additional Liquidating Distributions which will be made after the Filing.

The Company also estimates that the amount of income taxes that may be reduced or refunded as a result of the sale of MedCath’s remaining unsold hospitals at an expected loss may be in the range of $21,600,000 to $25,054,000. If, however, there should be an “ownership change” under and as defined in Section 382 of the Internal Revenue Code of 1986, as amended, a possibility that the Company believes is unlikely, there may be little or no such refund of income taxes. On June 13, 2011, the Company entered into the Section 382 Rights Plan seeking to preserve for the Company’s stockholders the value or availability of certain of the Company’s Tax Attributes. See the Company’s current report on Form 8-K filed on June 16, 2011 and “Background of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal — General.”

The sales of our Remaining Assets will occur in one or more transactions, and cash distributions may be made in one or more installments. The timing of cash distributions to our stockholders will depend on, among other things, the timing of the consummation of all or a portion of the sale transactions and payment of or reservation for liabilities, known or unknown, contingent or otherwise and tax refunds associated with any tax losses, to the extent we have tax gains to offset. The amount and timing of the First Liquidating Distribution and any Additional Liquidating Distributions will be at the discretion of our Board of Directors and, following the Filing with the Delaware Secretary of State, approval of the Delaware Court of Chancery.

The management of the Company has prepared the prospective financial information set forth below to present the potential distributable proceeds available for distribution to stockholders after the completion of the sales of our Remaining Assets, the Complete Liquidation and the Dissolution of the Company. The prospective financial information was not prepared with a view toward complying with the guidelines established by the American Institute of Certified Public Accountants with respect to prospective financial information, but, in the view of the Company, was prepared on a reasonable basis, reflects the best currently available estimates and judgments, and presents, to the best of the Company’s knowledge and belief, the expected course of action and the expected future financial performance of the Company. However, this information is not fact and should not be relied upon as being necessarily indicative of future results, and readers of this proxy statement are cautioned not to place undue reliance on the prospective financial information. Neither the Company’s independent auditors, nor any other independent accountants, have compiled, examined, or performed any procedures with respect to the prospective financial information contained herein, nor have they expressed any opinion or any other form of assurance on such information or its achievability, and assume no responsibility for, and disclaim any association with, the prospective financial information.

The prospective financial information below does not include an estimate of the amount, if any, that the Company may pay for the reimbursement and related fines and penalties as a result of the ICD Investigation or other currently unknown liabilities which could be material. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2).” Any reimbursement and related fines and penalties, if any, will reduce the assets available for distribution to our stockholders and may be substantial.

Estimated Liquidating Distributions to Stockholders

	Estimated Range
	Low	High
	(In thousands, except for per share amounts)

Pro Forma Cash and Cash Equivalents as of March 31, 2011(1)	$220,227	$220,227
Estimated Cash Proceeds and (Outlays)
Cash attributable to minority partners(2)	(6,314)	(5,683)
Liquidation of net working capital after sale of HHNM(3)	2,956	3,284
Liquidation of net working capital of discontinued operations(4)	23,359	25,954
Proceeds from sale of remaining assets(5)	82,641	93,398
Cash (used in) provided by on-going hospital operations(6)	(354)	12,267
Liquidation of corporate held assets(7)	10,152	12,691
Corporate income tax refunds, net(8)	48,356	39,749
Corporate operating expenses after March 31, 2011(9)	(29,917)	(27,197)
Severance and retention bonuses after March 31, 2011(10)	(7,007)	(7,007)
Income tax liability for stock based compensation(11)	(2,280)	(2,280)
Contract termination costs(12)	(4,016)	(3,416)
Insurance(13)	(3,980)	(3,618)
Professional fees(14)	(6,574)	(5,074)
Reserve for unanticipated claims and contingencies(15)	(21,867)	(6,662)

Total Net Estimated Cash Proceeds	$85,154	$126,406

Estimated Cash to Distribute to Stockholders	305,381	346,633

Assumed Shares Outstanding(16)	$20,436	$20,444
Estimated Per Share Distribution	$14.94	$16.96

(1)	Reflects the cash balance at March 31, 2011 as reflected in the pro forma balance sheet reflecting the recent sale of MedCath Partners, Heart Hospital of New Mexico and Arkansas Heart Hospital.

(2)	Estimated cash on hand to be distributed to the minority partners as a result of our various sales transactions.

(3)	Estimated cash generated from the liquidation of all assets and liabilities retained as of March 31, 2011 related to Heart Hospital of New Mexico. The low end assumes lower than anticipated collection of outstanding accounts receivable.

(4)	Estimated cash generated from the liquidation of all assets and liabilities in discontinued operations at March 31, 2011. We will continue to keep this cash at the partnerships to cover any potential unknown contingencies and for required escrow balances until such time the Company believes the risk of unknown claims and the escrow periods have passed.

(5)	Reflects the aggregate estimate of sales proceeds allocable to MedCath from the four Remaining Assets within the hospital division. The high end assumes the sale of the assets at our best estimate of current fair market value. The aggregate low end is the current carrying value of the remaining assets as of March 31, 2011.

(6)	Includes cash generated from hospitals still in operation up to an assumed date of sale. Includes cash generated from Arkansas Heart Hospital and Heart Hospital of New Mexico until July 31, 2011, the sale date for these assets. High end assumes all remaining assets are sold by September 30, 2011. The low end also assumes that the date of sale for certain of our hospitals does not occur until September 2012. Additional costs are expected to be incurred to operate these hospitals for a longer period of time.

(7)	Includes the liquidation of corporate held assets at our best estimate of fair market value including accounts receivable, property, plant and equipment and our investment in a medical office building.

(8)	Includes tax benefit related to vesting of restricted stock, refunds related to carry-back of estimated losses on corporate operations and net tax benefits related to future sale transactions. Refund amounts included in this calculation assume that all tax refunds are realized.

(9)	Corporate operating expenses expected to be incurred after March 31, 2011 and for a period of three years (the expected length of the wind down and liquidation process). Includes the following estimated expenses:

High End

Salaries, Wages & Benefits	$7,822
Legal & Other Professional Fees	8,257
Insurance — Health & Other	3,462
IT (outsourced)	1,821
Contractual Wages	1,834
Board Fees and Expenses	3,085
Lease Expense	840
Office Expenses	1,414
Central Business Office (outsourced)	541
Storage	717
Interest Expense	124

$29,917

The low end of the range assumes the expenses are 10% above the Company’s estimate.

(10)	Severance and stay-on bonus expense based on known employee contracts and commitments in place at March 31, 2011 with the expectation that the severance and bonuses will be paid.

(11)	Withholding tax liability paid upon the vesting of employee restricted stock.

(12)	Company will incur an expense to terminate certain corporate contracts, including the leased corporate office space. The high end assumes the Company is successful in finding a tenant to sublease the corporate office space, but provides for an amount paid to satisfy tenant uplifts and discounts and lease expense that may be incurred for a short-term period for remaining employees.

(13)	Includes the payment of all required insurance programs during the wind down period and purchase of tail insurance after the wind down period. The expense is primarily related to directors and officers insurance.

(14)	Includes an estimate for attorney, audit, consultant and regulatory fees to be incurred during the wind down period. The low end assumes we will hold our remaining assets longer than we anticipate and the potential legal costs to dispose of the asset at a later date. The low end also assumes we do not receive relief from the SEC regarding our filing requirements and we continue to incur costs in connection with filings with the SEC for a longer period of time. We will not seek relief from the SEC of our filing requirements until the Filing date.

(15)	Estimated range of cash for potential claims and contingencies. This estimate includes potential reimbursement claims as the result of Recovery Audit Consultant (“RAC”) reviews, potential cost report adjustments based on the ability to obtain disproportionate share (“DSH”) reimbursement, an estimate for the settlement of outstanding legal claims, an estimate of potential tax audit claims, and a $2,000,000 estimate for claims related to events in which we cannot predict or estimate. Other than the $2,000,000, the estimates were derived using historical adjustments and outcomes on claims and are not based on any known knowledge that these expenses will be incurred. The estimate does not include expenses related to events or claims that we cannot reasonably quantify or predict and which may be material, including the cost and expenses related to the ICD Investigation. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2).”

(16)	Includes all outstanding shares as of March 31, 2011 plus an estimate for restricted shares that will vest as well as in-the-money stock options as of the distribution date.

Estimated First Liquidating Distribution

The table set forth below represents the Company’s calculation of the First Liquidating Distribution that will be paid if the Asset Sale — Complete Liquidation Proposal and the Dissolution Proposal are approved and no currently unknown material liabilities of the Company arise prior thereto. The First Liquidating Distribution represents a portion of the aggregate amount of the liquidating distributions discussed in the table set forth above. We estimate that we will make this First Liquidating Distribution prior to the end of our quarter ending December 31, 2011 to stockholders as of the record date for such distribution. The estimate of the First Liquidating Distribution is based on the low end of the estimated liquidating distributions to stockholders as reflected in the above table to ensure enough cash remains to cover all estimated expenses of the Company that may occur. Future distributions will be made when the Company generates cash from future sales, recognizes tax benefits and has provided for all known and unknown liabilities and contingencies of the Company.

Estimated First Liquidating Distribution to Stockholders

			Estimated First
			Liquidating
	Low	High	Distribution
	(In thousands, except for per share amounts)

Pro Forma Cash and Cash Equivalents as of March 31, 2011	$220,227	$220,227	$220,227
Estimated Cash Proceeds and (Outlays)
Cash attributable to minority partners	(6,314)	(5,683)	(6,314)
Liquidation of net working capital after sale of HHNM	2,956	3,284	*
Liquidation of net working capital of discontinued operations	23,359	25,954	*
Proceeds from sale of remaining assets	82,641	93,398	*
Cash (used in) provided by on-going hospital operations	(354)	12,267	(354)
Liquidation of corporate held assets	10,152	12,691	*
Corporate income tax refunds, net	48,356	39,749	*
Corporate operating expenses after March 31, 2011	(29,917)	(27,197)	(29,917)
Severance and retention bonuses after March 31, 2011	(7,007)	(7,007)	(7,007)
Income tax liability for stock based compensation	(2,280)	(2,280)	(2,280)
Contract termination costs	(4,016)	(3,416)	(4,016)
Insurance	(3,980)	(3,618)	(3,980)
Professional fees	(6,574)	(5,074)	(6,574)
Reserve for unanticipated claims and contingencies	(21,867)	(6,662)	(21,867)

Estimated Cash to Distribute to Stockholders			$137,918
Assumed Shares Outstanding			20,436
Estimated Per Share Distribution			$6.75

*	Cash is not available for distribution until the occurrence of future events described elsewhere in this proxy statement.

Notwithstanding the foregoing, uncertainties as to the precise net value of our assets and the ultimate amount of our liabilities make it impossible to predict with certainty the aggregate net amounts that will ultimately be available for distribution to stockholders or the timing of any such distribution. Such amount and timing will depend on a number of factors, which cannot be determined at this time, including:

•	the ultimate amount of our known, unknown and contingent debts and liabilities, including, without limitation, liabilities arising from the ICD Investigation which could be material;

•	the purchase prices we receive upon the sale or liquidation of our Remaining Assets;

•	the timing and amounts of tax refunds;

•	the fees and expenses incurred by us in connection with the transactions contemplated by the Asset Sale-Complete Liquidation Proposal and estimated fees and expenses incurred by us to liquidate our remaining assets and dissolve the Company;

•	whether the potential buyers in the sales of our Remaining Assets meet their obligations to perform and discharge the obligations and liabilities assumed by them in such sales; and

•	the amount of funds necessary to sustain corporate operations and cover operating expenses during the wind down period.

As a result, the amount of cash remaining following the completion of the Dissolution could vary significantly from our current estimates.

The Board is currently exploring various alternatives with respect to the treatment of outstanding stock options in connection with the Dissolution of the Company. The effect of the treatment of stock options has been taken into account in the Company’s estimate of the aggregate amount that may be distributed to stockholders referred to in this proxy statement.

Under Section 275 of the DGCL, our Board of Directors must mail notice of its resolution to dissolve MedCath Corporation and convene a meeting of the stockholders to act upon such resolutions. This proxy statement serves as such notice. The current plan of Complete Liquidation and the Plan of Dissolution provides that, following approval of the Dissolution by stockholders holding a majority of the outstanding voting power of our common stock, the Board of Directors, without further action by the stockholders, may:

•	dissolve MedCath Corporation;

•	liquidate MedCath’s remaining assets;

•	pay, or provide for the payment of, any remaining, legally enforceable obligations of MedCath; and

•	distribute any remaining assets to the stockholders.

Certain material features of the Plan of Dissolution are summarized below. This summary is qualified in its entirety by reference to the complete text of the Plan of Dissolution. A complete copy of the Plan of Dissolution is attached hereto as Annex A. Stockholders should carefully read the Plan of Dissolution.

Liquidation and Dissolution Procedure

Following approval of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal by our stockholders, consummation of the sale of a substantial portion of, but not necessarily all of, our Remaining Assets, satisfaction of the Additional Distribution Conditions, making the First Liquidating Distribution and, if the Board of Directors deems advisable, one or more Additional Liquidating Distributions, we will take the steps necessary to make the Filing on or about the Outside Filing Date, as may be extended to the Extended Filing Date, with the Delaware Secretary of State and wind down our affairs as described below at such times as the Board of Directors, in its absolute discretion, deems necessary, appropriate or advisable to maximize the value of our assets upon liquidation. The dissolution will be effective upon the filing of the certificate of dissolution with the Delaware Secretary of State or upon such later date as may be specified in the certificate of dissolution. Once our certificate of dissolution is filed and effective, we will continue to operate any facilities we still own but will cease to conduct other business, except for the purpose of winding down our affairs, and we will close our transfer books. Under the DGCL, the Company will continue to exist for three years after the dissolution becomes effective, or for such longer period as the Delaware Court of Chancery shall direct, for the purposes of prosecuting and defending suits, whether civil, criminal or administrative, by or against it, and enabling it to gradually settle and close its business, to dispose of and convey its property, to discharge its liabilities and to distribute to its stockholders any remaining assets, but not for the purpose of continuing the business for which the Company was organized.

Revocation of the Plan of Dissolution

By approving the Dissolution, stockholders will also be granting the Board of Directors the authority, notwithstanding stockholder approval of the Dissolution, to abandon or defer the Dissolution prior to the Filing without further stockholder action, if the Board of Directors determines that liquidation and dissolution are not in the best interests of the Company and our stockholders. After the Filing, the Board of Directors may revoke the Dissolution if holders of a majority of the voting power of the Company’s common stock entitled to vote on the Dissolution Proposal approve a resolution adopted by the Board of Directors recommending such revocation.

Dissolution Process

The Plan of Dissolution provides that the Board of Directors will dissolve the Company and liquidate our assets in accordance with the provisions of Sections 280 and 281(a) of the DGCL. These procedures would require the Company to:

•	publish notice of the Dissolution and mail notice of the Dissolution to all persons known to have a claim against us and provide for the acceptance or rejection of any such claims in accordance with Section 280 of the DGCL;

•	offer to any claimant on a contract whose claim is contingent, conditional or unmatured, security in an amount sufficient to provide compensation to the claimant if the claim matures and petition the Delaware Court of Chancery to determine the amount and form of security sufficient to provide compensation to any claimant who rejects our offer of security in accordance with Section 280 of the DGCL;

•	petition the Delaware Court of Chancery to determine the amount and form of security which would be reasonably likely to be sufficient to provide compensation for claims that are subject of pending litigation against us and claims that have not been made known to us at the time of dissolution but are likely to arise or become known within five years (or a longer period not to exceed ten years in the discretion of the Delaware Court of Chancery), each in accordance with Section 280 of the DGCL;

•	pay, or make adequate provision for payment, of all claims made against us and not rejected, including all expenses of the sale of assets and of the liquidation and dissolution provided for by the Plan of Dissolution in accordance with Section 280 of the DGCL;

•	post all security offered to claimants holding contingent, conditional or unmatured contractual claims if not rejected by such claimant and all security ordered by the Delaware Court of Chancery in accordance with Section 280 of the DGCL; and

•	pay, or make adequate provision for payment, of all other claims that are mature, known and uncontested or that have been finally determined to be owing by us.

Our Board of Directors and our remaining officers will oversee our liquidation and dissolution. As compensation for the foregoing, our remaining officers will continue to receive salary and benefits as determined by the Board of Directors. We also anticipate that members of our Board of Directors will receive compensation during this period, although the form and amount of such compensation has not been finally determined. We may also elect to reduce the size of our Board of Directors at any time before or after the Filing.

Authority to Sell any Remaining Assets

The Plan of Dissolution gives the Board of Directors, to the fullest extent permitted by law, the authority to liquidate all of our assets in the manner that is in the best interest of the Company’s stockholders after the Filing. Accordingly, stockholder approval of the Dissolution Proposal will constitute, to the fullest extent permitted by law, approval of our sale of any and all of our Remaining Assets after the Filing, on such terms and conditions as the Board of Directors, in its absolute discretion and without further stockholder approval, may determine.

The Board of Directors currently intends to continue to consider a number of scenarios for disposing of MedCath’s remaining assets to maximize stockholder value. See “Proposal No. 1 — Sale of All or Substantially All of the Remaining Assets of the Company and Complete Liquidation.”

Distributions to Stockholders

Claims, liabilities and expenses from operations, including operating costs, salaries and benefits, income taxes, payroll and local taxes, and miscellaneous office expenses, will continue to be incurred following approval of the Dissolution. We anticipate that expenses for professional fees and other expenses of liquidation may be significant. These expenses will reduce the amount of assets available for ultimate distribution to our stockholders.

If the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal are approved by our stockholders, and no currently unknown or unanticipated material liabilities of the Company arise, we anticipate making the First Liquidating Distribution to our stockholders of $6.75 per share of common stock prior to December 31, 2011. Thereafter, subject to the risks and conditions outlined throughout this proxy statement, including without limitation the Additional Distribution Conditions, the Company will seek to make one or more Additional Liquidating Distributions prior to the Filing.

The potential additional amount available for distribution, following the First Liquidity Distribution, may be, in the aggregate, in the range of up to $8.19 to $10.21 per share. That range does not include a reserve or estimate for any liabilities arising out of the ICD Investigation, other currently unknown or unanticipated liabilities or a reserve of such additional amount as the Board of Directors determines to be necessary or appropriate under the DGCL with respect to additional liabilities that may arise after the Filing. Those amounts may be material and may materially reduce the amount of any Additional Liquidating Distributions. Additionally, to the extent that prior to the Outside Filing Date (as may be extended to the Extended Filing Date) the Company has not successfully sold all or substantially all of our Remaining Assets, or the net proceeds from the sale of all or substantially all of our Remaining Assets are less than the Company’s current estimates, or all potential Tax Attributes are not realized, then the amount of any Additional Liquidating Distributions which may be made prior to the Filing may be reduced and the Company will seek to make post-Filing Additional Liquidating Distributions to the extent funds are finally available therefore, the final amount of which may also be reduced as a result of the risks and conditions discussed above. We currently anticipate that any post-Filing Additional Liquidating Distributions would be made no sooner than at least the date which is approximately nine months after the Filing and may not occur, if at all, until several years after the Filing. See “Risk Factors — Risks Related to the Dissolution Proposal (Proposal No. 2)” and “Proposal No. 2 — Dissolution — Plan of Dissolution and Estimate of Cash Distributable to Stockholders.”

It is not currently possible to predict with certainty the portion of any Additional Liquidating Distributions which will be made before the Filing and the portion of any Additional Liquidating Distributions which will be made after the Filing.

Following the Filing, we will pay and discharge, or make adequate provision for the payment, satisfaction and discharge of all known and uncontested liabilities and obligations, including costs and expenses incurred and anticipated to be incurred in connection with the sale of any assets remaining after the certificate of dissolution is effective. We will reserve assets in a contingency reserve deemed by management and the Board of Directors to be adequate to provide for such pending liabilities and obligations that have not arisen but might arise. The amount of any contingency reserve is also subject to the approval of the Delaware Court of Chancery. The amount of any contingency reserve will be materially impacted by any liabilities arising from the ICD Investigation, which liabilities the Company cannot currently estimate and which may be material.

Our Board of Directors will determine, in its sole discretion and in accordance with applicable law, the timing, the amount and kind of, and the record date for, any distribution made to stockholders, subject to the approval of the Delaware Court of Chancery. The First Liquidating Distribution and any Additional Liquidating Distributions will be made to stockholders on a pro rata basis. Although the Board of Directors has not established a firm timetable for any distribution to stockholders, the Board of Directors currently anticipates, subject to the risks and conditions described in this proxy statement, including without limitation the

Additional Distribution Conditions, (i) making the First Liquidating Distribution prior to December 31, 2011, (ii) seeking to make one or more Additional Liquidating Distributions prior to the Filing on or about the Outside Filing Date, as may be extended to the Extended Filing Date, and (iii) subject to the exigencies discussed above inherent in winding up our business and which are described elsewhere herein, seeking to make further Additional Liquidating Distributions following the Filing.

Stockholders should not send their stock certificates with the enclosed proxy.

SEC Reporting Requirements

Whether or not our Dissolution is approved, MedCath has an obligation to continue to comply with the applicable reporting requirements of the Exchange Act, even if compliance with such reporting requirements is economically burdensome. If the Dissolution is approved by our stockholders, after the Filing, in order to curtail expenses, we expect to seek relief from the SEC from the reporting requirements under the Exchange Act, but there can be no assurances that such relief will be granted by the SEC. If such relief is granted, the Company currently intends to continue to provide stockholders with financial statements that would be filed periodically on our website.

Liquidating Trusts or Limited Liability Companies

Although no decision has been made, if deemed advisable by the Board of Directors for any reason, we may, following the effectiveness of the certificate of dissolution, transfer any of our unsold assets to one or more trusts or limited liability companies established for the benefit of stockholders, subject to the claims of creditors. Thereafter, these assets will be sold or distributed on terms approved by the trustees of the trusts or managers of the limited liability companies or trusts, as applicable. Our Board of Directors is authorized to appoint one or more trustees of each liquidating trust or one or more managers of each limited liability company and to cause the Company to enter into a liquidating trust agreement or limited liability company agreement with the trustee(s) or manager(s) of each such trust or limited liability company on such terms and conditions as may be approved by the Board of Directors. Our Board of Directors and management may determine to transfer assets to a liquidating trust or limited liability company in circumstances where the nature of an asset is not susceptible to distribution (for example, interests in intangibles) or where our Board of Directors determines that it would not be in the best interests of the Company and our stockholders for those assets to be distributed directly to the stockholders at that time. If all of our assets (other than the contingency reserve) are not sold or distributed prior to the third anniversary of the effectiveness of the Dissolution, we may transfer in final distribution those remaining assets to a liquidating trust or limited liability company, or we may petition the Delaware Court of Chancery to extend the three year period. Our Board of Directors may also elect in its discretion to transfer the contingency reserve, if any, to a liquidating trust or limited liability company. Our Board of Directors believes the flexibility provided by the Plans of Complete Liquidation and Dissolution with respect to the liquidating trusts or limited liability companies to be advisable. The trust or limited liability company would be evidenced by a trust agreement or limited liability company agreement, as applicable, between the trustees or mangers and us. The purpose of the trust or limited liability company would be to serve as a temporary repository for the trust or limited liability company property prior to its disposition or distribution to our stockholders. The transfer to the trust or limited liability company and distribution of interests therein to our stockholders would enable us to divest ourselves of the trust or limited liability company property and permit our stockholders to enjoy the economic benefits of ownership of the trust or limited liability company property. Pursuant to a trust agreement or limited liability company agreement, as applicable, the trust or limited liability company property would be transferred to the trustees or managers immediately prior to the distribution of interests in the trust or limited liability company to our stockholders, to be held for the benefit of the stockholder beneficiaries subject to the terms of the trust agreement or limited liability company agreement, as applicable. Stockholder approval of the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal will also constitute approval of any such appointment and any liquidating trust agreement or limited liability company agreement. See “Proposal No. 2 — Dissolution — Material U.S. Federal Income Tax Consequences of the Complete Liquidation and Dissolution.”

Potential Creditor Claims if Reserves Insufficient

If a court holds at any time that we have failed to make adequate provision for our expenses and liabilities or if the amount ultimately required to be paid in respect of such liabilities exceeds the amount available from the contingency reserve, our creditors could seek an injunction against the making of distributions on the grounds that the amounts to be distributed are needed to provide for the payment of our expenses and liabilities. Any such action could delay or substantially diminish the amount of any cash distributions to stockholders.

If we fail to create an adequate contingency reserve for payment of our expenses and liabilities, creditors could assert claims against each stockholder receiving a distribution or dividend for the payment of any shortfall, up to the amounts previously received by the stockholder in distributions or dividends from us.

Accounting Treatment

Upon approval of the Dissolution, we will change our basis of accounting from the going-concern basis which contemplates realization of assets and satisfaction of liabilities in the normal course of business to the liquidation basis. Under the liquidation basis of accounting, assets are stated at their estimated net realizable values and liabilities are stated at their estimated settlement amounts. Recorded liabilities will include the estimated costs associated with carrying out the Plan of Dissolution. For periodic reporting, a statement of net assets in liquidation will summarize the liquidation value per outstanding share of common stock. Valuations presented in the statement will represent management’s estimates, based on present facts and circumstances, of the net realizable values of assets and costs associated with carrying out the Plan of Dissolution based upon management assumptions.

The valuation of assets and liabilities will necessarily require many estimates and assumptions, and there will be substantial uncertainties in carrying out the provisions of the Plan of Dissolution. Ultimate values of assets and settlement amounts for liabilities are expected to differ from estimates recorded in interim statements.

Authority of Directors and Officers

We expect that the current members of the Board of Directors (or a subset thereof) and our officers will continue in their positions for the purpose of winding up the business and affairs of the Company until such time as their services are no longer necessary. The Board of Directors may appoint officers, hire employees and retain independent contractors and agents in connection with the wind down process, and is authorized to pay compensation to or otherwise compensate the Company’s directors, officers, employees, independent contractors and agents above their regular compensation levels in recognition of the extraordinary efforts they may be required to undertake in connection with the successful implementation of the Plan of Dissolution. Approval of the Dissolution Proposal by the requisite vote of our stockholders will constitute approval by our stockholders of any such cash or non-cash compensation.

The approval of the Dissolution Proposal by our stockholders also will authorize, without further stockholder action, our Board of Directors to do and perform, or to cause our officers to do and perform, any and all acts and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that our Board of Directors deems necessary, appropriate or desirable, in the absolute discretion of the Board of Directors, to implement the Plans of Complete Liquidation and Dissolution and the transactions contemplated thereby, including without limitation all filings or acts required by any federal, state or local law or regulation to wind down its affairs.

Indemnification of Directors and Officers

We anticipate that certain of our current directors and officers will continue to serve in these capacities after the approval of the Dissolution by our stockholders. Under the DGCL, directors remaining in office may owe fiduciary duties to creditors as well as to our stockholders during the dissolution process.

Pursuant to the Plan of Dissolution, we will continue to indemnify our officers and directors for actions taken generally and in connection with the Dissolution and the Plan of Dissolution and the winding up of our affairs in accordance with our certificate of incorporation, bylaws, existing indemnification agreements, our existing directors’ and officers’ liability insurance policy and applicable law. Any claims arising in respect of such indemnification could be satisfied out of the contingency reserve or out of assets transferred to a liquidating trust, if any.

Our Board of Directors has obtained and our Board of Directors and the trustees of any liquidating trust are authorized to obtain and maintain insurance as may be necessary to cover our indemnification obligations.

Final Record Date

If the Dissolution is approved by our stockholders and our Board of Directors, we will close our transfer books on the date the Filing is made, in accordance with the DGCL (the “Final Record Date”). After the Final Record Date, we will not record any further transfers of our common stock except pursuant to the provisions of a deceased stockholder’s will, intestate succession or operation of law and we will not issue any new stock certificates, other than replacement certificates. The Company will not retain a transfer agent after the Final Record Date. We intend to provide our stockholders notice of the date we intend to make the Filing with the Delaware Secretary of State by public announcement and by filing a current report on Form 8-K, no less than 20 calendar days’ prior to the Filing.

Regulatory Matters

Except for the Filing and the payment of all franchise taxes due to or assessable by the State of Delaware, we are not subject to any Federal or state regulatory requirements in connection with the Dissolution, and are not required to obtain any Federal or state approval in order to consummate the Dissolution. Approvals related to the HSR Act may be necessary in connection with future asset sales by the Company.

Absence of Appraisal Rights

Under the DGCL, appraisal rights are not provided to stockholders in connection with the Dissolution.

Material U.S. Federal Income Tax Consequences of the Complete Liquidation and Dissolution

The following discussion is a general summary of the material U.S. Federal income tax consequences of the complete liquidation and dissolution of the Company pursuant to the Complete Liquidation and the Dissolution to the Company and its stockholders who hold their shares of Company stock as a capital asset, but does not purport to be a complete analysis of all the potential tax effects. The discussion addresses neither the tax consequences that may be relevant to particular categories of investors subject to special treatment under certain U.S. Federal income tax laws (such as dealers in securities, banks, insurance companies, tax-exempt organizations, and foreign individuals and entities) nor any tax consequences arising under the laws of any state, local or foreign jurisdiction.

The discussion is based upon the Internal Revenue Code of 1986, as amended, Treasury Regulations, administrative rulings and judicial decisions now in effect, all of which are subject to change at any time, either prospectively or retrospectively, by legislative, administrative or judicial action. The following discussion has no binding effect on the Internal Revenue Service, or IRS, or the courts. No ruling has been requested from the IRS with respect to the anticipated tax treatment of the liquidation and dissolution of the corporation pursuant to the Complete Liquidation and the Dissolution, and we will not seek an opinion of counsel with respect to the anticipated tax treatment summarized herein.

The term “complete liquidation” is not defined in the Internal Revenue Code. The approval of the Asset Sale — Complete Liquidation Proposal does not ensure that the First Liquidating Distribution or any Additional Liquidating Distributions the Company intends to make will be treated as distributions in “complete liquidation” by the Internal Revenue Service. The Internal Revenue Service has a policy of not issuing private letter rulings regarding the tax effect to stockholders of corporate liquidations when the distributions in liquidation are to be made over a period in excess of three years. The Company has not sought a private letter ruling.

The case law on complete liquidations does not require that a complete liquidation be completed within three years. The Company will seek to make the First Liquidating Distribution and any Additional Liquidating Distributions to its stockholders within a three year period, but there are no assurances it will be able to do so. Either the failure to complete the sale of the Remaining Assets or to pay, or establish reserves to pay, all of the Company’s creditors or the various requirements of the DGCL could make it impossible to complete the liquidating distributions within a three year period.

The Company will also endeavor to ensure that any liquidating trust or limited liability company formed to be the transferee of certain of the assets of the Company will be treated for tax purposes as a liquidating trust, or in the case of a limited liability company as a partnership, for Federal income tax purposes. However, there can be no assurance that any liquidating trust or limited liability company, if created, will be treated as a liquidating trust or a partnership for Federal income tax purposes, or that the First Liquidating Distribution and any Additional Liquidating Distributions, if any, will be treated as liquidating distributions. If the liquidating trust or the limited liability company are not treated as a trust or a partnership, as the case may be, but are instead treated as a continuation of the existing corporation for Federal income tax purposes, the liquidating distributions would likely not be treated as distributions in complete liquidation for tax purposes and would likely be treated as taxable dividends to the extent of the Company’s earnings and profits.

The Company intends to accomplish the Complete Liquidation and the Dissolution of the Company in a manner that will qualify the Complete Liquidation and the Dissolution as a “complete liquidation” within the meaning of Section 346(a) of the Internal Revenue Code, but there can be no assurance that its efforts to do so will be successful. The remainder of this Material U.S. Federal Income Tax Consequences of the Complete Liquidation and Dissolution will assume that all the distributions by the Company to its stockholders after a vote of the stockholders approving the complete liquidation of the Company will be treated for Federal income tax purposes as distributions in complete liquidation of the Company.

U.S. Federal Income Tax Consequences to the Company

Even if we liquidate, the Company will continue to be subject to income tax on our taxable income until the liquidation and dissolution is complete (i.e., until all of our Remaining Assets have been sold or distributed to our stockholders or the liquidating trust). The Company will recognize gain or loss upon any liquidating distribution of property (other than cash) to stockholders or to the liquidating trust or limited liability company for the benefit of the stockholders as if such property were sold for its fair market value. Ordinarily, corporate gain or loss (unless certain exceptions to loss recognition apply) is recognized in an amount equal to the difference between the Company’s adjusted tax basis for each asset and the asset’s sale price, if the asset is sold, or the asset’s fair market value on the date of distribution if the asset is distributed to, or for the benefit of, its stockholders.

The Company estimates that the Remaining Assets, in the aggregate, will be sold at a net loss. We expect that all or a substantial portion of such losses, and wind down operating losses, will be incurred in fiscal 2012 and fiscal 2013 will be carried back for income tax purposes to the Company’s fiscal year ending September 30, 2011, and the Company will be entitled to a refund of a significant portion of the income taxes that were paid or will be paid in connection with the asset sales completed prior to the Special Meeting. If, however, there should be an “ownership change” under and as defined in Section 382 of the Internal Revenue Code of 1986, as amended,, a possibility that the Company believes is unlikely, there may be little or no such refund of income taxes.

U.S. Federal Income Tax Consequences to our Stockholders

If we effect the Complete Liquidation of the Company, a stockholder will recognize gain or loss separately on each block of stock owned by the stockholder. All distributions in liquidation will be deemed to be made proportionately with respect to each of his outstanding blocks of the Company’s stock. Gain on the distributions in liquidation of the Company will be recognized with respect to a block only when the amount of the aggregate distributions (in money or in the fair market value of property distributed to the stockholder or on his behalf) with respect to such block exceeds the tax basis in such block. After the stockholder has received distributions with respect to a block that equals his tax basis in such block, all distributions with respect to such block will be taxable as capital gain.

A stockholder will recognize a loss with respect to each of his blocks of stock in the Company only in the tax year in which the final distribution to him is made, and only if the stockholder has not received distributions equal to the stockholder’s tax basis in such blocks. The amount of the loss will be equal to the difference between the amount by which the stockholder’s basis in such block exceeds the amount of distributions that the stockholder has received with respect to such block.

Currently, long-term capital gain realized by a stockholder that is an individual, estate or trust is generally taxed at a maximum rate of 15%, but that maximum rate is scheduled to increase to 20% in 2013. Also, starting in 2013 the Medicare tax of 3.8% will apply to capital gain income for high income individuals, estates and most trusts. For individuals, high income is income in excess of modified adjusted gross income of between $125,000 and $250,000 depending on the individual’s circumstances. A capital gain or loss will be long term with respect to stock that has been held by a stockholder for more than one year. Although there is very little precedent, the Company (consistently with such precedent) believes that with respect to each distribution a stockholder’s holding period for capital gain purposes ends on the date such distribution is actually or constructively received. Capital losses can generally be used to offset capital gains and, for individuals, estates or trusts, up to $3,000 of ordinary income. The tax basis of any property, other than cash, either received by each stockholder or by a liquidating trust or limited liability company on the stockholder’s behalf upon our Complete Liquidation will be the fair market value of the property at the time of the distribution.

If a stockholder has paid taxes on amounts previously distributed and is required to repay an amount previously distributed which is $3,000 or less, it is possible that the stockholder will incur greater taxes than if he had never received the amount the stockholder was required to repay.

If we effect the Complete Liquidation, we will, after the close of each calendar year, provide stockholders and the IRS with a statement of the amount of cash and our best estimates of the fair market value of any property distributed to the stockholders (or transferred to the liquidating trust) during that year as determined by us, at such time and in such manner as required by the Treasury Regulations.

If we do not effect the Complete Liquidation it is expected that all distributions to stockholders will be treated as dividends to the extent of the Company’s earnings and profits. Dividends are currently taxed at a maximum rate of 15%, but the maximum tax rate for dividends is scheduled to increase to 39.6% in 2013. Also, starting in 2013 the Medicare tax of 3.8% will apply to dividend income for high income individuals, estates and most trusts. For individuals, high income is income in excess of modified adjusted gross income of between $125,000 and $250,000 on the individual’s circumstances. Dividends in excess of the Company’s earnings and profits would be tax free to stockholders to the extent of their tax basis in their shares, and thereafter would be taxable as capital gains.

U.S. Income Tax Consequences of a Liquidating Trust or Limited Liability Company

If the Company transfers assets to a liquidating trust in connection with the Complete Liquidation and the Dissolution, we currently intend to structure such trust so that stockholders will be treated for tax purposes as having received a final distribution from the Company at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the liquidating trust, reduced by the amount of known liabilities assumed by the liquidating trust or to which the property transferred is subject, and then having contributed such property to the trust. The distribution will be treated as the final distribution in complete liquidation of the stockholder’s common stock.

Upon formation of a liquidating trust, stockholders, as owners of the trust, must take into account for U.S. Federal income tax purposes their pro rata portion of any income, expense, gain or loss recognized by the liquidating trust. The income, expense, gain or loss recognized by the liquidating trust will not affect the stockholder’s basis in his or her common stock.

If we transfer assets to a limited liability company in connection with the Dissolution, we currently intend to structure such limited liability company so that stockholders will be treated for tax purposes as having received a final distribution from the Company at the time of transfer of their pro rata share of money and the fair market value of property other than money transferred to the limited liability company, reduced by the amount of known liabilities assumed by the limited liability company or to which the property transferred is subject, and then having contributed such property to the limited liability company. The distribution will be treated as the final distribution in complete liquidation of the stockholder’s common stock.

As a result of the transfer of property to a liquidating trust, and the ongoing activities of the liquidating trust, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the liquidating trust with which to pay such tax. The liquidating trust itself should not be subject to income tax.

As a result of the transfer of property to a limited liability company and the ongoing activities of the limited liability company, stockholders should be aware that they may be subject to tax whether or not they have received any actual distributions from the limited liability company with which to pay such tax. The limited liability company itself should be treated as a partnership and should not be subject to income tax.

Notwithstanding the above, there can be no absolute assurance that a liquidating trust or limited liability company which receives assets from the Company will not be treated as the corporate alter ego of the Company, and thus disqualifying the treatment of the distributions from the Company as distributions in complete liquidation of the Company.

U.S. Income Tax Consequences of Backup Withholding

Unless a stockholder complies with certain reporting and/or certification procedures or is an exempt recipient under applicable provisions of the Code and Treasury Regulations, he, she or it may be subject to back-up withholding tax with respect to any payments received under the liquidation. The back-up withholding tax is currently imposed at a rate of 28%, but is scheduled to increase to 31% in 2013. Back-up withholding generally will not apply to payments made to some exempt recipients such as a corporation or financial institution or to a stockholder who furnishes a correct taxpayer identification number or provides a certificate of foreign status and provides certain other required information. If back-up withholding applies, the amount withheld is not an additional tax, but is credited against the stockholder’s U.S. Federal income tax liability.

Certain U.S. State and Local Income Tax Consequences of the Complete Liquidation and Dissolution

We may be subject to liability for state and local taxes with respect to the sale of assets. Stockholders may also be subject to liability for state and local taxes with respect to the receipt of liquidating distributions and their interests in the liquidating trust. State and local tax laws may differ in various respects from Federal income tax law. Stockholders should consult their tax advisors with respect to the state and local tax consequences of the proposed liquidation and dissolution pursuant to the Complete Liquidation and the Plan of Dissolution.

Taxation of Other Non-United States Stockholders

FOREIGN CORPORATIONS OR PERSONS WHO ARE NOT CITIZENS OR RESIDENTS OF THE UNITED STATES SHOULD CONSULT THEIR TAX ADVISORS WITH RESPECT TO THE U.S. AND NON-U.S. TAX CONSEQUENCES OF THE COMPLETE LIQUIDATION AND THE DISSOLUTION.

Taxation Generally

THE FOREGOING SUMMARY OF CERTAIN INCOME TAX CONSEQUENCES OF THE COMPLETE LIQUIDATION AND DISSOLUTION IS INCLUDED FOR GENERAL INFORMATION ONLY AND DOES NOT CONSTITUTE LEGAL ADVICE TO ANY STOCKHOLDER. THE TAX CONSEQUENCES OF THE COMPLETE LIQUIDATION AND THE DISSOLUTION MAY VARY DEPENDING UPON THE PARTICULAR CIRCUMSTANCES OF THE STOCKHOLDER. WE STRONGLY RECOMMEND THAT

EACH STOCKHOLDER CONSULT HIS OR HER OWN TAX ADVISOR REGARDING THE TAX CONSEQUENCES OF THE COMPLETE LIQUIDATION AND THE DISSOLUTION.

The approval of Proposal No. 2 is not contingent on approval of Proposal No. 1.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 2.

PROPOSAL NO. 3

NON-BINDING ADVISORY VOTE ON CERTAIN COMPENSATION AND OTHER
PAYMENTS TO EXECUTIVES

In the event there is a change in control and our named executive officers are employed at the time of the change in control, all of the named executive officers’ unvested restricted stock shall become fully vested on the date of such change in control. Generally, if within 12 months of the change in control the Company terminates the employment of any of the Company’s named executive officers without cause, or the named executive officers terminate their employment with good reason, the Company will be obligated to pay the named executive officers an amount equal to the sum of one or two times his or her annual base salary (depending on his or her position) and his or her target annual incentive compensation, payable in installments over a 12- month period. The named executive officers will each continue to receive benefits and perquisites for a period of 12 months. A change in control for purposes of the foregoing will occur upon: (i) the consummation of a tender offer for the ownership of more than 80% of the Company’s outstanding voting securities; (ii) the sale of all or substantially all of the Company’s assets; or (iii) the acquisition of more than 50% of the Company’s outstanding voting securities by a person. The completion of the sale of all or substantially all of the Remaining Assets as described in Proposal No. 1, will constitute a change in control of the Company and trigger the full vesting of the named executive officers’ unvested restricted stock.

The SEC rules require MedCath to disclose and conduct an advisory vote on the compensation that would be payable to our named executive officers in the event of a change in control of the Company and the executives were terminated immediately thereafter without cause or resigned for good reason. That compensation is shown in the table below. This proposal gives MedCath stockholders, the opportunity to endorse or not endorse the payments our named executive officers will be entitled to receive upon the sale or all or substantially all of MedCath’s assets and the dissolution of the Company. The details of these payments are set forth below.

Golden Parachute Compensation

					Pension/
					Non-Qualified
					Deferred	Prequisites/	Tax
Name	Cash		Equity(3)		Compensation	Benefits(7)	Reimbursement	Other	Total

O. Edwin French	$1,770,313	(1)	$2,429,285	(4)	$—	$15,797	$—	$—	$4,215,393
President, Chief Executive Officer
James A. Parker	901,250	(1)	$666,767	(5)	—	21,966	—	—	$1,589,982
Executive Vice President,
Chief Financial Officer
David Bussone(8)	—		$500,649	(6)	—	—	—	—	$500,649
Executive Vice President and President Operations Division
Joan McCanless	633,888	(1)	$283,616		—	8,467	—	—	$925,970
Senior Vice President and
Chief Clinical and Compliance Officer
Dan Perritt	375,435	(2)	$110,813		—	3,949	—	—	$490,195
Senior Vice President, Finance Operations

(1)	Two times salary plus one times target annual incentive compensation

(2)	One times salary plus one times target annual incentive compensation

(3)	Based on the average stock close price the five days subsequent to May 9, 2011, which was the date of the public announcment of the Company’s plan to seek stockholder approval of dissolution

(4)	Includes 100,636 shares that have vested, but that contain sales restrictions that will be lifted upon a technical change in control

(5)	Includes 26,347 shares that have vested, but that contain sales restrictions that will be lifted upon a technical change in control

(6)	Includes 34,671 shares that have vested, but that contain sales restrictions that will be lifted upon a technical change in control

(7)	Includes extended healthcare benefits after termination as the result of a change in control

(8)	Mr. Bussone’s employment with the Company was terminated in December 2010

With respect to the Company’s named executive officers, all payments set forth above, other than equity awards, are considered “double trigger” benefits meaning that in order for these named executive officers to receive such payment there would need to be a change in control and such named executive officer would have to be terminated other than for cause or would have to resign for good reason. The equity awards for the named executive officers are “single trigger” meaning the unvested portion of the awards will be fully vested and immediately exercisable upon the occurrence of a change in control.

As a condition of receiving the benefits outlined, each of the Company’s named executive officers agreed to a prohibition on the disclosure of the Company’s confidential information at all times following the officer’s termination, with certain limited exceptions, and not to compete with the Company for a period of either one year or eighteen months, depending on the officer’s position. Additionally, Mr. French agreed not to disparage the Company following his termination. The Company believes that it is in the best interest of the stockholders for key management individuals to remain with the Company in the event of a change in control and that the payments described above are designed to encourage retention of the named executive officers.

OUR BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” PROPOSAL NO. 3.

PROPOSAL NO. 4

ADJOURNMENT

At the Special Meeting, we may ask our stockholders to vote on a proposal to adjourn the Special Meeting if necessary or appropriate in the sole discretion of our Board of Directors, including to solicit additional proxies for one or more proposals in the event that there are not sufficient votes at the time of the Special Meeting or any adjournment thereof to approve one or more of the proposals.

If at the Special Meeting the number of shares of our common stock present or represented by proxy and voting in favor of either of the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal is insufficient to approve those proposals, then our Board of Directors currently intends to move to adjourn the Special Meeting in order to solicit additional proxies in favor of the proposals. If at the Special Meeting the number of shares of our common stock present or represented by proxy and voting in favor of either of the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal is insufficient to approve such proposal (but where sufficient votes are received to approve the other proposal), then our Board of Directors may take a vote and close the polls on the proposal which has received the requisite stockholder approval, but adjourn the meeting in order to solicit additional votes solely with respect to the proposal as to which there are insufficient votes to approve the proposal. For example, if MedCath has received proxies sufficient to approve the Asset Sale-Complete Liquidation Proposal but not the Dissolution Proposal, then our Board of Directors may elect to take a vote and close the polls on the Asset Sale-Complete Liquidation Proposal while adjourning the Special Meeting to solicit additional votes with respect to the Dissolution Proposal. This would enable MedCath to proceed with its efforts to complete the sale of all or substantially all of the Remaining Assets even if we elected to adjourn the Special Meeting to seek additional votes to approve the Dissolution Proposal. Voting in favor of the adjournment proposal will allow MedCath to take such actions.

Alternatively, even if there are sufficient shares of our common stock present or represented by proxy voting in favor of the Asset Sale-Complete Liquidation Proposal and the Dissolution Proposal, our Board of Directors may hold a vote on the adjournment proposal if, in its sole discretion, it determines that it is necessary or appropriate for any reason to adjourn the Special Meeting to a later date and time. In that event, MedCath will ask its stockholders to vote only upon the adjournment proposal and not the Asset Sale-Complete Liquidation Proposal or the Dissolution Proposal.

Any adjourned meeting may be convened without additional notice (if the adjournment is not for more than thirty days and a new record date is not fixed for the adjourned meeting), other than by an announcement made at the Special Meeting of the time, date and place of the adjourned meeting.

Any adjournment of the Special Meeting will allow our stockholders who have already sent in their proxies to revoke them at any time prior to their use at the Special Meeting as adjourned. Where a vote has been taken (and the polls have been closed) with respect to one proposal at the Special Meeting, but where the Special Meeting has been adjourned solely with respect to the other proposal, then a stockholder may revoke a proxy only with respect to the proposal as to which the Special Meeting was adjourned.

If we adjourn the Special Meeting to a later date, we will transact the same business and, unless we must fix a new record date, only the stockholders who were eligible to vote at the original meeting will be permitted to vote at the adjourned meeting.

THE BOARD OF DIRECTORS RECOMMENDS A VOTE “FOR” PROPOSAL NO. 4.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS AND MANAGEMENT

The following table presents information concerning the beneficial ownership of the shares of MedCath common stock outstanding as of August 4, 2011 for:

•	each person who is known by the Company to be the beneficial owner of more than five percent of the outstanding shares of MedCath’s common stock,

•	each named executive officer of the Company,

•	each director of the Company, and

•	MedCath’s executive officers and directors as a group.

Beneficial ownership is determined under the rules of the SEC and generally includes voting or investment power over securities. Except as indicated in the footnotes to this table, MedCath believes each stockholder identified in the table possesses sole voting and investment power over all shares of common stock shown as beneficially owned by the stockholder. Shares of common stock subject to options that are exercisable within 60 days of August 4, 2011 are considered outstanding and beneficially owned by the person holding the options for the purpose of computing the percentage ownership of that person but are not treated as outstanding for the purpose of computing the percentage ownership of another person.

		Percentage of
		Common
	Number of Shares	Stock
Name of Beneficial Owner	Beneficially Owned(1)	Outstanding

Nierenberg Investment Management Company, Inc.(2)	2,924,777	14%
Dimensional Fund Advisors LP(3)	1,691,949	8%
PAR Capital Management, Inc.(4)	1,650,100	8%
WS Capital Management LP(5)	1,500,000	7%
BlackRock Fund Advisors(6)	1,410,344	7%
O. Edwin French	798,353	4%
James A. Parker	125,161	1%
Joan McCanless	56,416	*
David Bussone	34,671	*
Paul Daniel Perritt	8,710	*
Jacque J. Sokolov, MD	35,720	*
John T. Casey	36,405	*
Robert S. McCoy, Jr.	32,405	*
Pamela G. Bailey	21,905	*
Woodrin Grossman	21,905	*
James A. Deal	12,800	*
Directors and executive officers, as a group (11 persons)	1,184,451	6%

*	Represents holdings of less than 1%.

(1)	The following shares of common stock subject to options that are currently exercisable or exercisable within 60 days of August 4, 2011: O. Edwin French, 570,000; James A. Parker, 57,500; Joan McCanless, 16,000; Jacque J. Sokolov, 10,500; and Robert S. McCoy, Jr., 10,500.

(2)	The address of this stockholder is 19605 N.E. 8th Street, Camas, Washington 98607. The Schedule 13F filed by this stockholder on May 31, 2011 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have defined voting and dispositive power over 2,924,777 shares.

(3)	The address of this stockholder is 6300 Bee Cave Road, Building One, Austin, Texas 78746. The Schedule 13F filed by this stockholder on March 31, 2011 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have defined voting and dispositive power over 1,691,949 shares.

(4)	The address of this stockholder is PAR Capital Management, Inc., One International Place, Suite 2401, Boston, MA 02110. The schedule 13F filed by this stockholder on March 31, 2011 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,650,100 shares.

(5)	The address of this stockholder is 300 Crescent Court, Suite 1111, Dallas, Texas 75201. The Schedule 13F filed by this stockholder on March 31, 2011 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,500,000 shares.

(6)	The address of this stockholder is 400 Howard Street, San Francisco, California 94105. The Schedule 13F filed by this stockholder on June 30, 2011 indicates that this stockholder, in its capacity as investment advisor, may be deemed to have sole voting and dispositive power over 1,410,344 shares.

INTERESTS OF CERTAIN PERSONS IN MATTERS TO BE ACTED UPON

Upon the completion of the sale of all or substantially all of the remaining assets of the Company, the equity awards held by our executive officers will become fully vested and exercisable. In addition, if within 12 months of such sale, the Company terminates the employment of any named executive officer of the Company without cause or any such named executive officer resigns with good reason, the named executive officer will be entitled to receive severance payments and continued benefits and perquisites. The equity award vesting and severance benefits are described in more detail in “Proposal No. 3 — Non-Binding Advisory Vote on Certain Compensation and Other Payments To Executives.”

OTHER MATTERS

Stockholder Proposals

If we hold a 2012 annual meeting of the stockholders, proposals of stockholders intended to be presented at the Company’s 2012 annual meeting and included in the Company’s proxy materials relating to that meeting must be received by the Company at its principal executive offices addressed to the Secretary of the Company no later than the close of business on February 28, 2012. Proposals of stockholders intended to be presented at the 2012 annual meeting that the Company may not be required to include in its proxy materials relating to the meeting or nominations of persons for election to the Board by a stockholder, must be delivered to or mailed and received at the Company’s principal executive offices addressed to the Secretary of the Company no earlier than May 12, 2012 and no later than June 11, 2012.

Expenses and Solicitation

The Company will bear the entire cost of this proxy solicitation, including the preparation, printing, and mailing of the proxy statement, the proxy and any additional soliciting materials sent by the Company to stockholders. The Company may reimburse brokerage firms and other persons representing beneficial owners of shares for reasonable expenses incurred by them in forwarding proxy soliciting materials to such beneficial owners. In addition to solicitations by mail, certain of the Company’s directors, officers, and regular employees, without additional remuneration, may solicit proxies by telephone, facsimile, and personal interviews. Solicitation by officers and employees of the Company may also be made of some stockholders in person or by mail, telephone, or facsimile following the original solicitation.

Delivery of Proxy Statements

As permitted by the Exchange Act, only one copy of this proxy statement is being delivered to stockholders residing at the same address, unless such stockholders have notified us of their desire to receive multiple copies of the proxy statement.

We will promptly deliver, upon oral or written request, a separate copy of this proxy statement to any stockholder residing at a shared address to which only one copy was mailed. Requests for additional copies of this proxy statement, requests to receive multiple copies of future proxy statements or annual reports and requests to receive only one copy of future proxy statements or annual reports should be directed to James A. Parker, Secretary, at MedCath’s principal executive offices, 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277, (704) 815-7700.

INCORPORATION BY REFERENCE

The following documents, which have been filed by the Company with the SEC, copies of which can be found on the SEC’s website at http://www.sec.gov, are incorporated into this proxy statement by reference thereto:

•	The Company’s Annual Report on Form 10-K for the fiscal year ended September 30, 2010 filed with the SEC on December 14, 2010 (other than the information included in Items 6 and 8 to such report, which has been superseded by the Current Report on Form 8-K filed by the Company on May 27, 2011) and amended by our Annual Report on Form 10-K/A filed with the SEC on January 28, 2011.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended December 31, 2010 filed with the SEC on February 9, 2011.

•	The Company’s Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2011 filed with the SEC on May 10, 2011.

•	The Company’s Current Reports on Form 8-K filed with the SEC on October 5, 2010, November 5, 2010, November 9, 2010, November 15, 2010, November 26, 2010, December 22, 2010, January 6, 2011, May 12, 2011, May 27, 2011, June 16, 2011, June 16, 2011, July 27, 2011 and August 4, 2011.

•	The Company’s Definitive Proxy Statement on Schedule 14A filed with the SEC on June 27, 2011.

Other than the current report on Form 8-K listed above that is hereby expressly incorporated by reference, we are not incorporating by reference any current reports that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act, and will not incorporate by reference future filings of current reports on Form 8-K into a filing under the Securities Act of 1933, as amended, or the Exchange Act or into this proxy statement that are not deemed to be “filed” for purposes of Section 18 of the Exchange Act.

All documents filed by the Company under Sections 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act, after the date hereof and before the date of the Special Meeting are deemed to be incorporated by reference into and to be a part of this proxy statement from the date of filing of those documents.

Any statement contained in a document incorporated or deemed to be incorporated in this proxy statement by reference will be deemed to be modified or superseded for purposes of this proxy statement to the extent that a statement contained in this proxy statement or any other subsequently filed document that is deemed to be incorporated in this proxy statement by reference modifies or supersedes the statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this proxy statement.

WHERE YOU CAN FIND ADDITIONAL INFORMATION

The Company files annual, quarterly and current reports, proxy statements and other information with the SEC. You may read and copy any reports, proxy statements or other information that we file with the SEC at the following location of the SEC, Public Reference Room, 100 F Street, N.E., Washington, D.C. 20549.

Please call the SEC at 1-800-SEC-0330 for further information on the public reference rooms. You may also obtain copies of this information by mail from the Public Reference Section of the SEC, 100 F Street, N.E., Washington, D.C. 20549, at prescribed rates. The Company’s public filings are also available to the public from document retrieval services and the Internet website maintained by the SEC at www.sec.gov.

Any person, including any beneficial owner, to whom this proxy statement is delivered may request copies of reports, proxy statements or other information concerning us, including any information incorporated into this proxy statement by reference, without charge, by written or telephonic request directed to us at MedCath Corporation, 10720 Sikes Place, Suite 200, Charlotte, North Carolina 28277, Telephone: (704) 815-7700, Attention: James A. Parker, Secretary.

No persons have been authorized to give any information or to make any representations other than those contained in this proxy statement and, if given or made, such information or representations must not be relied upon as having been authorized by us or any other person. You should not assume that the information contained in this proxy statement is accurate as of any date other than the date on which this proxy statement is first mailed to stockholders, and the mailing of this proxy statement to our stockholders shall not create any implication to the contrary.

MedCath Corporation

Unaudited Pro Forma Consolidated Financial Statements

Pro Forma Financial Statements

The following presents our unaudited pro forma statements of operations for the fiscal year ended September 30, 2010, 2009 and 2008 and as of and for the three and six months ended March 31, 2011 and 2010 and our unaudited pro forma balance sheet as of March 31, 2011. The pro forma statements of operations give effect to the sale of Heart Hospital of New Mexico and Arkansas Heart Hospital, which occurred on August 1, 2011, as if each had occurred at October 1, 2009. The unaudited pro forma balance sheet as of March 31, 2011 has been prepared as if the sale of Heart Hospital of New Mexico and Arkansas Heart Hospital and the net proceeds had occurred on that date.

The unaudited pro forma financial information is for informational purposes only and does not purport to present what our results would actually have been had these transactions actually occurred on the dates presented or to project our results of operations or financial position for any future period. You should read the information set forth below together with (i) MedCath Corporation’s consolidated financial statements as of September 30, 2010 and 2009 and for each of the years in the three-year period ended September 30, 2010, including the notes thereto, included in MedCath Corporation’s Annual Report on Form 8-K for the fiscal year ended September 30, 2010, and (ii) MedCath Corporation’s unaudited consolidated financial statements as of March 31, 2011 and for each of the three and six-month periods ended March 31, 2011 and 2010, including the notes thereto, included in MedCath Corporation’s Form 10-Q.

MedCath Corporation Financial Information

Index

Page

Unaudited Pro Forma Financial Statements:
Unaudited Pro Forma Consolidated Balance Sheets as of March 31, 2011: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	67
Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended September 30, 2010: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	69
Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended September 30, 2009: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	71
Unaudited Pro Forma Consolidated Statements of Operations for the Year Ended September 30, 2008: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	73
Unaudited Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 2011: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	75
Unaudited Pro Forma Consolidated Statements of Operations for the Three Months Ended March 31, 2010: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	77
Unaudited Pro Forma Consolidated Statements of Operations for the Six Months Ended March 31, 2011: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	79
Unaudited Pro Forma Consolidated Statements of Operations for the Six Months Ended March 31, 2010: Reflecting Heart Hospital of New Mexico and Arkansas Heart Hospital as a Discontinued Operation	81

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED BALANCE SHEETS
REFLECTING THE SALE OF HEART HOSPTIAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	March 31, 2011
			Sale of
		Sale of	Coastal			HHNM	AHH
	Company	MedCath	Carolina	Repayment	Company	Pro Forma	Pro Forma	Company
	Historical(1)	Partners(2)	Heart(3)	of Debt(4)	Recast	Adjustments(5)	Adjustments(6)	Pro Forma
	(In thousands, except share data)

Current assets:
Cash and cash equivalents	$119,735	$15,801	$3,064	$(30,166)	$108,434	$51,798	$59,995	$220,227
Accounts receivable, net	49,748	(1,403)	509	—	48,854	(10,688)	(14,079)	24,087
Income tax receivable	—	—	—	—	—	—	—	—
Medical supplies	10,373	(9)	—	—	10,364	(1,842)	(3,454)	5,068
Deferred income tax assets	8,500	—	—	—	8,500	—	—	8,500
Prepaid expenses and other current assets	12,949	(61)	—	—	12,888	(1,939)	(2,524)	8,425
Current assets of discontinued operations	46,619	1,403	—	—	48,022	10,688	—	58,710

Total current assets	247,924	15,731	3,573	(30,166)	237,062	48,017	39,938	325,017
Property and equipment, net	153,469	(6,207)	—	—	147,262	(26,892)	(39,022)	81,348
Other assets	18,484	(545)	(605)	—	17,334	(1,471)	(59)	15,804
Non-current assets of discontinued operations	1,152	2,546	—	—	3,698	253	—	3,951

Total assets	$421,029	$11,525	$2,968	$(30,166)	$405,356	$19,907	$857	$426,120

Current liabilities:
Accounts payable	$16,633	$(83)	$—	$—	$16,550	$(3,131)	$(5,267)	$8,152
Income tax payable	3,205	—	—	—	3,205	—	—	3,205
Accrued compensation and benefits	14,775	(314)	—	—	14,461	(1,679)	(3,450)	9,332
Other accrued liabilities	15,503	(150)	—	—	15,353	(2,496)	(3,449)	9,408
Current portion of long-term debt and obligations under capital leases	32,793	(112)	—	(30,166)	2,515	(2,070)	(55)	390
Current liabilities of discontinued operations	14,174	333	—	—	14,507	5,278	—	19,785

Total current liabilities	97,083	(326)	—	(30,166)	66,591	(4,098)	(12,221)	50,272
Long-term debt	—	—	—	—	—	—	—	—
Obligations under capital leases	5,191	(443)	—	—	4,748	(3,850)	(147)	751
Other long-term obligations	2,804	—	—	—	2,804	(1,218)	(53)	1,533
Long-term liabilities of discontinued operations	—	—	—	—	—	—	—	—

Total liabilities	105,078	(769)	—	(30,166)	74,143	(9,166)	(12,421)	52,556
Commitments and contingencies						—	—
Redeemable noncontrolling interest	7,356	—	—	—	7,356	—	(7,356)	—
Stockholders’ equity:
Preferred stock, $0.01 par value, 10,000,000 shares authorized; none issued	—	—	—	—	—	—	—	—
Common stock, $0.01 par value, 50,000,000 shares authorized; 22,281,828 issued and 20,327,467 outstanding at March 31,	216	—	—	—	216	—	—	216
Paid-in capital	458,573	—	—	—	458,573	—	—	458,573
Accumulated deficit	(116,247)	12,294	2,968		(100,985)	32,818	20,634	(47,533)
Accumulated other comprehensive loss	—	—	—	—	—	—	—	—
Treasury stock, at cost; 1,954,361 shares at March 31, 2011	(44,797)	—	—	—	(44,797)	—	—	(44,797)

Total MedCath Corporation stockholders’ equity	297,745	12,294	2,968	—	313,007	32,818	20,634	366,459
Noncontrolling interest	10,850	—	—	—	10,850	(3,745)	—	7,105

Total equity	308,595	12,294	2,968	—	323,857	29,073	20,634	373,564

Total liabilities and equity	$421,029	$11,525	$2,968	$(30,166)	$405,356	$19,907	$857	$426,120

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Reflects the sale of MedCath Partners, which was effective on May 1, 2011, including the reclassification of retained assets and liabilities as discontinued operations and the net proceeds from the sale.

(3)	Reflects the net proceeds from the sale of Coastal Carolina Heart, which was effective on May 6, 2011.

(4)	Reflects the impact of the repayment of debt under the credit facility, which was repaid and terminated on May 9, 2011.

(5)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico with the retained assets and liabilities reflected as discontinued operations.

(6)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital. The AHH transaction is an equity sale with no retained assets or liabilities.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING THE SALE OF HEART HOSPTIAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Twelve Months Ended September 30, 2010
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical(1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$376,926	$(11,440)	$365,486	$(81,232)	$(117,843)	$166,411
Operating expenses:
Personnel expense	128,663	(3,606)	125,057	(22,032)	(36,291)	66,734
Medical supplies expense	91,931	(461)	91,470	(21,213)	(36,847)	33,410
Bad debt expense	40,620	(22)	40,598	(5,438)	(11,355)	23,805
Other operating expenses	91,635	(4,950)	86,685	(17,166)	(16,060)	53,459
Pre-opening expenses	866	—	866	—	—	866
Depreciation	23,675	(3,186)	20,489	(2,934)	(5,334)	12,221
Amortization	32	—	32	(32)	—	—
Impairment of long-lived assets and goodwill	66,822	(800)	66,022	—	—	66,022
Loss (gain) on disposal of property, equipment and other assets	(36)	49	13	(43)	(24)	(54)

Total operating expenses	444,208	(12,976)	431,232	(68,858)	(105,911)	256,463

Income (loss) from operations	(67,282)	1,536	(65,746)	(12,374)	(11,932)	(90,052)
Other income (expenses):
Interest expense	(4,278)	18	(4,260)	311	14	(3,935)
Interest and other income, net	82	112	194	(66)	(41)	87
Loss on note receivable	(1,507)	—	(1,507)	—	—	(1,507)
Equity in net earnings of unconsolidated affiliates	7,267	(1,908)	5,359	—	—	5,359

Total other income (expense), net	1,564	(1,778)	(214)	245	(27)	4

Loss from continuing operations before income taxes	(65,718)	(242)	(65,960)	(12,129)	(11,959)	(90,048)
Income tax (expense) benefit	(26,178)	(93)	(26,271)	(3,687)	(3,347)	(33,305)

Loss from continuing operations	(39,540)	(149)	(39,689)	(8,442)	(8,612)	(56,743)
Less: income (loss) attributable to noncontrolling interest	(12,389)	—	(12,389)	2,530	3,245	(6,614)

Loss attributable to MedCath Corporation	$(51,929)	$(149)	$(52,078)	$(5,912)	$(5,367)	$(63,357)

(Loss) Income from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$(50,485)	$(149)	$(50,634)	$(5,912)	$(5,367)	$(61,913)

Loss per share, basic	$(2.55)	$(0.01)	$(2.55)	$(0.30)	$(0.27)	$(3.12)
Loss per share, diluted	$(2.55)	$(0.01)	$(2.55)	$(0.30)	$(0.27)	$(3.12)
Weighted average number of shares, basic	19,842	19,842	19,842	19,842	19,842	19,842
Dilutive effect of stock options and restricted stock	—	—	—	—	—	—

Weighted average number of shares, diluted	19,842	19,842	19,842	19,842	19,842	19,842

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING THE SALE OF HEART HOSPTIAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Twelve Months Ended September 30, 2009
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical(1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$343,849	$(16,645)	$327,204	$(75,425)	$(117,650)	$134,129
Operating expenses:
Personnel expense	114,893	(6,187)	108,706	(21,295)	(36,346)	51,065
Medical supplies expense	84,366	(794)	83,572	(19,576)	(34,860)	29,136
Bad debt expense	33,177	(25)	33,152	(5,303)	(13,058)	14,791
Other operating expenses	77,000	(6,435)	70,565	(17,366)	(15,470)	37,729
Pre-opening expenses	3,563	—	3,563	—	—	3,563
Depreciation	19,299	(3,849)	15,450	(2,824)	(5,150)	7,476
Amortization	891	(859)	32	(32)	—	—
Impairment of long-lived assets and goodwill	42,000	—	42,000	(14,000)	(11,000)	17,000
Loss (gain) on disposal of property, equipment and other assets	93	32	125	(91)	4	38

Total operating expenses	375,282	(18,117)	357,165	(80,487)	(115,880)	160,798

Income (loss) from operations	(31,433)	1,472	(29,961)	5,062	(1,770)	(26,669)
Other income (expenses):	—	—		—	—
Interest expense	(3,184)	13	(3,171)	117	1	(3,053)
Interest and other income, net	214	(5)	209	(21)	(11)	177
Loss on early extinguishment of debt	(6,702)	—	(6,702)	—	—	(6,702)
Equity in net earnings of unconsolidated affiliates	9,057	(3,785)	5,272	—	—	5,272

Total other income (expense), net	(615)	(3,777)	(4,392)	96	(10)	(4,306)

Loss from before income taxes	(32,048)	(2,305)	(34,353)	5,158	(1,780)	(30,975)
Income tax benefit	(169)	(877)	(1,046)	(2,746)	(3,602)	(7,394)

Loss from continuing operations	(31,879)	(1,428)	(33,307)	7,904	1,822	(23,581)
Less: Net income attributable to noncontrolling interest	(17,527)	21	(17,506)	1,694	3,401	(12,411)

Loss income attributable to MedCath Corporation	$(49,406)	$(1,407)	$(50,813)	$9,598	$5,223	$(35,992)

Loss Income from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$(41,252)	$(1,407)	$(42,659)	$9,598	$5,223	$(27,838)

Loss per share, basic	$(2.09)	$(0.07)	$(2.17)	$0.49	$0.27	$(1.41)
Loss per share, diluted	$(2.09)	$(0.07)	$(2.17)	$0.49	$0.27	$(1.41)
Weighted average number of shares, basic	19,684	19,684	19,684	19,684	19,684	19,684
Dilutive effect of stock options and restricted stock	—	—	—	—	—	—

Weighted average number of shares, diluted	19,684	19,684	19,684	19,684	19,684	19,684

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING THE SALE OF HEART HOSPTIAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Twelve Months Ended September 30, 2008
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical(1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$337,769	$(18,070)	$319,699	$(72,752)	$(114,314)	$132,633
Operating expenses:
Personnel expense	112,236	(5,712)	106,524	(19,499)	(35,322)	51,703
Medical supplies expense	81,632	(1,519)	80,113	(18,390)	(32,452)	29,271
Bad debt expense	24,515	(28)	24,487	(4,707)	(9,003)	10,777
Other operating expenses	72,104	(7,258)	64,846	(14,831)	(15,713)	34,302
Pre-opening expenses	786	—	786	—	—	786
Depreciation	17,896	(4,066)	13,830	(2,598)	(4,612)	6,620
Amortization	32	—	32	(32)	—	—
Loss (gain) on disposal of property, equipment and other assets	82	153	235	(84)	(145)	6

Total operating expenses	309,283	(18,430)	290,853	(60,141)	(97,247)	133,465

Loss from operations	28,486	360	28,846	(12,611)	(17,067)	(832)
Other income (expenses):				—	—
Interest expense	(10,464)	37	(10,427)	158	—	(10,269)
Interest and other income, net	1,904	(10)	1,894	(110)	(20)	1,764
Equity in net earnings of unconsolidated affiliates	7,891	(2,157)	5,734	—	—	5,734

Total other income (expense), net	(669)	(2,130)	(2,799)	48	(20)	(2,771)

Income (Loss) from before income taxes	27,817	(1,770)	26,047	(12,563)	(17,087)	(3,603)
Income tax (benefit) expense	6,636	(716)	5,920	(3,716)	(4,809)	(2,605)

Net (Loss) Income from continuing operations	21,181	(1,054)	20,127	(8,847)	(12,278)	(998)
Less: Net income attributable to noncontrolling interest	(21,858)	(95)	(21,953)	2,889	4,568	(14,496)

Loss attributable to MedCath Corporation	$(677)	$(1,149)	$(1,826)	$(5,958)	$(7,710)	$(15,494)

(Loss) Income from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$7,982	$(1,149)	$6,833	$(5,958)	$(7,710)	$(6,835)

Income (Loss) per share, basic	$0.40	$(0.06)	$0.34	$(0.30)	$(0.39)	$(0.34)
Income (Loss) per share, diluted	$0.40	$(0.06)	$0.34	$(0.30)	$(0.38)	$(0.34)
Weighted average number of shares, basic	19,996	19,996	19,996	19,996	19,996	19,996
Dilutive effect of stock options and restricted stock	73	73	73	73	73	73

Weighted average number of shares, diluted	20,069	20,069	20,069	20,069	20,069	20,069

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING SALE OF HEART HOSPITAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Three Months Ended March 31, 2011
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical(1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$97,163	$(2,057)	$95,106	$(18,991)	$(32,216)	$43,899
Operating expenses:
Personnel expense	33,859	(642)	33,217	(5,510)	(9,397)	18,310
Medical supplies expense	23,189	(33)	23,156	(4,986)	(9,523)	8,647
Bad debt expense	10,006	(1)	10,005	(1,071)	(2,961)	5,973
Other operating expenses	22,843	(569)	22,274	(4,260)	(3,729)	14,285
Depreciation	4,630	(562)	4,068	(794)	(1,120)	2,154
Amortization	—	—	—	(8)	—	(8)
Impairment of long-lived assets and goodwill	19,548	—	19,548	—	—	19,548
Loss (gain) on disposal of property, equipment and other assets	178	5	183	(6)	—	177

Total operating expenses	114,253	(1,802)	112,451	(16,635)	(26,730)	69,086

Loss from operations	(17,090)	(255)	(17,345)	(2,356)	(5,486)	(25,187)
Other income (expenses):				—	—
Interest expense	(997)	15	(982)	90	3	(889)
Interest and other income, net	50	—	50	(8)	—	42
Gain on sale of unconsolidated affiliates	179	—	179	—	—	179
Equity in net earnings of unconsolidated affiliates	1,258	(213)	1,045	—	—	1,045

Total other income (expense), net	490	(198)	292	82	3	377

Loss from continuing operations before income taxes	(16,600)	(453)	(17,053)	(2,274)	(5,483)	(24,810)
Income tax benefit	(7,695)	(185)	(7,880)	(692)	(1,508)	(10,080)

Loss from continuing operations	(8,905)	(268)	(9,173)	(1,582)	(3,975)	(14,730)
Less: Net income attributable to noncontrolling interest	(3,189)	(29)	(3,218)	473	1,558	(1,187)

Loss attributable to MedCath Corporation	$(12,094)	$(297)	$(12,391)	$(1,109)	$(2,417)	$(15,917)

Loss from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$(12,341)	$(297)	$(12,638)	$(1,109)	$(2,417)	$(16,164)

Loss per share, basic	$(0.61)	$(0.01)	$(0.63)	$(0.05)	$(0.12)	$(0.80)
Loss per share, diluted	$(0.61)	$(0.01)	$(0.63)	$(0.05)	$(0.12)	$(0.80)
Weighted average number of shares, basic	20,208	20,208	20,208	20,208	20,208	20,208
Dilutive effect of stock options and restricted stock	—	—	—	—	—	—

Weighted average number of shares, diluted	20,208	20,208	20,208	20,208	20,208	20,208

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING SALE OF HEART HOSPITAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Three Months Ended March 31, 2010
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical(1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$96,777	$(2,785)	$93,992	$(21,031)	$(29,139)	$43,822
Operating expenses:
Personnel expense	33,150	(951)	32,199	(5,455)	(9,067)	17,677
Medical supplies expense	23,581	(150)	23,431	(5,688)	(8,943)	8,800
Bad debt expense	9,931	(13)	9,918	(1,213)	(2,690)	6,015
Other operating expenses	22,296	(1,151)	21,145	(4,446)	(3,775)	12,924
Pre-opening expenses	—	—	—	—	—	—
Depreciation	6,124	(785)	5,339	(604)	(1,355)	3,380
Impairment of long-lived assets and goodwill	14,700	(114)	14,586	—	—	14,586
Loss (gain) on disposal of property, equipment and other assets	(69)	76	7	(8)	(7)	(8)

Total operating expenses	109,713	(3,088)	106,625	(17,414)	(25,837)	63,374

(Loss) income from operations	(12,936)	303	(12,633)	(3,617)	(3,302)	(19,552)
Other income (expenses):				—	—
Interest expense	(1,054)	—	(1,054)	40	3	(1,011)
Interest and other income, net	15	—	15	(8)	6	13
Gain on sale of unconsolidated affiliates	—	—	—	—	—	—
Loss on note receivable	(1,507)	—	(1,507)	—	—	(1,507)
Equity in net earnings of unconsolidated affiliates	3,092	(1,488)	1,604	—	—	1,604

Total other income (expense), net	546	(1,488)	(942)	32	9	(901)

Loss from continuing operations before income taxes	(12,390)	(1,185)	(13,575)	(3,585)	(3,293)	(20,453)
Income tax benefit	(5,639)	(455)	(6,094)	(1,082)	(919)	(8,095)

Loss from continuing operations	(6,751)	(730)	(7,481)	(2,503)	(2,374)	(12,358)
Less: Net income attributable to noncontrolling interest	(2,524)	(2,663)	(5,187)	769	900	(3,518)

Net (loss) income attributable to MedCath Corporation	$(9,275)	$1,933	$(12,668)	$(1,734)	$(1,474)	$(15,876)

(Loss) Income from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$(8,970)	$1,933	$(7,037)	$(1,734)	$(1,474)	$(10,245)

(Loss) Income per share, basic	$(0.45)	$0.10	$(0.35)	$(0.09)	$(0.07)	$(0.52)
(Loss) Income per share, diluted	$(0.45)	$0.10	$(0.35)	$(0.09)	$(0.07)	$(0.52)
Weighted average number of shares, basic	19,829	19,829	19,829	19,829	19,829	19,829
Dilutive effect of stock options and restricted stock	—	—	—	—	—	—

Weighted average number of shares, diluted	19,829	19,829	19,829	19,829	19,829	19,829

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING SALE OF HEART HOSPITAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Six Months Ended March 31, 2011
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical(1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$186,063	$(4,285)	$181,778	$(38,604)	$(60,435)	$82,739
Operating expenses:
Personnel expense	66,313	(1,337)	64,976	(10,763)	(18,158)	36,055
Medical supplies expense	42,411	(56)	42,355	(9,386)	(16,238)	16,731
Bad debt expense	19,715	—	19,715	(2,817)	(5,299)	11,599
Other operating expenses	46,959	(1,402)	45,557	(8,495)	(8,664)	28,398
Depreciation	9,517	(1,170)	8,347	(1,615)	(2,323)	4,409
Amortization	—	—	—	(16)	—	(16)
Impairment of long-lived assets and goodwill	19,548	(209)	19,339	—	—	19,339
Loss (gain) on disposal of property, equipment and other assets	271	(21)	250	(7)	(23)	220

Total operating expenses	204,734	(4,195)	200,539	(33,099)	(50,705)	116,735

Loss from operations	(18,671)	(90)	(18,761)	(5,505)	(9,730)	(33,996)
Other income (expenses):				—	—
Interest expense	(2,079)	—	(2,079)	188	6	(1,885)
Interest and other income, net	539	31	570	(18)	(406)	146
Gain on sale of unconsolidated affiliates	15,570	—	15,570	—	—	15,570
Equity in net earnings of unconsolidated affiliates	1,860	(693)	1,167	—	—	1,167

Total other income (expense), net	15,890	(662)	15,228	170	(400)	14,998

Loss from continuing operations before income taxes	(2,781)	(752)	(3,533)	(5,335)	(10,130)	(18,998)
Income tax benefit	(3,213)	(300)	(3,513)	(1,611)	(2,790)	(7,914)

Income (Loss) from continuing operations	432	(452)	(20)	(3,724)	(7,340)	(11,084)
Less: Net income attributable to noncontrolling interest	(14,615)	(29)	(14,644)	1,142	2,865	(10,637)

Loss attributable to MedCath Corporation	$(14,183)	$(481)	$(14,664)	$(2,582)	$(4,475)	$(21,721)

Loss from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$(5,179)	$(481)	$(5,660)	$(2,582)	$(4,475)	$(12,717)

Loss per share, basic	$(0.26)	$(0.02)	$(0.28)	$(0.13)	$(0.22)	$(0.63)
Loss per share, diluted	$(0.26)	$(0.02)	$(0.28)	$(0.13)	$(0.22)	$(0.63)
Weighted average number of shares, basic	20,075	20,075	20,075	20,075	20,075	20,075
Dilutive effect of stock options and restricted stock	6	6	6	6	6	6

Weighted average number of shares, diluted	20,081	20,081	20,081	20,081	20,081	20,081

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

MEDCATH CORPORATION

UNAUDITED PRO FORMA CONSOLIDATED STATEMENTS OF OPERATIONS
REFLECTING SALE OF HEART HOSPITAL OF NEW MEXICO & ARKANSAS HEART HOSPITAL

	Six Months Ended March 31, 2010
		Reclassification of
		MedCath
		Partners as a
	Company	Discontinued	Company	Sale of	Sale of	Company
	Historical (1)	Operation(2)	Recast(3)	HHNM(4)	AHH(5)	Pro Forma
	(In thousands, except per share data)

Net revenue	$184,607	$(6,121)	$178,486	$(41,145)	$(54,673)	$82,668
Operating expenses:
Personnel expense	64,786	(1,926)	62,860	(11,062)	(17,912)	33,886
Medical supplies expense	45,688	(309)	45,379	(10,921)	(17,996)	16,462
Bad debt expense	17,437	(23)	17,414	(2,764)	(3,436)	11,214
Other operating expenses	44,640	(2,550)	42,090	(8,701)	(7,753)	25,636
Pre-opening expenses	866	—	866	—	—	866
Depreciation	12,064	(1,681)	10,383	(1,227)	(2,719)	6,437
Impairment of long-lived assets and goodwill	14,700	(114)	14,586	—	—	14,586
Loss (gain) on disposal of property, equipment and other assets	27	4	31	(8)	(24)	(1)

Total operating expenses	200,208	(6,599)	193,609	(34,683)	(49,840)	109,086

(Loss) income from operations	(15,601)	478	(15,123)	(6,462)	(4,833)	(26,418)
Other income (expenses):				—	—
Interest expense	(1,999)	1	(1,998)	99	7	(1,892)
Interest and other income, net	85	—	85	(17)	—	68
Gain on sale of unconsolidated affiliates	—	—	—	—	—	—
Loss on not receivable	(1,507)	—	(1,507)	—	—	(1,507)
Equity in net earnings of unconsolidated affiliates	4,608	(2,129)	2,479	—	—	2,479

Total other income (expense), net	1,817	(2,128)	(941)	82	7	(852)

Loss from continuing operations before income taxes	(14,414)	(1,650)	(16,064)	(6,380)	(4,826)	(27,270)
Income tax benefit	(6,976)	(634)	(7,610)	(1,937)	(1,361)	(10,908)

Loss from continuing operations	(7,438)	(1,016)	(8,454)	(4,443)	(3,465)	(16,362)
Less: Net income attributable to noncontrolling interest	(3,064)	(2,663)	(5,727)	1,337	1,283	(3,107)

Loss attributable to MedCath Corporation	$(10,502)	$(3,679)	$(14,181)	$(3,106)	$(2,182)	$(19,469)

Loss from continuing operations attributable to MedCath Corporation common stockholders, net of taxes	$(10,872)	$(3,679)	$(14,551)	$(3,106)	$(2,182)	$(19,839)

Loss per share, basic	$(0.55)	$(0.19)	$(0.74)	$(0.16)	$(0.11)	$(1.00)
Loss per share, diluted	$(0.55)	$(0.19)	$(0.74)	$(0.16)	$(0.11)	$(1.00)
Weighted average number of shares, basic	19,786	19,786	19,786	19,786	19,786	19,786
Dilutive effect of stock options and restricted stock	—	—	—	—	—	—

Weighted average number of shares, diluted	19,786	19,786	19,786	19,786	19,786	19,786

(1)	As reported in the Company’s Form 8-K on May 27, 2011.

(2)	Includes the historical results of MedCath Partners, which was effective May 1, 2011. The reclassification does not include the proforma effects of the net gain related to the sale as it would be reported in discontinued operations.

(3)	Represents the Company’s historical financial statements recast to exclude the historical operations of MedCath Partners.

(4)	Impact of the August 1, 2011 sale of Heart Hospital of New Mexico as though the sale occurred at the beginning of the reporting period.

(5)	Impact of the August 1, 2011 sale of Arkansas Heart Hospital as though the sale occurred at the beginning of the reporting period.

ANNEX A

PLAN OF DISSOLUTION OF

MEDCATH CORPORATION

This Plan of Dissolution (the “Plan”) is intended to accomplish the complete liquidation and dissolution of MedCath Corporation, a Delaware corporation (the “Company”), in accordance with Sections 280 and 281(a) of the General Corporation Law of the State of Delaware (the “DGCL”).

1. Approval of Plan.  The Board of Directors of the Company (the “Board”) has adopted this Plan and presented the Plan to the Company’s stockholders to take action on the Plan. If the Plan is adopted by the requisite vote of the Company’s stockholders, the Plan shall constitute the adopted Plan of the Company.

2. Certificate of Dissolution.  Subject to Section 15 hereof, after the stockholders approve the dissolution of the Company and at such time as the Board of Directors deems appropriate, the Company shall file with the Secretary of State of the State of Delaware a certificate of dissolution (the “Certificate of Dissolution”) in accordance with the DGCL (the time of such filing, or such later time as stated therein, the “Effective Time”).

3. Cessation of Business Activities.  After the Effective Time, the Company shall not engage in any business activities except to the extent necessary to preserve the value of its assets, wind up its business affairs, and distribute its assets in accordance with this Plan.

4. Continuing Employees and Consultants.  For the purpose of effecting the dissolution of the Company, the Company may hire or retain, at the discretion of the Board, such employees, consultants and advisors as the Board deems necessary or desirable to supervise or facilitate the dissolution and winding up of the Company.

5. Dissolution Process.

From and after the Effective Time, the Company (or any successor entity of the Company) shall proceed, in a timely manner, to liquidate the Company in accordance with the procedures set forth in Sections 280 and 281(a) of the DGCL. In this respect, the Company shall follow the procedures set forth in Section 280 of the DGCL, and in conformity with the requirements of Section 281(a) of the DGCL:

(a) Shall pay the claims made and not rejected in accordance with Section 280(a) of the DGCL;

(b) Shall post the security offered and not rejected pursuant to Section 280(b)(2) of the DGCL;

(c) Shall post any security ordered by the Delaware Court of Chancery in any proceeding under Section 280(c) of the DGCL; and

(d) Shall pay or make provision for all other claims that are mature, known or uncontested or that have been finally determined to be owing by the Company.

Such claims or obligations shall be paid in full and any such provision for payment shall be made in full if there are sufficient assets. If there are insufficient assets, such claims and obligations shall be paid or provided for according to their priority, and, among claims of equal priority, ratably to the extent of assets available therefor. Any remaining assets shall be distributed to the stockholders of the Company in accordance with the provisions of the Company’s Amended and Restated Certificate of Incorporation; provided, however, that such distribution shall not be made before the expiration of 150 days from the date of the last notice of rejections given pursuant to Section 280(a)(3) of the DGCL. In the absence of actual fraud, the judgment of the Board as to the provision made for the payment of all obligations under paragraph (d) of this Section shall be conclusive.

Notwithstanding anything contained herein to the contrary, the Company (or any successor entity of the Company) may opt to dissolve the Company in accordance with the procedures set forth in Section 281(b) of the DGCL.

6. Liquidating Trust.  If deemed necessary, appropriate or desirable by the Board, in its absolute discretion, in furtherance of the liquidation and distribution of the Company’s assets to the stockholders, as a final liquidating distribution or from time to time, the Company may transfer to one or more liquidating trustees, for the benefit of the stockholders (the “Trustees”), under a liquidating trust (the “Trust”), all, or a portion, of the assets of the Company. If assets are transferred to the Trust, each stockholder shall receive an interest (an “Interest”) in the Trust pro rata to its interest in the assets of the Company on that date. All distributions from the Trust will be made pro rata in accordance with the Interests. The Interests shall not be transferable except by operation of law or upon death of the recipient. The Board is hereby authorized to appoint one or more individuals, corporations, partnerships or other persons or entities, or any combination thereof, including, without limitation, any one or more officers, directors, employees, agents or representatives of the Company, to act as the initial Trustee or Trustees for the benefit of the stockholders and to receive any assets of the Company. Any Trustees appointed as provided in the preceding sentence shall succeed to all right, title and interest of the Company of any kind and character with respect to such transferred assets and, to the extent of the assets so transferred and solely in their capacity as Trustees, shall assume all of the liabilities and obligations of the Company, including, without limitation, any unsatisfied claims and unascertained or contingent liabilities. Further, any conveyance of assets to the Trustees shall be deemed to be a distribution of property and assets by the Company to the stockholders. Any such conveyance to the Trustees shall be in trust for the stockholders of the Company. The Company, as authorized by the Board, in its absolute discretion, may enter into a liquidating trust agreement with the Trustees, on such terms and conditions as the Board, in its absolute discretion, may deem necessary, appropriate or desirable. Adoption of this Plan by the holders of the requisite vote of the holders of the outstanding capital stock of the Company shall constitute the approval of the stockholders of any such appointment and any such liquidating trust agreement as their act and as a part hereof as if herein written.

7. Cancellation of Stock.  The distributions to the Company’s stockholders pursuant to Section 5 hereof shall be in complete cancellation of all of the outstanding shares of stock of the Company. From and after the Effective Time, and subject to applicable law, each holder of shares of capital stock of the Company shall cease to have any rights in respect thereof, except the right to receive distributions, if any, pursuant to and in accordance with Section 5(ii) hereof. As a condition to receipt of any distribution to the Company’s stockholders, the Board, in its absolute discretion, may require the Company’s stockholders to (i) surrender their certificates evidencing their shares of stock to the Company, or (ii) furnish the Company with evidence satisfactory to the Board of the loss, theft or destruction of such certificates, together with such surety bond or other security or indemnity as may be required by and satisfactory to the Board. The Company will close its stock transfer books and discontinue recording transfers of shares of stock of the Company at the Effective Time, and thereafter certificates representing shares of stock of the Company will not be assignable or transferable on the books of the Company except by will, intestate succession, or operation of law.

8. Conduct of the Company Following Approval of the Plan.  Under Delaware law, dissolution is effective upon the filing of a certificate of dissolution with the Secretary of State of the State of Delaware or upon such future effective date as may be set forth in the certificate of dissolution. Section 278 of DGCL provides that a dissolved corporation continues to exist for three (3) years after the date of dissolution for purposes of prosecuting and defending suits by or against the corporation and enabling it to settle and close its business and dispose of and convey its remaining assets, but not for the purpose of continuing the business of the corporation as a going concern. A corporation can continue to exist beyond the three (3) year period, if ordered by a court, for the sole purpose of prosecuting or defending any action, suit or proceeding that was brought before or during the three (3) year period after the date of dissolution, until any judgments, orders or decrees are fully executed. The powers of the directors continue during this time period in order to allow them to take the necessary steps to wind-up the affairs of the corporation.

9. Absence of Appraisal Rights.  Under Delaware law, the Company’s stockholders are not entitled to appraisal rights for their shares of capital stock in connection with the transactions contemplated by the Plan.

10. Abandoned Property.  If any distribution to a stockholder cannot be made, whether because the stockholder cannot be located, has not surrendered certificates evidencing the capital stock as required hereunder or for any other reason, the distribution to which such stockholder is entitled shall be transferred, at such time as the final liquidating distribution is made by the Company, to the official of such state or other jurisdiction authorized by applicable law to receive the proceeds of such distribution. The proceeds of such distribution shall thereafter be held solely for the benefit of and for ultimate distribution to such stockholder as the sole equitable owner thereof and shall be treated as abandoned property and escheat to the applicable state or other jurisdiction in accordance with applicable law. In no event shall the proceeds of any such distribution revert to or become the property of the Company.

11. Stockholder Consent to Sale of Assets.  Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the stockholders of the sale, exchange or other disposition in liquidation of all of the property and assets of the Company, whether such sale, exchange or other disposition occurs in one transaction or a series of transactions, and shall constitute ratification of all contracts for sale, exchange or other disposition that are conditioned on adoption of this Plan.

12. Expenses of Dissolution.  In connection with and for the purposes of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay any brokerage, agency, professional and other fees and expenses of persons rendering services to the Company in connection with the collection, sale, exchange or other disposition of the Company’s property and assets and the implementation of this Plan.

13. Compensation.  In connection with and for the purpose of implementing and assuring completion of this Plan, the Company may, in the absolute discretion of the Board, pay the Company’s officers, directors, employees, agents and representatives, or any of them, compensation or additional compensation above their regular compensation, including pursuant to severance and retention agreements, in money or other property, in recognition of the extraordinary efforts they, or any of them, will be required to undertake, or actually undertake, in connection with the implementation of this Plan. Adoption of this Plan by the requisite vote of the outstanding capital stock of the Company shall constitute the approval of the Company’s stockholders of the payment of any such compensation.

14. Indemnification.  The Company shall continue to indemnify its officers, directors, employees, agents and trustee in accordance with its Amended and Restated Certificate of Incorporation, Bylaws, and contractual arrangements as therein or elsewhere provided, the Company’s existing directors’ and officers’ liability insurance policy and applicable law, and such indemnification shall apply to acts or omissions of such persons in connection with the implementation of this Plan and the winding up of the affairs of the Company. The Board is authorized to obtain and maintain insurance as may be necessary to cover the Company’s indemnification obligations.

15. Modification or Abandonment of the Plan.  Notwithstanding authorization or consent to this Plan and the transactions contemplated hereby by the stockholders, the Board may modify, amend or abandon this Plan and the transactions contemplated hereby without further action by the stockholders to the extent not prohibited by the DGCL.

16. Authorization.  The Board is hereby authorized, without further action by the stockholders, to do and perform or cause the officers of the Company, subject to approval of the Board, to do and perform, any and all acts, and to make, execute, deliver or adopt any and all agreements, resolutions, conveyances, certificates and other documents of every kind that are deemed necessary, appropriate or desirable, in the absolute discretion of the Board, to implement this Plan and the transaction contemplated hereby, including, without limiting the foregoing, all filings or acts required by any state or federal law or regulation to wind up its affairs.